AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER , 1998

                                                     REGISTRATION NO. 333-61839
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                AMENDMENT NO. 3

                                       TO


                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                                ---------------
                               ECB BANCORP, INC.
            (Exact name of registrant as specified in its charter)

      NORTH CAROLINA                                    56-2090738
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                        HIGHWAY 264, POST OFFICE BOX 337
                        ENGELHARD, NORTH CAROLINA 27824
                                 (252) 925-9411
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                                ---------------
                             ARTHUR H. KEENEY, III
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ECB BANCORP, INC.
                              POST OFFICE BOX 337
                        ENGELHARD, NORTH CAROLINA 27824
                                (252) 925-9411
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                ---------------
                                   COPY TO:
 WILLIAM R. LATHAN, JR., ESQ.                        GARY C. IVEY, ESQ.
    WARD AND SMITH, P.A.                  PARKER, POE, ADAMS & BERNSTEIN L.L.P.
     1001 COLLEGE COURT                            2500 CHARLOTTE PLAZA
NEW BERN, NORTH CAROLINA 28560              CHARLOTTE, NORTH CAROLINA 28244

     (252) 633-1000                                   (704) 372-9000
                                ---------------
      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PRELIMINARY PROSPECTUS DATED NOVEMBER , 1998
SUBJECT TO COMPLETION



PROSPECTUS


                                 300,000 SHARES


                            [ECB LOGO APPEARS HERE]


                               ECB BANCORP, INC.

                                  COMMON STOCK
     ECB Bancorp, Inc. (the "Company") hereby offers for sale 300,000 shares of its common stock, $3.50 par value (the "Common Stock"), at a price of $14.25 per share (the "Offering"). The Common Stock currently is traded on the Nasdaq Over-the-Counter Bulletin Board (the "Nasdaq Bulletin Board") under the symbol "ECBE," and an application has been made to list the Common Stock on the Nasdaq SmallCap Market (the "Nasdaq SmallCap").

     The Company is a North Carolina corporation that was formed on March 4, 1998, to serve as the bank holding company for The East Carolina Bank (the "Bank"). The Company became the Bank's parent company on July 22, 1998.


     SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DESCRIPTION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                                ---------------
THESE SECURITIES ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                          OTHER GOVERNMENTAL AGENCY.

                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.


                                ---------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       PRICE TO     UNDERWRITING DISCOUNTS    PROCEEDS TO
                        PUBLIC         AND COMMISSION(1)       ISSUER(2)
Per share .........   $    14.25           $   1.07           $    13.18
Total(3) ..........   $4,275,000           $320,625           $3,954,375

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting Offering expenses estimated at $225,000, all of which are payable by the Company. See "Use of Proceeds."
(3) The Company has granted to the Underwriter a 30-day option to purchase up to 45,000 additional shares of the Common Stock at the price to the public, less underwriting discount, solely to cover over-allotments, if any. If all of such shares of Common Stock are purchased, the total price to the public, underwriting discount and proceeds to the Company will be $4,916,250, $368,719 and $4,547,531, respectively. See "Underwriting."

     The shares of Common Stock are offered by the Underwriter, subject to prior sale, receipt and acceptance by it, and subject to the right of the Underwriter to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about      , 1998.


                   [INTERSTATE/JOHNSON LANE LOGO APPEARS HERE]


                                   CORPORATION


                  The date of this Prospectus is      , 1998.

                            [ECB LOGO APPEARS HERE]



                               ECB BANCORP, INC.

                                  MARKET AREA


                  [MAP APPEARS BELOW OF EASTERN NORTH CAROLINA
                  DEPICTING THE ECB BANCORP, INC. MARKET AREA]


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMPANY'S COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THIS OFFERING. IN ADDITION, IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER ALSO MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY
     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE HEREIN. WHENEVER USED IN THIS PROSPECTUS, THE TERM "BANK" SHALL REFER TO THE EAST CAROLINA BANK, AND THE TERM "COMPANY" SHALL REFER TO ECB BANCORP, INC. OR, IF THE CONTEXT SHALL SO REQUIRE, THE COMPANY AND THE BANK ON A CONSOLIDATED BASIS. PROSPECTIVE INVESTORS ALSO SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH HEREIN UNDER "RISK FACTORS."


                                  THE COMPANY
GENERAL

     ECB Bancorp, Inc. (the "Company") is a bank holding company headquartered in Engelhard, North Carolina. The Company's wholly-owned subsidiary, The East Carolina Bank (the "Bank"), was founded in 1919 as an eastern North Carolina community bank. The Bank offers commercial and consumer banking services through its 15 full-service offices in six counties. The Bank's primary markets are located in the east central and northeastern portions of North Carolina and along North Carolina's Outer Banks, and are divided into three regions: the Central Region, the Western Region and the Outer Banks Region. As of June 30, 1998, the Company had total consolidated assets of approximately $199.1 million, total consolidated deposits of approximately $180.8 million and total consolidated shareholders' equity of approximately $16.7 million.

     Following the hiring of its current President and Chief Executive Officer, Arthur H. Keeney, III, in the fall of 1995, the Bank's Board of Directors engaged a consultant to assist the Board and the Bank's senior management team in designing and implementing a five-year strategic plan to enhance shareholder value and expand the Bank's franchise. The plan, adopted in early 1996, focused the efforts of the Board and the management team on increased profitability, the development of new products and services and the addition of select DE NOVO branches in key markets. From December 31, 1995 to June 30, 1998, the Bank's assets, loans and deposits have increased by 20.4%, 38.6% and 20.2%, respectively. During January 1998, in an effort to improve the liquidity and increase the trading volume in the Bank's common stock, the Bank applied for and received listing of the stock on the Nasdaq Bulletin Board. In addition, the Bank's Board of Directors approved the formation of the Company to serve as the Bank's holding company (the "Reorganization") and a three-for-one split of the Bank's common stock, each of which was effected on July 22, 1998. Management believes that the Company is taking the appropriate steps to establish a platform for future growth.


BUSINESS STRATEGY

     The Company's business strategy is to expand the Bank's franchise by focusing on community-oriented banking via localized lending, core deposit funding, conservative balance sheet management and stable growth. The primary elements of this strategy are to:

   o provide community-oriented banking services through the Bank, with a focus on offering a variety of financial services targeted toward individuals and small- and medium-sized businesses within the communities served by the Bank;

   o increase profitability and maintain appropriate core financial ratios while also maintaining above-average credit quality measurements;

   o seek opportunities to further penetrate its existing banking markets and expand its current markets through increasing the market share of existing branches, DE NOVO branching, acquisitions of other financial institutions or offices of such other institutions, and acquisitions of non-bank providers of financial services; and

   o invest in both people and technology as necessary to remain competitive with the larger banking organizations in its markets from a product delivery and customer service standpoint.


ADDITIONAL INFORMATION

     The Company's principal executive offices are the same as those of the Bank and are located on Highway 264 in Engelhard, North Carolina. The Company's mailing address is Post Office Box 337, Engelhard, North Carolina 27824, and its telephone number is (252) 925-9411.

     For additional information regarding the Company and its financial condition and results of operations, see "Capitalization," "Selected Consolidated Financial Data and Other Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Supervision, Regulation and Other Matters," "Management," "Beneficial Ownership of Common Stock," "Management Compensation," "Certain Relationships and Related Transactions," "Description of Capital Stock," "Available Information," "Index to Consolidated Financial Statements," "ECB Bancorp, Inc. and Subsidiary Supplemental Consolidated Financial Statements" and "The East Carolina Bank and Subsidiaries Consolidated Financial Statements."

                                 THE OFFERING

Common Stock....................   300,000 shares of Common Stock are being
                                   offered for sale by the Underwriter to the public at a price per share of $14.25. See
                                   "Description of Capital Stock" and
                                   "Underwriting." The Company has granted to the Underwriter a 30-day option to purchase up to 45,000 additional shares of the Common
                                   Stock at that price, less underwriting
                                   discounts. The Underwriter may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock in the Offering. If purchased, the Underwriter will offer such additional shares on the same terms as those on which the 300,000 shares are being offered. The
                                   Offering will terminate on or before December
                                   31, 1998.

Market for Common Stock.........   The Common Stock is currently traded on the
                                   Nasdaq Bulletin Board under the symbol
                                   "ECBE," and an application has been made to list the Common Stock on the Nasdaq SmallCap.
                                   See "Market Price of Common Stock." There can be no assurance that the Nasdaq SmallCap application will be approved. See "Risk
                                   Factors -- Absence of Trading Market."

Common Stock Outstanding after
 the Offering....................  2,080,254 shares (2,125,254 shares if the
                                   Underwriter's over-allotment option is
                                   exercised). The shares sold in the Offering will be approximately 14.4% of the Company's total outstanding shares (16.2% if the Underwriter's over-allotment option is exercised).

Use of Proceeds.................   All of the net proceeds received by the
                                   Company from the Offering will be transferred by the Company to the Bank in the form of contributions of additional capital and will be used by the Bank as additional funding to support its internal growth of earning assets and deposits. Portions of such additional capital also may be used by the Bank in the future for other general corporate purposes, including without limitation the financing of possible DE NOVO branches, acquisitions of other financial institutions or their assets and related liabilities (including acquisitions of branch offices of other financial institutions) or of non-bank providers of financial or other services and the continued expansion and upgrade of the Bank's products, systems and operations. See
                                   "Use of Proceeds."

                                 RISK FACTORS
     An investment in the Common Stock will involve certain risks that should be considered before subscribing for any Common Stock. See "Risk Factors."
                                ---------------
     INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD LOOKING TERMINOLOGY, SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. SEE "FORWARD LOOKING STATEMENTS." THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD LOOKING STATEMENTS.

           SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION



                                              AS OF AND FOR THE SIX
                                            MONTHS ENDED JUNE 30(1),
                                           ---------------------------
                                                1998          1997
                                           ------------- -------------
                                                   (UNAUDITED)
                                             (DOLLARS IN THOUSANDS,
                                            EXCEPT FOR PER SHARE DATA
                                                   AND RATIOS)
   INCOME STATEMENT DATA:
   Net interest income ...................   $   4,492     $   3,968
   Provision for loan losses .............         120           210
   Non-interest income ...................         942           919
   Non-interest expense ..................       4,142         3,453
   Net income ............................         902           869
   BALANCE SHEET DATA:
   Assets ................................   $ 199,110     $ 186,777
   Loans .................................     130,964       121,621
   Allowance for loan losses .............       2,690         2,546
   Deposits ..............................     180,818       170,117
   Shareholders' equity ..................      16,679        15,140
   PER COMMON SHARE DATA(2):
   Net income, basic and diluted(3) ......   $    0.51      $   0.49
   Cash dividends declared ...............          --            --
   Book value ............................        9.37          8.50
   OTHER DATA:
   Branch offices ........................          15            13
   Full-time equivalent employees ........         138           136
   PERFORMANCE RATIOS(4):
   Return on average assets ..............        0.96%         1.00%
   Return on average equity ..............       11.16         11.87
   Net interest margin (taxable
    equivalent) ..........................        5.04          5.12
   Dividend payout .......................          --            --
   Efficiency(5) .........................       73.69         69.00
   ASSET QUALITY RATIOS:
   Allowance for loan losses to
    period end loans .....................        2.05%         2.09%
   Allowance for loan losses to period
    end non-performing loans .............      252.11        130.63
   Net charge-offs to average loans ......        0.07          0.05
   Non-performing assets to period end
    loans and real estate acquired in
    settlement of loans ..................        0.81          1.60
   CAPITAL AND LIQUIDITY RATIOS:
   Average equity to average assets ......        8.64%         8.38%
   Leverage ..............................        8.73          8.32
   Tier 1 risk-based .....................       12.00         12.11
   Total risk-based ......................       13.26         13.37
   Average loans to average deposits .....       73.46         73.50

                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31(1),
                                           ---------------------------------------------------------------------
                                                1997          1996          1995          1994          1993
                                           ------------- ------------- ------------- ------------- -------------
                                               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND RATIOS)
   INCOME STATEMENT DATA:
   Net interest income ...................   $   8,275     $   7,373     $   6,588     $   6,350     $   5,813
   Provision for loan losses .............         354           497           515           397           549
   Non-interest income ...................       1,946         1,718         1,670         1,581         1,474
   Non-interest expense ..................       7,544         6,785         6,168         5,787         5,563
   Net income ............................       1,673         1,334           912         1,247           905
   BALANCE SHEET DATA:
   Assets ................................   $ 188,228     $ 167,218     $ 165,408     $ 153,553     $ 153,448
   Loans .................................     121,209       112,656        94,489        85,997        79,737
   Allowance for loan losses .............       2,660         2,400         1,950         1,900         1,600
   Deposits ..............................     170,909       151,336       150,436       141,044       141,137
   Shareholders' equity ..................      15,713        14,250        13,427        11,904        11,724
   PER COMMON SHARE DATA(2):
   Net income, basic and diluted(3) ......   $   0.94      $   0.75      $   0.51      $   0.70      $   0.51
   Cash dividends declared ...............       0.23          0.21          0.20          0.19          0.18
   Book value ............................       8.83          8.00          7.54          6.69          6.59
   OTHER DATA:
   Branch offices ........................         15            13            12            12            12
   Full-time equivalent employees ........        140           130           117           113           115
   PERFORMANCE RATIOS(4):
   Return on average assets ..............       0.93%         0.80%         0.74%         0.82%         0.61%
   Return on average equity ..............      11.07          9.55          9.16         10.37          7.80
   Net interest margin (taxable
    equivalent) ..........................       5.19          5.06          4.65          4.80          4.51
   Dividend payout .......................      24.47         28.00         29.85         27.14         35.29
   Efficiency(5) .........................      71.95         72.69         72.57         70.87         74.15
   ASSET QUALITY RATIOS:
   Allowance for loan losses to
    period end loans .....................       2.19%         2.13%         2.06%         2.21%         2.01%
   Allowance for loan losses to period
    end non-performing loans .............     134.01        175.57        122.95        121.41         58.14
   Net charge-offs to average loans ......       0.08          0.05          0.50          0.12          0.53
   Non-performing assets to period end
    loans and real estate acquired in
    settlement of loans ..................       1.91          1.21          1.99          2.13          3.98
   CAPITAL AND LIQUIDITY RATIOS:
   Average equity to average assets ......       8.37%         8.42%         8.04%         7.93%         7.83%
   Leverage ..............................       8.53          8.53          8.16          8.33          7.92
   Tier 1 risk-based .....................      12.40         12.49         12.29         12.55         12.43
   Total risk-based ......................      13.66         13.75         13.54         13.80         13.68
   Average loans to average deposits .....      71.90         69.17         63.26         60.10         57.77

---------
(1) The Company was incorporated on March 4, 1998, and became the parent company of the Bank on July 22, 1998, upon consummation of the Reorganization. The above table reflects the Reorganization that was consummated and became effective on the dates and during the periods indicated.
(2) All per share numbers have been restated retroactively to reflect the effect of the three-for-one stock split which became effective on July 22, 1998.
(3) For the periods presented, there were no dilutive securities.
(4) Calculations for the year ended December 31, 1995 are based on income before a non-recurring charge for the cumulative effect of a change in accounting for postretirement benefits of $279,000, net of income taxes.
(5) Computed by dividing non-interest expense by the sum of taxable equivalent net interest income and non-interest income.

                                 RISK FACTORS

     AN INVESTMENT IN SHARES OF COMMON STOCK WILL INVOLVE A SIGNIFICANT DEGREE OF RISK. ACCORDINGLY, EACH PROSPECTIVE INVESTOR, BEFORE PLACING AN ORDER FOR ANY SHARES OF COMMON STOCK, SHOULD CAREFULLY READ THIS PROSPECTUS IN ITS ENTIRETY AND SHOULD CONSIDER THE FOLLOWING RISKS AND SPECULATIVE FEATURES INHERENT IN AND AFFECTING THIS OFFERING AND THE BUSINESS PROPOSED TO BE CARRIED ON BY THE COMPANY, AS WELL AS GENERAL INVESTMENT RISKS. AN INVESTMENT IN COMMON STOCK SHOULD BE UNDERTAKEN ONLY BY PERSONS WHO CAN AFFORD AN INVESTMENT INVOLVING SUCH RISKS.


DEPENDENCE ON REGIONAL AND LOCAL ECONOMIES

     Consistent with the Bank's community banking philosophy, a majority of its depositors are located in and doing business within its banking markets, and the Bank lends a substantial portion of its capital and deposits to individual and commercial borrowers in its banking markets. Accordingly, the local economies of these areas have a direct impact on the ability of the Bank to generate deposits to support loan growth, the demand for loans, the ability of residents who are borrowers from the Bank to repay loans, the value of collateral securing such loans (particularly loans secured by real estate) and the Bank's ability to collect, liquidate and restructure problem loans. Should the economy of any of the Bank's banking markets be adversely affected by a general economic downturn or by other specific events or trends, the resulting economic impact could have a direct adverse effect on the Bank and its operating results. See "Business -- The Bank."


     Approximately 43% and 51%, respectively, of the Bank's outstanding loan and deposit balances are attributed to its branch offices located along North Carolina's Outer Banks. The economy of this area is seasonal and is based primarily on the tourist industry and construction and sale of resort real estate and vacation homes, each of which is substantially dependent on the general state of the economy. In particular, the tourist industry and the economy of the Outer Banks region can be significantly affected by weather events, including hurricanes and other coastal storms which can reduce revenues derived from tourism, erode shorelines and damage or destroy vacation homes, businesses and infrastructure. Future adverse economic conditions or other developments or events (such as a major hurricane) specifically affecting the Outer Banks region, or affecting North Carolina or the country in general, could have a material adverse impact on these industries and the economy of the Outer Banks and, thereby, have an adverse effect on the Bank's business in that region.


     Approximately 17% of the Bank's loans at June 30, 1998 were made for a purpose related to crop production (primarily corn, soybeans and vegetables) or other agricultural activities (such as the acquisition of related equipment or farmland). Adverse conditions or events (such as a drought or a general decrease in prices for which specific crops can be sold) could have a material adverse impact on the agricultural industry in the Bank's geographic markets and, thereby, have an adverse effect on the Bank's business in that region.

     The Bank currently has no loans made for the purpose of tobacco or livestock production, and its loans directly related to commercial fishing are limited. However, the tobacco, livestock, commercial fishing and related seafood industries contribute significantly to the economy of eastern North Carolina, including certain of the eastern North Carolina counties in which the Bank operates. For several decades, tobacco has come under increasing criticism for potential health risks, and the swine industry has come under increasing criticism for the perceived adverse environmental impact of livestock operations. The commercial fishing and related seafood industries are threatened by declining catches and the increasing threat of pollution in North Carolina's coastal waters and the resulting closures of fishing grounds. Adverse events or trends relating to these industries could have a general adverse effect on the economy of the counties in which the Bank operates and, thereby, have an adverse effect on the Bank's business.


FLUCTUATIONS IN OPERATING PERFORMANCE

     The Bank's operating results can fluctuate substantially from period to period as a result of a number of factors, including the volume of loan production, changes in interest rates, credit losses, the seasonality of the economy in the Outer Banks region of North Carolina, and changes in the economy in general, including the local economy in the Bank's market areas. In particular, the Bank's results are strongly influenced by its ability to generate loan production, which is influenced by the interest rate environment and other economic factors. Accordingly, while the Bank's expenses (particularly its overhead expenses) will, to a great extent, be fixed, its revenues may fluctuate substantially from period to period for reasons beyond its control.


INTEREST RATE RISK

     Changes in interest rates can have differing effects on various aspects of the Bank's business, particularly on its net interest income. The Bank's profitability is dependent to a large extent on its net interest income, which is the difference between its income on interest-earning assets and its expense on interest-bearing liabilities. The Bank, like most financial institutions, is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises in part from the mismatch (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing interest-earning assets and interest-bearing liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More interest-earning assets than interest-bearing liabilities repricing or maturing over a given time period is considered asset-sensitive and is reflected as a positive gap, and more liabilities than assets repricing or maturing over a given time period is considered liability-sensitive and is reflected as a negative gap. A liability-sensitive position (i.e., a negative gap) may generally enhance net interest income in a falling interest rate environment and reduce net interest income in a rising interest rate environment, while an asset-sensitive position (i.e., a positive gap) may generally enhance net interest income in a rising interest rate environment and will reduce net interest income in a falling interest rate environment. The Bank's ability to manage its gap position determines to a great extent its ability to operate profitably. However, fluctuations in interest rates are not predictable or controllable, and there is no assurance that management of the Bank will continue to be able to manage the Bank's gap position in a manner that will allow the Bank to remain profitable.

     At December 31, 1997, the Company had a negative one-year cumulative interest sensitivity gap of 30.5%, which means that, during a one-year period, interest bearing liabilities will reprice at a faster rate than interest earning assets, and a falling rate environment will generally have a positive effect on the Bank's earnings, while a rising rate environment will generally have a negative effect on the Bank's earnings. As of the same date, the Bank's total cumulative interest sensitivity gap was a positive 19.8%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


CREDIT RISK

     While management of the Bank employs underwriting procedures and criteria designed to minimize delinquencies and loan losses, the nature of lending is such that there is no assurance all borrowers will repay their loans. Regardless of the underwriting criteria used by the Bank, losses likely will be experienced as a result of various factors beyond the Bank's control, including, among other things, changes in market, economic or personal conditions affecting the value of properties, fluctuations in interest rates and the abilities of borrowers to repay. The Bank establishes an allowance for possible loan losses which is maintained at a level considered adequate by its Board of Directors based on various factors, including an analysis of the risk characteristics of various classifications of loans, previous loan loss experience, specific loans which have loan loss potential, delinquency trends, estimated fair value of underlying collateral, current economic conditions, the views of the Bank's regulators (who have the authority to require additional reserves), and geographic and industry loan concentrations. If delinquency levels increase in the future as a result of adverse general economic conditions or other factors, there is no assurance that the Bank's allowance for loan losses will be adequate to cover resulting losses, and any losses that are charged to the allowance will result in the requirement that the Bank set aside additional funds to the allowance which will be charged against its net income.


REAL ESTATE LENDING

     At June 30, 1998, approximately 55% of the Bank's loan portfolio consisted of loans secured by first or junior liens on real estate, approximately 75% of which were made for purposes related to the real estate collateral (including loans made to individuals and businesses for the purchase and improvement of, or investment in, real estate, including construction loans to individuals and builders). While substantially all the Bank's real estate loans are secured primarily by real estate located in its geographic markets which is owner occupied or operated (whether commercial or residential real estate), future events or circumstances that adversely affect real estate values in the Bank's geographic markets could have an adverse effect on the value of the collateral securing the Bank's real estate loans and, in the event of nonpayment, the Bank's ability to collect fully certain loans through foreclosure or the resale of foreclosed real estate.


COMPETITION

     Commercial banking in the Bank's banking markets and in North Carolina as a whole is extremely competitive. North Carolina is the home of three of the largest commercial banks in the Southeast, each of which has branches located in the Bank's Western and Outer Banks Regions, and 14 other commercial banks, thrift institutions and credit unions also are represented in the Bank's market areas. Many of the Bank's competitors have greater resources, broader geographic markets and higher lending limits than the Bank, and they can offer more products and services and better afford and make more effective use of media advertising, support services and electronic technology than can the Bank. The Bank depends on its reputation as a community bank in its local markets, its direct customer contact, its ability to make credit and other business decisions locally, and its personalized service to counter these competitive disadvantages. Additionally, with the elimination of restrictions on interstate banking, a North Carolina commercial bank may be required to compete not only with other

North Carolina financial institutions, but also with out-of-state financial institutions which may acquire North Carolina institutions and are able to conduct certain specific financial services across state lines, thereby adding to the competitive atmosphere of the industry in general. In terms of assets, the Bank is one of the smaller commercial banks in North Carolina, and there is no assurance that the Bank will be or continue as an effective competitor in the current financial services environment. See "Business -- Competition."


POTENTIAL RISKS ASSOCIATED WITH ACQUISITIONS AND DE NOVO BRANCHING

     In the future, the Company may expand its business through selective acquisition of other financial institutions, existing branch offices of other financial institutions or other providers of financial services. However, there can be no assurance that the Company will be able to negotiate successfully, finance or consummate, or if consummated, integrate successfully, any such future acquisitions or that the Company will not incur disruption and unexpected expenses in connection with any such transactions. Although the Company currently has no agreements or understandings, either written or oral, with respect to any acquisition, in the future the Company will evaluate opportunities to effect acquisitions that would complement or expand the Company's business. In evaluating acquisition opportunities, the Company will compete with other potential bidders, many of which have greater financial and operational resources. Furthermore, the process of evaluating and negotiating an acquisition transaction, and of integrating an acquired entity or branch office, could divert management time and resources; and, any acquisition may expose the Company to losses resulting from liabilities of the acquired entity. There can be no assurance that any given acquisition that is consummated will not have a material adverse effect on the Company's business, results of operations or financial condition.

     In pursuing its growth strategy, the Bank may expand its presence into new geographic markets through DE NOVO branching. Due to the personnel and fixed assets costs associated with a DE NOVO branch, any such branch offices established by the Bank in a new banking market likely would operate at a loss for a period of time until a sufficient base of business could be established to operate profitably. Also, when entering new markets, the Bank likely would be faced with competitors having greater knowledge of those new local markets, and the Bank will need to hire or have in place, and would be reliant upon, well trained local managers who have local affiliations and to whom it would be necessary for the Bank to give significant autonomy. There can be no assurance that any DE NOVO branch office established by the Bank would not, for some period of time, operate at a loss and have an adverse affect on the Bank's earnings, that the Bank would be able to hire managers who could successfully operate any such branch offices, or that the Bank would become an effective competitor in any such new banking market. See "Business -- Business Strategy."



MANAGEMENT DISCRETION REGARDING USE OF PROCEEDS

     All of the net Offering proceeds received by the Company will be transferred by the Company to the Bank in the form of a contribution of additional capital and will serve as additional funding to support growth in its earning assets and deposits. However, the net proceeds will become a part of the general funds of the Bank, and management will have substantial discretion as to how those funds are applied in the future. Portions of the net proceeds from the Offering may be used by the Bank in the future for various general corporate purposes, including without limitation the financing of possible DE NOVO branches, acquisitions of other financial institutions or their assets and related liabilities (including acquisitions of branch offices of other financial institutions) or of non-bank providers of financial or other services and the continued expansion and upgrade of the Bank's products, systems and operations. See "Use of Proceeds."


POSSIBLE NEED FOR ADDITIONAL CAPITAL

     Management of the Company believes that the net proceeds from the Offering will provide adequate additional capital to fund anticipated growth and sustain the Company's and the Bank's operations for one to three years. See "Use of Proceeds" and "Capitalization." At June 30, 1998, the Bank's regulatory capital ratios were such as to qualify it as a "well capitalized" bank. See "Supervision, Regulation and Other Matters -- Capital Adequacy" and " -- Prompt Corrective Action." However, no assurance can be given that, in the future, the Company will not seek additional capital by offering and selling additional shares of Common Stock in order to fund additional growth in the Bank's operations or to satisfy regulatory requirements. If it becomes necessary to raise additional capital to support the Company's and the Bank's operations, there is no assurance that additional capital will be available to the Company, that additional capital can be obtained on terms favorable to the Company, or that the price at which additional shares of Common Stock may be offered in the future will not be less than the purchase price of shares in this Offering. The effect on existing shareholders of any such future sales of additional shares of Common Stock cannot presently be determined, and such sales could have a dilutive effect on the interests of investors who purchase Common Stock in this Offering.

DEPENDENCE ON KEY PERSONNEL

     The Company and the Bank are highly dependent on the services and performance of their executive officers. Smaller banks located in the more sparsely populated areas of North Carolina have found it more difficult to attract experienced management personnel than is the case with banks located in metropolitan regions. Therefore, the loss of the services of any of the Company's and the Bank's officers who leave the employ of the Company and the Bank or who otherwise unexpectedly become unavailable, or the failure of such officers to perform satisfactorily, could have a material adverse effect on the Company and the Bank and their operating results. See "Management -- Executive Officers."


ABSENCE OF TRADING MARKET

     The Common Stock currently is listed for trading on the Nasdaq Bulletin Board, and an application has been made to list the Common Stock on the Nasdaq SmallCap. However, there currently is not an active trading market for the Common Stock, there is no assurance that the Company's listing application will be approved, and it is not likely that there will be an active trading market in the near future. In order for the Common Stock to be approved for listing on the Nasdaq SmallCap, there must be at least three market makers for such stock. While the Company currently has three market makers, there can be no assurance that, in the future, a sufficient number of market makers will be maintained, or that other criteria required by the Nasdaq SmallCap will continue to be met, in order for the Common Stock to continue to be traded on the Nasdaq SmallCap. In the event that the Common Stock is not approved for listing on Nasdaq SmallCap, or is approved but subsequently delisted, the Common Stock likely would continue to be listed, or would return to listing, on the Nasdaq Bulletin Board. Continued listing, or a return to listing, of the Common Stock on the Nasdaq Bulletin Board could impair the liquidity of the Common Stock due to several factors, including increased difficulty in obtaining quotations of the market price of the Common Stock, delays in the timing of transactions and a reduction in security analysts' and the news media's coverage of the Company. Also, a public trading market for the stock of any issuer, including the Company, having the desirable characteristics of depth, liquidity and orderliness, depends upon, among other things, the presence in the marketplace of both willing buyers and willing sellers of that stock at any given time, as well as the activity of market makers for the stock. The presence of buyers and sellers in numbers sufficient to create an active market in the Common Stock in the future will be dependent upon the individual decisions of persons who may wish to buy or sell such stock, which decisions the Company will not be able to control. Therefore, there is no assurance that investors will be able to resell their shares of Common Stock if they need to liquidate their investments to meet unexpected financial needs, and investors should consider the illiquid nature of their investments and be prepared and financially able to hold any shares they purchase for an indefinite period of time. See "Market Price of Common Stock."


YEAR 2000 ISSUE

     Banks are heavily dependent on complex computer systems for all phases of their operations. The year 2000 issue common to most corporations concerns the inability of certain software and databases to recognize date-sensitive information beginning on January 1, 2000. If not corrected, this problem could result in a disruption to the operations of financial institutions, which are particularly sensitive to such disruptions. The Bank maintains its own data processing function, but it is dependent on third-party vendors for its software systems and support. As a result, the Bank is dependent on the efforts of those vendors to insure that their data processing systems accommodate year 2000 information. Additionally, the Bank could be adversely affected by year 2000 problems experienced by others (including its customers, vendors, customers' vendors, correspondent banks, government agencies, and by the financial services industry in general) over which it has no control. The Bank has retained consultants to assist it in surveying its data processing systems and has developed and currently is implementing a program to make and test modifications necessary to accommodate year 2000 information. The Bank also is attempting to determine the extent to which its vendors and certain of its customers have taken similar steps to modify their own systems and software, and, in conjunction with its loan underwriting and credit review processes and otherwise, it is attempting to educate its customers with respect to potential year 2000 issues. However, no assurances can be given that the Company and the Bank will not be adversely affected by year 2000 problems relating to its own systems or those of third parties, and those problems could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issue" for a description of the Company's plan to address the year 2000 issue.


DEVELOPMENTS IN TECHNOLOGY

     The market for financial services, including banking services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking, debit cards and so-called "smart" cards, and the Bank's ability to compete successfully in its banking markets may depend on the extent to which it is able to offer new services that are dependent on technology, or to integrate such technological changes into its operations. The Bank provides its own data processing function rather than using the services of a service bureau or other third-party provider of those services. The Bank's small size and limited resources may make it impractical or impossible for it to keep pace with its competitors, and the upgrading of data processing and operating systems in response to future advances in technology may require the Bank to incur substantial expenses that would adversely affect its operating results.


DIVIDEND POLICY; RELIANCE ON DIVIDENDS FROM THE BANK

     All of the Company's consolidated operating assets are owned by the Bank, and the Company currently has no separate assets. Further, the Company will rely primarily on dividends from the Bank to meet its separate obligations and for payment of dividends on the Common Stock. The payment of dividends by the Bank to the Company is subject to certain legal and regulatory limitations (including the requirement that the Bank's equity capital be maintained at certain minimum levels), is subject to ongoing review by banking regulators and, under certain circumstances, may require prior approval by banking regulatory authorities. At June 30, 1998, approximately $4.4 million was available for payment of dividends by the Bank to the Company without affecting the Bank's current classification as a "well capitalized" bank under federal bank regulatory capital guidelines and without regulatory approval. However, no assurance can be given that the Bank will have funds available to pay dividends to the Company at any particular time in the future. See "Dividends" and "Supervision, Regulation and Other Matters -- Payment of Dividends." The Bank also is subject to certain restrictions under federal law on extensions of credit to, and certain other transactions with, the Company, and on investments in the stock or other securities thereof. Such restrictions prevent the Company from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans or other transactions and investments by the Bank are generally limited in amount as to the Company to 10% of the Bank's capital and surplus.

     The payment of dividends by either the Company or the Bank in the future will be subject to their respective Board of Directors' evaluation of operating results, financial condition, future growth plans, general business conditions, and to tax and other relevant considerations. Management of the Company expects that its board of directors will declare and pay cash dividends on the Common Stock in a manner similar to the practices of the Bank's Board of Directors in effect prior to the Reorganization. However, there is no assurance that, in the future, any dividends will be declared and paid by the Company or, if declared, what the amount of such dividends will be or that any such dividends will be regularly declared and paid. See "Dividends," "Supervision, Regulation and Other Matters" and "Description of Capital Stock -- Dividends."


RISK OF CLAIMS; ENVIRONMENTAL MATTERS

     In the ordinary course of its business, the Bank may become subject to claims made against it by borrowers arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, errors and omissions of employees, officers and agents of the Bank, incomplete or inaccurate loan documentation or disclosure, and failures by the Bank to comply with various laws and regulations applicable to its business. Relying as it does on employee interaction with customers, the Bank may encounter circumstances where employees knowingly or unknowingly violate laws or regulations without the knowledge of management, in which case the Bank may be liable for these acts. While management of the Bank is not aware of any material pending or threatened claims against the Bank relating to such matters, any such claims that are asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Bank's results of operations and financial condition.

     In the course of its business, through the foreclosure process the Bank from time to time acquires properties securing loans that are in default. Therefore, there is a risk that the Bank could be required to investigate and clean up hazardous or toxic substances or chemical releases at such properties after their acquisition and may be held liable to a governmental entity or to third-parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. To date, the Bank has not been required to perform any investigation or cleanup activities of any material nature. No assurance can be given, however, that this will remain the case in the future.


SUPERVISION AND REGULATION; GOVERNMENT MONETARY POLICY

     The Bank operates in a highly regulated environment and is subject to supervision by various governmental agencies, changes in state and federal regulations and governmental policy, and to the monetary and fiscal policies of various regulatory authorities, all of which have a significant effect on the Bank and its operating results. Future changes in governmental economic and monetary policies may affect the ability of the Bank to attract deposits and to make loans. The rates of interest payable on deposits and chargeable on loans are affected by governmental regulation and fiscal policy as well as by national, state and local economic conditions. See "Supervision, Regulation and Other Matters."

DETERMINATION OF OFFERING PRICE

     Since the Company's Common Stock was issued and began trading on the Nasdaq Bulletin Board on July 22, 1998, there has been minimal trading activity and, although trading prices are reported, those prices are not necessarily indicative of the Company's true enterprise value. Therefore, the Company and the Underwriter regard the Offering to be essentially the equivalent of an initial public offering. The purchase price of the Company's Common Stock was determined through negotiations between the Company and the Underwriter based on recent market prices of shares of similar companies in relation to their earnings and other financial measures. There is no assurance that investors will be able to resell their shares of Common Stock at any time in the future for a price per share that is equal to or more than the purchase price in this Offering.


MANAGEMENT OWNERSHIP OF STOCK

     The Company's directors and executive officers collectively own an aggregate of 613,038 shares of the Company's outstanding Common Stock (34.4% of total outstanding shares), and they may purchase additional shares of the Common Stock in the Offering for their own investment purposes. Because of their relatively large percentage ownership of the Company's outstanding shares, in matters submitted to a vote of the Company's shareholders it could be difficult for any group of other shareholders of the Company to defeat a proposal favored by Company management (including the election of one or more of the Company's directors) or to approve a proposal opposed by management. See "Beneficial Ownership of Common Stock."


RESALES OF STOCK BY MANAGEMENT

     The Company's directors and executive officers collectively own an aggregate of 613,038 shares of the Company's outstanding Common Stock (34.4% of total outstanding shares), and they may purchase additional shares of the Common Stock in the Offering for their own investment purposes. A corporation's directors, executive officers, principal shareholders and other persons who may be deemed to "control" the corporation ("Control Persons") generally are subject to certain restrictions on their sale of shares of the corporation's equity securities held by them and certain of their related interests ("Control Shares"). Control Shares may only be sold pursuant to an effective registration statement filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933 (the "Securities Act") or pursuant to an available exemption from the registration requirements of the Securities Act. Rule 144 promulgated by the Commission under the Securities Act is the exemption from registration most commonly utilized by Control Persons to sell Control Shares. In the case of the shares of the Company's Common Stock held by its Control Persons (including shares purchased in the Offering), Rule 144 generally will permit sales, subject to certain conditions but without any holding period, up to a limit of 1% of the Company's total outstanding shares during any three-month period. The Company's directors and executive officers have agreed with the Underwriter that, for a period of 90 days following consummation of the Offering, they will not sell any shares of Common Stock owned by them. See "Underwriting." However, following the end of that period, there will be no significant restrictions on the sale of any shares of the Company's Common Stock held by its Control Persons except as provided in Rule
144. With the exception of shares held by its Control Persons, none of the Company's Common Stock that is currently outstanding or that will be issued in connection with the Offering are or will be subject to any sale restrictions. Sales of shares of Common Stock following the Offering, including sales by the Company's Control Persons, could have an adverse affect on the market price of the Common Stock and, thus, the price at which an investor could resell the shares he or she purchases in the Offering. See "Beneficial Ownership of Common Stock."

                                USE OF PROCEEDS

     The net proceeds from the Offering are expected to be approximately $3,729,375 (or $4,322,531 if the Underwriter's over-allotment option is exercised in full), after deductions for the Underwriter's discount and estimated Offering expenses which are estimated will be an aggregate of approximately $545,625 (or $593,719 if the Underwriter's over-allotment option is exercised in full). The amount of net proceeds actually received could be more or less than the amounts estimated above, depending on the amounts of expenses actually incurred in the Offering.

     All of the net Offering proceeds received by the Company will be transferred by the Company to the Bank in the form of a contribution of additional capital and will serve as additional funding to support growth in its earning assets and deposits. The Company and the Bank currently are considered to be "well capitalized" under applicable bank regulatory guidelines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources" and "Supervision, Regulation and Other Matters -- Capital Adequacy." However, the Company's business strategy contemplates that it will seek to take advantage of appropriate opportunities to further penetrate its existing markets and expand its markets. See "Business -- Business Strategy." Continued growth in the Bank's assets and liabilities (whether generated internally, through DE NOVO branching or through acquisition of the assets of other financial institutions or non-bank providers of financial or other services) naturally will reduce the Company's and the Bank's capital ratios unless the amount of their capital also is increased. The net proceeds from the Offering will augment their current capital and future retained earnings to support such growth. By engaging in the Offering at the present time, the Company chose to seek additional capital before specific uses for the net proceeds had been identified and before such proceeds otherwise were actually required to sustain its operations, and to take advantage of the increased awareness of the Company and the Bank that resulted from the Bank's three-for-one stock split and Reorganization that became effective during July 1998. Additionally, management of the Company is hopeful that the issuance of additional shares will reinforce its efforts to improve the liquidity in the Common Stock and thereby enhance the Company's access to the capital markets. See "Business -- General" and " -- Bank Holding Company Reorganization."

     Portions of the net proceeds from the Offering may be used by the Bank in the future for general corporate purposes, including without limitation the financing of possible DE NOVO branches, acquisitions of other financial institutions or their assets and related liabilities (including acquisitions of branch offices of other financial institutions) or of non-bank providers of financial or other services and the continued expansion and upgrade of the Bank's products, systems and operations. Currently, the Bank is constructing two new office facilities. The first, in Manteo, North Carolina, will house the Bank's existing Manteo branch office and Outer Banks regional headquarters. The second facility, in Washington, North Carolina, will house a DE NOVO branch office and the Bank's existing loan production facility in that town. Estimated costs associated with these new facilities (including the cost of land and construction, upfitting and equipment) are $900,000 and $950,000, respectively. Additionally, the Bank is in the process of upgrading its item processing, statement rendering and records retention systems by installing imaging technology. The aggregate cost of computer hardware, software and set-up with respect to that new technology is estimated to be $500,000. During 1998, the Bank completed construction of an addition to its operations center facility in Engelhard, North Carolina, and it established a DE NOVO branch office in Barco, North Carolina, at total costs of approximately $250,000 and $400,000, respectively. While these current or completed projects are not dependent upon successful completion of the Offering, the net Offering proceeds will replace currently available funds used or earmarked for those projects.


                         MARKET PRICE OF COMMON STOCK

     There is not an active public trading market for the Common Stock. However, the Common Stock is listed on the Nasdaq Bulletin Board (under the trading symbol "ECBE"), and an application has been made to list the Common Stock on the Nasdaq SmallCap. There can be no assurance that the Nasdaq SmallCap application will be approved. See "Risk Factors -- Absence of Trading Market." Management of the Company has been informed that, since July 22, 1998 (the date on which the Company's outstanding Common Stock was issued in conjunction with the Reorganization), the Common Stock has traded in isolated transactions on the Nasdaq Bulletin Board at prices ranging from $15.25 to $20.00 per share.

     Prior to February 17, 1998, there was no trading market for the Bank's common stock. However, on that date the Bank's common stock was listed for trading on the Nasdaq Bulletin Board, and, between that date and July 22, 1998 (the date on which the Company became the Bank's parent holding company), the Bank's common stock traded in isolated transactions on the Nasdaq Bulletin Board at prices ranging from $12.50 to $15.00 (as adjusted for the three-for-one stock split which was effective on July 22, 1998).

     On September 30, 1998, there were approximately 664 holders of record of the Company's Common Stock.

                                   DIVIDENDS

     Since its organization, the Company has not paid any dividends on the Common Stock. The Company's sole source of funds for the payment of dividends on the Common Stock will be dividends paid to it by the Bank on the shares of the Bank's common stock held by the Company, and the declaration and payment of future dividends by the Bank will continue to depend on the Bank's earnings and financial condition, capital requirements, general economic conditions, compliance with regulatory requirements generally applicable to North Carolina banks, and other factors. The Company's ability to pay dividends also will be subject to its own separate factors, including its earnings and financial condition, capital requirements and regulatory restrictions applicable to bank holding companies. See "Supervision, Regulation and Other Matters -- Payment of Dividends" and "Description of Capital Stock -- Dividends." The Company believes that dividends paid by it will not differ materially from those paid by the Bank.

     The Bank historically has paid an annual dividend during December of each fiscal year. The following table lists the amounts of cash dividends paid by the Bank on its common stock during each of the fiscal years indicated.



                     AMOUNT OF CASH DIVIDEND
FISCAL YEAR(1)        DECLARED PER SHARE(2)
------------------- ------------------------
  1996 ............          $ .210
  1997 ............          $ .233
  1998(3) .........          $ .255

---------
(1) Each dividend was paid during December of the indicated year.

(2) Amounts of cash dividends per share have been restated to reflect the effect of the three-for-one stock split which was effective on July 22, 1998.

(3) During October 1998 the Company's Board of Directors declared a cash dividend of $.255 per share, payable on December 7, 1998 to shareholders of record on November 9, 1998.

                                CAPITALIZATION

     The following table summarizes the capitalization of the Company at June 30, 1998, and the pro forma capitalization of the Company based on the sale of the shares of Common Stock being offered. This table should be read in conjunction with the Company's audited and unaudited supplemental consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Available Information," "Index to Consolidated Financial Statements," and "ECB Bancorp, Inc. and Subsidiary Supplemental Consolidated Financial Statements."




                                                                                        AT JUNE 30, 1998(1)(2)
                                                                                    -------------------------------
                                                                                                       AS ADJUSTED
                                                                                                       FOR SALE OF
                                                                                                         300,000
SHAREHOLDERS' EQUITY                                                                     ACTUAL         SHARES(3)
----------------------------------------------------------------------------------- ---------------- --------------
Common stock, $3.50 par value; 10,000,000 shares authorized, 1,780,254 shares
 outstanding at June 30, 1998; 2,080,254 shares outstanding following the Offering    $  6,230,889    $ 7,280,889
Surplus ...........................................................................      3,200,000      6,104,375
Retained earnings .................................................................      6,877,531      6,877,531
Unrealized gains on available-for-sale securities, net ............................        371,005        371,005
Offering expenses(4) ..............................................................             --       (225,000)
                                                                                      ------------    -----------
 Total shareholders' equity .......................................................   $ 16,679,425    $20,408,800
                                                                                      ============    ===========
Book value per share ..............................................................   $       9.37    $      9.81
                                                                                      ------------    -----------


---------
(1) The Company was incorporated on March 4, 1998, and became the parent company of the Bank on July 22, 1998, upon consummation of the Reorganization. The above table assumes that the Reorganization had been consummated and become effective on June 30, 1998.
(2) Restated retroactively to reflect the effect of the three-for-one stock split which became effective on July 22, 1998.

(3) Reflects pro forma amounts based on the sale of the 300,000 shares of Common Stock in the Offering at $14.25 per share, less estimated underwriting discounts.

(4) Reflects estimates by the Company of aggregate Offering expenses. Actual expenses could be more or less than estimated. See "Use of Proceeds."


          SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION


     The following table sets forth selected consolidated financial data concerning the Company as of the dates and for the periods indicated. The selected data presented for and as of the end of each of the years in the five-year period ended December 31, 1997, is derived from the supplemental consolidated financial statements of the Company, all of which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The data presented for and as of the end of the six-months periods ended June 30, 1998 and 1997 has not been audited. This selected data is not necessarily indicative of the Company's results for any future period and is qualified in its entirety by, and should be read in conjunction with, the detailed information contained in the Company's supplemental consolidated financial statements as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, together with the Company's unaudited supplemental consolidated financial statements as of June 30, 1998 and for the six months ended June 30, 1998 and 1997, which are included elsewhere in this Prospectus, as well as all other information included elsewhere or incorporated herein by reference. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Available Information," "Index to Consolidated Financial Statements," "ECB Bancorp, Inc. and Subsidiary Supplemental Consolidated Financial Statements" and "The East Carolina Bank and Subsidiaries Consolidated Financial Statements."

                                              AS OF AND FOR THE SIX
                                            MONTHS ENDED JUNE 30(1),
                                           ---------------------------
                                                1998          1997
                                           ------------- -------------
                                                   (UNAUDITED)
                                             (DOLLARS IN THOUSANDS,
                                            EXCEPT FOR PER SHARE DATA
                                                   AND RATIOS)
   INCOME STATEMENT DATA:
   Interest income .......................   $   7,165     $   6,599
   Interest expense ......................       2,673         2,631
                                             ---------     ---------
   Net interest income ...................       4,492         3,968
   Provision for loan losses .............         120           210
   Non-interest income ...................         942           919
   Non-interest expense ..................       4,142         3,453
   Income tax expense ....................         270           355
                                             ---------     ---------
   Cumulative effect of a change in
    accounting for postretirement
    benefits, net of taxes ...............          --            --
                                             ---------     ---------
   Net income ............................   $     902     $     869
                                             =========     =========
   BALANCE SHEET DATA:
   Assets ................................   $ 199,110     $ 186,777
   Loans .................................     130,964       121,621
   Allowance for loan losses .............       2,690         2,546
   Deposits ..............................     180,818       170,117
   Shareholders' equity ..................      16,679        15,140
   PER COMMON SHARE DATA(2):
   Net income, basic and diluted(3) ......   $    0.51     $    0.49
   Cash dividends declared ...............          --            --
   Book value ............................        9.37          8.50
   OTHER DATA:
   Branch offices ........................          15            13
   Full-time equivalent employees ........         138           136
   PERFORMANCE RATIOS(4):
   Return on average assets ..............        0.96%         1.00%
   Return on average equity ..............       11.16         11.87
   Net interest margin (taxable
    equivalent) ..........................        5.04          5.12
   Dividend payout .......................          --            --
   Efficiency(5) .........................       73.69         69.00
   ASSET QUALITY RATIOS:
   Allowance for loan losses to
    period end loans .....................        2.05%         2.09%
   Allowance for loan losses to period
    end non-performing loans .............      252.11        130.63
   Net charge-offs to average loans ......        0.07          0.05
   Non-performing assets to period
    end loans and real estate
    acquired in settlement of loans ......        0.81          1.60
   CAPITAL AND LIQUIDITY RATIOS:
   Average equity to average assets ......        8.64%         8.38%
   Leverage ..............................        8.73          8.32
   Tier 1 risk-based .....................       12.00         12.11
   Total risk-based ......................       13.26         13.37
   Average loans to average deposits .....       73.46         73.50



                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31(1),
                                           --------------------------------------------------------------------
                                                1997          1996         1995          1994          1993
                                           ------------- ------------- ------------ ------------- -------------
                                               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND RATIOS)
   INCOME STATEMENT DATA:
   Interest income .......................   $  13,639     $  12,214     $ 11,804     $   9,914     $   9,481
   Interest expense ......................       5,364         4,841        5,216         3,564         3,668
                                             ---------     ---------     --------     ---------     ---------
   Net interest income ...................       8,275         7,373        6,588         6,350         5,813
   Provision for loan losses .............         354           497          515           397           549
   Non-interest income ...................       1,946         1,718        1,670         1,581         1,474
   Non-interest expense ..................       7,544         6,785        6,168         5,787         5,563
   Income tax expense ....................         650           475          384           500           270
                                             ---------     ---------     --------     ---------     ---------
   Cumulative effect of a change in
    accounting for postretirement
    benefits, net of taxes ...............          --            --         (279)           --            --
                                             ---------     ---------     --------     ---------     ---------
   Net income ............................   $   1,673     $   1,334     $    912     $   1,247     $     905
                                             =========     =========     ========     =========     =========
   BALANCE SHEET DATA:
   Assets ................................   $ 188,228     $ 167,218     $165,408     $ 153,553     $ 153,448
   Loans .................................     121,209       112,656       94,489        85,997        79,737
   Allowance for loan losses .............       2,660         2,400        1,950         1,900         1,600
   Deposits ..............................     170,909       151,336      150,436       141,044       141,137
   Shareholders' equity ..................      15,713        14,250       13,427        11,904        11,724
   PER COMMON SHARE DATA(2):
   Net income, basic and diluted(3) ......    $   0.94      $   0.75      $  0.51      $   0.70      $   0.51
   Cash dividends declared ...............        0.23          0.21         0.20          0.19          0.18
   Book value ............................        8.83          8.00         7.54          6.69          6.59
   OTHER DATA:
   Branch offices ........................          15            13           12            12            12
   Full-time equivalent employees ........         140           130          117           113           115
   PERFORMANCE RATIOS(4):
   Return on average assets ..............        0.93%         0.80%        0.74%         0.82%         0.61%
   Return on average equity ..............       11.07          9.55         9.16         10.37          7.80
   Net interest margin (taxable
    equivalent) ..........................        5.19          5.06         4.65          4.80          4.51
   Dividend payout .......................       24.47         28.00        29.85         27.14         35.29
   Efficiency(5) .........................       71.95         72.69        72.57         70.87         74.15
   ASSET QUALITY RATIOS:
   Allowance for loan losses to
    period end loans .....................        2.19%         2.13%        2.06%         2.21%         2.01%
   Allowance for loan losses to period
    end non-performing loans .............      134.01        175.57       122.95        121.41         58.14
   Net charge-offs to average loans ......        0.08          0.05         0.50          0.12          0.53
   Non-performing assets to period
    end loans and real estate
    acquired in settlement of loans ......        1.91          1.21         1.99          2.13          3.98
   CAPITAL AND LIQUIDITY RATIOS:
   Average equity to average assets ......        8.37%         8.42%        8.04%         7.93%         7.83%
   Leverage ..............................        8.53          8.53         8.16          8.33          7.92
   Tier 1 risk-based .....................       12.40         12.49        12.29         12.55         12.43
   Total risk-based ......................       13.66         13.75        13.54         13.80         13.68
   Average loans to average deposits .....       71.90         69.17        63.26         60.10         57.77

---------
(1) The Company was incorporated on March 4, 1998, and became the parent company of the Bank on July 22, 1998, upon consummation of the Reorganization. The above table reflects the Reorganization that was consummated and became effective on the dates and during the periods indicated.
(2) All per share numbers have been restated retroactively to reflect the effect of the three-for-one stock split which became effective on July 22, 1998.
(3) For the periods presented, there were no dilutive securities.
(4) Calculations for the year ended December 31, 1995 are based on income before a non-recurring charge for the cumulative effect of a change in accounting for postretirement benefits of $279,000, net of income taxes.
(5) Computed by dividing non-interest expense by the sum of taxable equivalent net interest income and non-interest income.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis of financial condition and results of operations are presented to assist in understanding the financial condition and results of operations of ECB Bancorp, Inc. and its wholly-owned operating subsidiary, The East Carolina Bank, for the years 1997, 1996 and 1995. Whenever used in this discussion, the term "Bank" shall refer to The East Carolina Bank, and the term "Company" shall refer to ECB Bancorp, Inc. or, if the context shall so require, the Company and the Bank on a consolidated basis. This discussion and the related financial data should be read in conjunction with the audited consolidated financial statements and related footnotes thereto included elsewhere in this Prospectus.


OVERVIEW

     During 1997 and the first six months of 1998, the Company expanded its operations by opening two full-service branches in Avon and Barco and a loan production office in Washington, North Carolina. This expansion was in line with the Company's business strategy to expand the Bank's franchise by focusing on community-oriented banking via localized lending, core deposit funding, conservative balance sheet management and stable growth.

     In 1997 and the first six months of 1998, the Company also focused on improving profitability and credit quality, which also are important elements within its business strategy. The Company's steady improvement in earnings performance continued despite increased expenses associated with the expansion and the upgrade of the Company's technology systems. During the second half of 1998 and in 1999, the Company expects to incur additional costs in these areas as it seeks to achieve its growth objectives consistent with its business strategy. See "Use of Proceeds" and "Business -- Business Strategy."


RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 1998 VERSUS SIX MONTHS ENDED JUNE 30, 1997

     Total interest income increased $566,000 for the six months ended June 30, 1998 compared to the six months ended June 30, 1997, principally due to an increase in the average volume of loans of $7.7 million. Total interest expense increased $42,000 for the six months ended June 30, 1998 compared to the six months ended June 30, 1997, principally due to an increase in certificate of deposit balances of $4.0 million.


     Net interest income for the six months ended June 30, 1998 was $4.5 million, an increase of $524,000 or 13.2% when compared to net interest income of $4.0 million for the six months ended June 30, 1997. The net yield on interest-earning assets, on a tax-effected basis, for the six months ended June 30, 1998 was 5.04% compared to 5.12% in 1997.


     The provision for possible loan losses charged to operations during the first half of 1998 was $120,000, compared to $210,000 during the first half of 1997. Net charge-offs for the six months ended June 30, 1998 totaled $90,000, or 0.07% of average loans (on an annualized basis), compared to net charge-offs of $64,000, or 0.05% of average loans (on an annualized basis), during the same period of 1997. The reduction in provision for possible loan losses is the result of management's review and evaluation of the portfolio under current and projected economic conditions, past due loans, past loan loss experience and significant reduction of nonperforming loans. Nonperforming loans decreased from $2.0 million at December 31, 1997 to $1.1 million at June 30, 1998 due to the pay-off of two large nonperforming relationships during the first six months of the year.

     Non-interest income increased $23,000 to $942,000 for the six months ended June 30, 1998 from $919,000 for the same period in 1997. This increase is principally due to increased ATM surcharge fees of $35,000 that were effected by the Bank after the first quarter of 1997 and mortgage loan origination fees of $12,000 generated by the Company's new mortgage loan product. These increases were partially offset by a decrease in NSF service charges of $29,000 when compared to the same period in 1997.

     Non-interest expense increased $689,000 to $4.1 million for the six months ended June 30, 1998 from $3.5 million for the same period in 1997. This increase is principally due to the opening of new full service branches in Avon and Barco, and a loan production office in Washington, North Carolina. Salaries and related personnel expense increased $163,000 over the first half of 1997 due principally to opening of these new offices. When compared to June 30, 1997, net occupancy expense increased $54,000 as a result of opening the aforementioned offices and equipment expense increased $79,000 due to the Company upgrading its host computer system and introduction of branch platform automation. The Company's telephone expense increased $40,000 over the first six months of 1997 as a result of increased usage of the Company's Xpress phone banking service introduced during the second quarter of 1997. Professional fees increased approximately $113,000 in connection with non-recurring legal and accounting fees incurred related to the formation of a holding company. Other operating expenses increased $219,000 from $577,000 for the six months ended June 30, 1997 to $796,000 for the six months ended June 30, 1998. This increase is primarily attributable to increases in marketing expenses, employee related travel expenses, and regulatory agency expenses. Marketing expense increased approximately $144,000 during the first half of the year as the Company launched a broad range of mortgage products and its new Club 7 Visa Card, a program done in conjunction with a local television station. In addition, employee related travel expense increased approximately $30,000 while fees paid to regulatory agencies increased approximately $20,000.

     Income tax expense for the six months ended June 30, 1998 and 1997 was $270,000 and $355,000, respectively, resulting in effective tax rates of 23.04% and 29.00%, respectively. The decrease in the effective tax rate during the six months ended June 30, 1998 as compared to the same period last year is due to higher tax exempt interest income resulting from the Bank's increased purchases of state and municipal obligations during 1997 and the first half of 1998.

     For the six months ended June 30, 1998, the Company had net income of $902,000, or $0.51 basic and diluted earnings per share (as restated for the three-for-one stock split effected July 22, 1998), compared to $869,000, or $0.49 basic and diluted earnings per share (as restated for the three-for-one stock split effected July 22, 1998), for the six months ended June 30, 1997. The primary reason for this 3.8% increase in net income was the 13.2% increase in net interest income and the lower effective tax rate, mitigated by the $689,000 increase in non-interest expense, all of which are discussed above.


     FISCAL YEAR ENDED DECEMBER 31, 1997 VERSUS FISCAL YEAR ENDED DECEMBER 31, 1996

     In 1997, the Company had net income of $1.7 million, an increase of $339,000 compared to 1996 net income. Net interest income after the provision for possible loan losses increased $1.0 million as a result of an increase in interest income of $1.4 million mitigated by an increase in interest expense of $524,000. The provision for possible loan losses for 1997 decreased $143,000 when compared to 1996 provision expense of $497,000.

     Non-interest income, principally charges for use of the Company's services, is a significant contributor to net income. Non-interest income for 1997 increased $228,000 or 13.3% when compared to 1996. Year-to-date service charges on deposit accounts increased $288,000 as a result of an increased collection rate of NSF fees on transaction accounts. Other service charges and fees increased $106,000 or 25.3% as a result of increased ATM transaction fees of $67,000 and merchant discount income, net of merchant processing expense, of $39,000. The current year other non-interest income decreased $166,000 due principally to gains realized in 1996 on the sale of real estate acquired in settlement of loans totaling $111,000 and other miscellaneous income totaling $22,000 in 1996. Generally, the Company has been able to increase non-interest income by increasing the prices of its services to partially offset increases in non-interest expense.

     Non-interest expense increased by 11.2% in 1997. A significant component of non-interest expense is salaries and employee benefits. Personnel expense increased $200,000 or 5.4% compared to 1996. This increase was caused in part by the opening of a new branch in Avon and a loan production office in Washington, North Carolina. Net occupancy expense increased $73,000 or 13.3% in 1997 as a result of opening the aforementioned offices as well as an addition to the Company's home office. Equipment expense increased $205,000 or 36.4% when compared to 1996 due in part to the opening of new offices, but principally due to the Company's 1997 initiative to provide deposit and loan platform automation at its branch locations. As part of this initiative, the Company installed approximately 50 personal computers and related equipment, upgraded its IBM A/S 400 host processor and doubled the number of proof machines used in its item processing center. Other non-interest expense increased $281,000 principally due to expenses of $80,000 associated with its "BEST" account product offering, increased telephone and data communication cost of approximately $41,000 and stationery and supplies increases of $38,000.



     FISCAL YEAR ENDED DECEMBER 31, 1996 VERSUS FISCAL YEAR ENDED DECEMBER 31, 1995

     In 1996, the Company had net income of $1.3 million, an increase of $144,000 compared to 1995 net income of $1.2 million before the cumulative effect of a required change in accounting method for postretirement benefits. Net interest income after the provision for possible loan losses increased $803,000 as a result of an increase in interest income of $410,000 and a decrease in interest expense of $375,000. The provision for possible loan losses decreased $18,000 when compared to 1995 provision expense of $515,000.

     Non-interest income for 1996 increased $48,000 or 2.9% when compared to 1995. Year-to-date service charges on deposit accounts increased $120,000 for 1996 as a result of increased collection rate of NSF fees on transaction accounts. Other service charges and fees decreased $98,000 or 18.9% as a result of lower origination fees recognized on certain loans.

     Non-interest expense increased 10.0% in 1996. Personnel expense increased $467,000 or 14.4% compared to 1995. This increase was caused in part by the opening of an in-store branch in Greenville, North Carolina. Personnel expense increased $250,000 in the form of incentive pay awards. Retirement and other employee benefit expense also increased

$69,000 between 1995 and 1996 principally as a result of increases in retirement plan expense of $30,000 and personnel related taxes and insurance of $39,000.

     The following table analyzes the Company's average balances and net interest income for the periods indicated.


               AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS



                                                         YEAR ENDED DECEMBER 31,
                                    -----------------------------------------------------------------
                                                  1997                             1996
                                    -------------------------------- --------------------------------
                                      AVERAGE     YIELD/    INCOME/    AVERAGE     YIELD/    INCOME/
                                      BALANCE      RATE     EXPENSE    BALANCE      RATE     EXPENSE
                                    ----------- ---------- --------- ----------- ---------- ---------
                                                         (DOLLARS IN THOUSANDS)
ASSETS
Loans, net(1) .....................  $115,487       9.43%   $10,887   $101,950       9.34%   $ 9,522
Taxable securities ................    29,705       5.89%     1,750     33,672       5.70%     1,919
Non-taxable securities(2) .........    10,254       7.57%       512      9,279       7.71%       472
Federal funds sold ................     9,125       5.38%       491      5,750       5.23%       301
                                     --------       ----    -------   --------       ----    -------
Total interest-earning assets .....   164,571       8.45%    13,640    150,651       8.27%    12,214
Cash and due from banks ...........     7,715                            7,472
Bank premises and
 equipment, net ...................     5,929                            5,617
Other assets ......................     2,300                            2,229
                                     --------                         --------
Total assets ......................  $180,515                         $165,969
                                     ========                         ========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Interest-bearing deposits .........  $135,789       3.95%   $ 5,365   $123,986       3.90%   $ 4,831
Borrowed funds ....................        --         --         --        188       5.32%        10
                                     --------       ----    -------   --------       ----    -------
Total interest-bearing
 liabilities ......................   135,789       3.95%     5,365    124,174       3.90%     4,841
Non-interest-bearing deposits          28,574                           26,788
Other liabilities .................     1,039                            1,035
Shareholders' equity ..............    15,113                           13,972
                                     --------                         --------
Total liabilities and
 shareholders' equity .............  $180,515                         $165,969
                                     ========                         ========
Net interest income and net
 yield on interest-earning
 assets (FTE) .....................                 5.19%   $ 8,275                  5.06%   $ 7,373
                                                    ====    =======                  ====    =======
Interest rate spread (FTE) ........                 4.50%                            4.37%



                                         YEAR ENDED DECEMBER 31,
                                    ---------------------------------
                                                  1995
                                    ---------------------------------
                                      AVERAGE     YIELD/     INCOME/
                                      BALANCE      RATE      EXPENSE
                                    ----------- ---------- ----------
                                         (DOLLARS IN THOUSANDS)
ASSETS
Loans, net(1) .....................  $ 91,511       9.57%   $ 8,755
Taxable securities ................    39,403       5.60%     2,208
Non-taxable securities(2) .........     9,316       7.63%       469
Federal funds sold ................     6,555       5.68%       372
                                     --------       ----    -------
Total interest-earning assets .....   146,785       8.21%    11,804
Cash and due from banks ...........     6,907
Bank premises and
 equipment, net ...................     5,374
Other assets ......................     2,495
                                     --------
Total assets ......................  $161,561
                                     ========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Interest-bearing deposits .........  $123,745       4.21%   $ 5,207
Borrowed funds ....................       155       5.81%         9
                                     --------       ----    -------
Total interest-bearing
 liabilities ......................   123,900       4.21%     5,216
Non-interest-bearing deposits          24,199
Other liabilities .................       475
Shareholders' equity ..............    12,987
                                     --------
Total liabilities and
 shareholders' equity .............  $161,561
                                     ========
Net interest income and net
 yield on interest-earning
 assets (FTE) .....................                 4.65%   $ 6,588
                                                    ====    =======
Interest rate spread (FTE) ........                 4.00%

---------
(1) Average loans, net of the allowance for possible loan losses and unearned income. These figures include non-accruing loans, the effect of which is to lower the average rates.

(2) Yields on tax-exempt investments have been adjusted to a fully taxable-equivalent basis (FTE) using the federal income tax rate of 34%.

     Net interest income for 1997 was $8.3 million, up $902,000 from $7.4 million for 1996. This increase was primarily due to a $13.9 million increase in average earning asset volume, which outpaced the $11.6 million increase in interest-bearing liabilities volume. The mix of this growth impacted net interest income positively by $807,000 while the effect of changes in interest rates was less dramatic, increasing net interest income by only $95,000.

     The net interest margin (net taxable equivalent interest income divided by average interest-earning assets) increased 13 basis points to 5.19% for 1997 compared to 5.06% for 1996. The interest rate spread (the difference between the average earning asset yield and the average rate paid on interest-bearing liabilities) also increased 13 basis points to 4.50% for 1997. The average yield on earning assets was 8.45% in 1997 and 8.27% in 1996, while the rate paid for funding was 3.95% and 3.90% in 1997 and 1996, respectively. The margin was positively impacted by loans growing to represent a greater percentage of earning assets during 1997, principally because loans carry higher yields than investments.

     Changes in interest income and interest expense can result from variances in both volume and rates. The table below analyzes the effect of variances in volume and rate on taxable-equivalent interest income, interest expenses and net interest income.


                       VOLUME AND RATE VARIANCE ANALYSIS



                                            1997 COMPARED TO 1996             1996 COMPARED TO 1995
                                      --------------------------------- ----------------------------------
                                       VOLUME(1)    RATE(1)      NET     VOLUME(1)     RATE(1)      NET
                                      ----------- ----------- --------- ----------- ------------ ---------
                                                             (DOLLARS IN THOUSANDS)
  Loans .............................  $1,270       $ 95       $1,365     $ 987        $(220)     $  767
  Taxable securities ................    (230)        61         (169)     (324)          35        (289)
  Non-taxable securities(2) .........      49         (9)          40        (2)           5           3
  Federal funds sold ................     179         11          190       (44)         (27)        (71)
                                        ------       -----     ------     -------      -----      ------
  Interest income ...................   1,268        158        1,426       617         (207)        410
  Interest-bearing deposits .........     466         68          534        10         (386)       (376)
  Borrowed funds ....................      (5)        (5)         (10)        2           (1)          1
                                        --------     ------    ------     -------      --------   ------
  Interest expense ..................     461         63          524        12         (387)       (375)
                                        -------      -----     ------     -------      -------    ------
  Net interest income ...............   $ 807        $95       $  902     $ 605        $ 180      $  785
                                        =======      =====     ======     =======      =======    ======

---------
(1) The combined rate/volume variance for each category has been allocated equally between rate and volume variances.

(2) Yields on tax-exempt investments have been adjusted to a fully taxable-equivalent basis using the federal income tax rate of 34%.

     Rate sensitivity analysis, an important aspect of achieving satisfactory levels of net interest income, is the management of the composition and maturities of rate-sensitive assets and liabilities. The following table sets forth the Company's interest sensitivity analysis at December 31, 1997, and describes, at various cumulative maturity intervals, the gap ratios (ratios of rate-sensitive assets to rate-sensitive liabilities) for assets and liabilities that management considers rate sensitive.


               RATE SENSITIVITY ANALYSIS AS OF DECEMBER 31, 1997



                                                                 3 MONTHS        4 TO 12
                                                                 OR LESS          MONTHS
                                                             --------------- ---------------
                                                                 (DOLLARS IN THOUSANDS)
EARNING ASSETS
Loans, gross ...............................................    $  51,009       $  15,388
Investment securities ......................................        6,189           3,397
FHLB stock .................................................          503              --
Federal funds sold .........................................        4,425              --
                                                                ---------       ---------
Total earning assets .......................................    $  62,126       $  18,785
                                                                =========       =========
Percent of total earning assets ............................         35.9%           10.8%
Cumulative % of total earning assets .......................         35.9%           46.7%
INTEREST-BEARING LIABILITIES
Time deposits of $100,000 or more ..........................    $  11,736       $   7,160
Savings, NOW and Money Market deposits .....................       55,969              --
Other time deposits ........................................       21,843          37,122
                                                                ---------       ---------
Total interest-bearing liabilities .........................    $  89,548       $  44,282
                                                                =========       =========
Percent of total interest-bearing liabilities ..............         64.4%           31.9%
Cumulative percent of total interest-bearing liabilities             64.4%           96.3%
RATIOS
Ratio of earning assets to interest-bearing liabilities
 (gap ratio) ...............................................         69.4%           42.4%
Cumulative ratio of earning assets to interest-bearing
 liabilities (cumulative gap ratio) ........................         69.4%           60.5%
Interest sensitivity gap ...................................    $ (27,422)      $ (25,501)
Cumulative interest sensitivity gap ........................    $ (27,422)      $ (52,923)
As a percent of total earning assets .......................        (15.8%)         (30.5%)



                                                              TOTAL WITHIN     OVER 12
                                                                12 MONTHS      MONTHS        TOTAL
                                                             -------------- ------------ -------------
                                                                      (DOLLARS IN THOUSANDS)
EARNING ASSETS
Loans, gross ...............................................   $  66,397     $  54,812     $ 121,209
Investment securities ......................................       9,586        37,534        47,120
FHLB stock .................................................         503            --           503
Federal funds sold .........................................       4,425            --         4,425
                                                               ---------     ---------     ---------
Total earning assets .......................................   $  80,911     $  92,346     $ 173,257
                                                               =========     =========     =========
Percent of total earning assets ............................        46.7%         53.3%        100.0%
Cumulative % of total earning assets .......................        46.7%        100.0%
INTEREST-BEARING LIABILITIES
Time deposits of $100,000 or more ..........................   $  18,896     $     607     $  19,503
Savings, NOW and Money Market deposits .....................      55,969            --        55,969
Other time deposits ........................................      58,969         4,575        63,540
                                                               ---------     ---------     ---------
Total interest-bearing liabilities .........................   $ 133,834     $   5,182     $ 139,012
                                                               =========     =========     =========
Percent of total interest-bearing liabilities ..............        96.3%          3.7%        100.0%
Cumulative percent of total interest-bearing liabilities            96.3%        100.0%
RATIOS
Ratio of earning assets to interest-bearing liabilities
 (gap ratio) ...............................................        60.5%       1783.4%
Cumulative ratio of earning assets to interest-bearing
 liabilities (cumulative gap ratio) ........................        60.5%        124.6%
Interest sensitivity gap ...................................   $ (52,923)    $  87,168     $  34,245
Cumulative interest sensitivity gap ........................   $ (52,923)    $  34,245     $  34,245
As a percent of total earning assets .......................       (30.5%)        19.8%         19.8%

     The above table reflects the rate sensitivity of the Company's balance sheet as of a specific date and is not necessarily indicative of future results. Because of this and other limitations, management also monitors interest rate sensitivity through the use of a model which estimates the change in net portfolio value of equity and net interest income in response to a range of assumed changes in market interest rates. Based on rate sensitivity measures at December 31, 1997, management believes that the Company's interest rate risk is at an acceptable level.

     Rate sensitivity or market risk arises primarily from interest rate risk inherent in lending and deposit taking activities. Management seeks to manage this risk through the use of appropriate matching of rate sensitive asset and liability maturities. The composition and size of the investment portfolio is managed so as to reduce the interest rate risk in the deposit and loan portfolios while at the same time maximizing the yield generated by the portfolio. The Company's investment portfolio consists primarily of short-term government and agency investments and has an average life of approximately 2.8 years as of December 31, 1997. To minimize interest rate risk within its loan portfolio, the Company follows a loan strategy of making either variable rate loans tied to the Bank's prime rate or making fixed-rate loans which contain 3 to 5 year repricing opportunities. The Company's rate-sensitive liabilities consist of savings, interest bearing checking and certificates of deposit. A significant portion of the Company's rate-sensitive liabilities can be repriced within one year.

     The difference between interest sensitive asset and interest sensitive liability repricing within time periods is referred to as the interest rate sensitivity gap. Gaps are identified as either positive (interest sensitive assets in excess of interest sensitive liabilities) or negative (interest sensitive liabilities in excess of interest sensitive assets).

     As of December 31, 1997, the Company had a negative one year cumulative gap of 30.5%, with interest earning assets of $80.9 million maturing or repricing within one year and interest bearing liabilities of $133.8 million repricing or maturing within one year. This is primarily the result of stable core deposits being used to fund longer term interest earning assets, such as loans and investment securities. A negative gap position implies that interest bearing liabilities (deposits) will reprice at a faster rate than interest earning assets (loans and investments). In a falling rate environment, this position will generally have a positive effect on earnings, while in a rising rate environment this will generally have a negative effect on earnings.

     The Company's savings and core time deposits of $119.5 million include savings and interest bearing checking accounts of $56.0 million. These deposits are considered as repricing in the earliest period because the rate can be changed weekly. However, history has shown that decreases in the rates paid on these deposits have little, if any, effect on their movement out of the Company. Therefore, in reality, they are not sensitive to changes in market rates and could be considered in the Non-Rate Sensitive column. In the assessment of financial institutions' rate-sensitivity gaps, an assumption frequently used in the industry is that one-third of an institution's non-maturing savings and interest bearing checking accounts will mature in the one-year horizon while the remaining two-thirds will mature outside the one-year horizon. If the Company used that approach, it would have had a negative one-year cumulative gap of approximately 9.0% at December 31, 1997. Thus, the Company is fairly evenly matched in the one-year horizon.


                                  MARKET RISK




                                               MATURING IN YEARS ENDED DECEMBER 31,
                                  ---------------------------------------------------------------
                                      1998         1999         2000         2001         2002
                                  ------------ ------------ ------------ ------------ -----------
                                                      (DOLLARS IN THOUSANDS)
Assets
 Loans
   Fixed Rate ...................   $ 12,777     $ 12,552     $ 14,868     $ 10,518     $ 7,857
   Average rate (%) .............       9.01%        9.55%        9.08%        9.12%       9.14%
   Variable Rate ................     27,346        4,340        4,670        5,266       3,222
   Average rate (%) .............      10.00%        9.33%        9.20%        9.42%       8.92%
Investment securities
 Fixed Rate .....................      9,585        7,357        9,612        5,527       5,714
 Average rate (%) ...............       5.79%        6.08%        6.09%        6.58%       6.40%
Liabilities
 Savings and Interest bearing
   checking
   Variable Rate ................     55,969           --           --           --          --
   Average rate (%) .............       1.77%          --           --           --          --
 Certificates of deposits
   Fixed Rate ...................     77,561        4,100        1,083           --          --
   Average rate (%) .............       5.35%        5.54%        5.19%          --          --
   Variable Rate ................        296            3           --           --          --
   Average rate (%) .............       3.44%        3.44%          --           --          --



                                   THEREAFTER      TOTAL     FAIR VALUE
                                  ------------ ------------ -----------
                                         (DOLLARS IN THOUSANDS)
Assets
 Loans
   Fixed Rate ...................   $ 12,396     $ 70,968     $71,513
   Average rate (%) .............       8.26%        9.02%
   Variable Rate ................      5,397       50,241      50,241
   Average rate (%) .............       9.48%        9.68%
Investment securities
 Fixed Rate .....................      8,860       46,655      47,120
 Average rate (%) ...............       7.87%        6.46%
Liabilities
 Savings and Interest bearing
   checking
   Variable Rate ................         --       55,969      55,969
   Average rate (%) .............         --         1.77%
 Certificates of deposits
   Fixed Rate ...................         --       82,744      82,913
   Average rate (%) .............         --         5.35%
   Variable Rate ................         --          299         299
   Average rate (%) .............         --         3.44%

     Non-interest income, principally charges for use of the Company's services, is a significant contributor to net income. Non-interest income for 1997 increased $228,000 or 13.3% when compared to 1996. Year-to-date service charges on deposit accounts increased $288,000 as a result of an increased collection rate of NSF fees on transaction accounts. Other service charges and fees increased $106,000 or 25.3% as a result of increased ATM transaction fees of $67,000 and merchant discount income, net of merchant processing expense, of $39,000. For 1997, other non-interest income decreased $166,000 due principally to gains realized in 1996 on the sale of real estate acquired in settlement of loans totaling $111,000 and other miscellaneous income totaling $22,000 in 1996. Generally, the Company has been able to increase non-interest income by increasing the prices of its services to partially offset increases in non-interest expense.


                              NON-INTEREST INCOME



                                                 YEAR ENDED DECEMBER 31,
                                              -----------------------------
                                                 1997      1996      1995
                                              --------- --------- ---------
                                                 (DOLLARS IN THOUSANDS)
Service charges on deposit accounts .........  $1,391    $1,103    $  983
Other service charges and fees ..............     525       419       517
Other .......................................      30       196       170
                                               ------    ------    ------
Total .......................................  $1,946    $1,718    $1,670
                                               ======    ======    ======

     Non-interest expense increased by 11.2% in 1997. A significant component of other non-interest expense is salaries and employee benefits. Personnel expense increased $200,000 or 5.4% compared to 1996. This increase was caused in part by the opening of a new branch in Avon and a loan production office in Washington, North Carolina during 1997. Net occupancy expense increased $73,000 or 13.3% as a result of opening the aforementioned offices as well as an addition to the Company's home office. Equipment expense increased $205,000 or 36.4% when compared to 1996. This increase was due in part to the opening of new offices, but principally to the Company's 1997 initiative to provide deposit and loan platform automation at its branch locations. During the year, the Company installed approximately 50 personal computers and related equipment. In addition, the Company upgraded its IBM AS/400 host processor and doubled the number of proof machines used in its item processing center. Other non-interest expense increased $281,000 principally due to expenses of $80,000 associated with the "BEST" account product offering, increased telephone and data communication cost of approximately $41,000, and stationery and supplies increases of $38,000.


                             NON-INTEREST EXPENSE



                                                             YEAR ENDED DECEMBER 31,
                                                          -----------------------------
                                                             1997      1996      1995
                                                          --------- --------- ---------
                                                             (DOLLARS IN THOUSANDS)
Salaries and employee benefits ..........................  $3,910    $3,710    $3,243
Net occupancy expense ...................................     623       550       478
Equipment rentals, depreciation and maintenance .........     768       563       500
Other ...................................................   2,243     1,962     1,947
                                                           ------    ------    ------
Total ...................................................  $7,544    $6,785    $6,168
                                                           ======    ======    ======

FINANCIAL CONDITION

     Management believes that the Company's financial condition is sound. The following discussion focuses on the factors considered by management to be important in assessing the Company's financial condition.

     The following table sets forth the percentage of significant components of the Company's balance sheets at December 31, 1997 and 1996.


                     DISTRIBUTION OF ASSETS AND LIABILITIES



                                                                   DECEMBER 31,
                                                  ----------------------------------------------
                                                           1997                   1996
                                                  ---------------------- ----------------------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
Loans (net) .....................................  $118,549       63.0%    $110,256       65.9%
Investment securities ...........................    47,120       25.0%      34,589       20.7%
FHLB stock ......................................       503        0.3%          --         --
Federal funds sold ..............................     4,425        2.4%       6,550        3.9%
                                                   --------      -----     --------      -----
Total earning assets ............................   170,597       90.7%     151,395       90.5%
Cash and due from banks .........................     8,281        4.4%       7,862        4.7%
Bank premises and equipment, net ................     6,266        3.3%       5,538        3.3%
Other assets ....................................     3,084        1.6%       2,423        1.5%
                                                   --------      -----     --------      -----
Total assets ....................................  $188,228      100.0%    $167,218      100.0%
                                                   ========      =====     ========      =====
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits .................................  $ 31,897       16.9%    $ 27,211       16.3%
Savings, NOW and Money Market deposits ..........    55,969       29.7%      54,206       32.4%
Time deposits of $100,000 or more................    19,503       10.4%      17,835       10.7%
Other time deposits .............................    63,540       33.8%      52,084       31.1%
                                                   --------      -----     --------      -----
Total deposits ..................................   170,909       90.8%     151,336       90.5%
Accrued expense and other liabilities ...........     1,606        0.9%       1,632        1.0%
                                                   --------      -----     --------      -----
Total liabilities ...............................   172,515       91.7%     152,968       91.5%
Shareholders' equity ............................    15,713        8.3%      14,250        8.5%
                                                   --------      -----     --------      -----
Total liabilities and shareholders' equity ......  $188,228      100.0%    $167,218      100.0%
                                                   ========      =====     ========      =====

     Total assets increased $10.9 million to $199.1 million at June 30, 1998, an increase of 5.8% when compared to $188.2 million at December 31, 1997. Asset growth was funded primarily by increased non-interest-bearing demand deposits of $9.6 million as the Company entered into its summer tourist season on North Carolina's Outer Banks.

     Loans receivable increased from $121.2 million at December 31, 1997 to $131.0 million at June 30, 1998. The Company has continued to expand its lending base and the size of its loan portfolio despite increased competitive pressures in its primary lending markets. The Company experiences seasonal loan growth during the first and second quarters of each year as farm production loans and commercial lines of credit are used by the Company's agricultural customer base and tourist related businesses on the Outer Banks. Seasonal lines of credit have increased $7.2 million since December 31, 1997.

     Stockholders' equity increased from $15.7 million at December 31, 1997 to $16.7 million at June 30, 1998, as the Company generated net income of $902,000 and experienced an increase of net unrealized gains on available-for-sale securities of $64,000. No dividends were paid during the first half of 1998.

     INVESTMENT PORTFOLIO. The carrying values of investment securities held by the Company at the dates indicated are summarized as follows:


                       INVESTMENT PORTFOLIO COMPOSITION



                                                           DECEMBER 31,
                                           --------------------------------------------
                                                   1997                  1996
                                           --------------------- ---------------------
                                                      (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE-FOR-SALE:
U.S. Treasury ............................  $25,228       53.6%    $15,995       46.2%
U.S. Government agencies .................    7,835       16.6%      9,340       27.0%
State and political subdivisions .........   14,057       29.8%      9,254       26.8%
                                            -------      -----     -------      -----
Total investments ........................  $47,120      100.0%    $34,589      100.0%
                                            =======      =====     =======      =====

     The following table shows maturities of the carrying values of investment securities held by the Company at December 31, 1997, and the weighted average yields.


                    INVESTMENT PORTFOLIO MATURITY SCHEDULES



                                                 AFTER ONE YEAR      AFTER FIVE YEARS
                                WITHIN             BUT WITHIN           BUT WITHIN             AFTER
                               ONE YEAR            FIVE YEARS            TEN YEARS           TEN YEARS
                          ------------------- --------------------- ------------------- -------------------
                           AMOUNT     YIELD     AMOUNT      YIELD    AMOUNT     YIELD    AMOUNT     YIELD      TOTAL      YIELD
                          -------- ---------- ---------- ---------- -------- ---------- -------- ---------- ---------- ----------
                                                                  (DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE-
 FOR-SALE:
U.S. Treasury ...........  $5,998      5.55%   $19,230       6.07%       --        --        --        --    $25,228       5.95%
U.S. Government
 agencies ...............   3,295      5.67%     3,757       6.37%       --        --    $  783      7.01%     7,835       6.14%
State and political
 subdivisions(1) ........     190      6.90%     5,611       7.82%   $3,781      7.61%    4,475      7.25%    14,057       7.57%
                           ------      ----    -------       ----    ------      ----    ------      ----    -------       ----
Total ...................  $9,483      5.64%   $28,598       6.45%   $3,781      7.61%   $5,258      7.21%   $47,120       6.46%
                           ======      ====    =======       ====    ======      ====    ======      ====    =======       ====

---------
(1) Yields on tax-exempt investments have been adjusted to a fully taxable-equivalent basis using the federal income tax rate of 34%. The weighted average yields shown are calculated on the basis of cost and effective yields for the scheduled maturity of each security. At December 31, 1997 the market value of the investment portfolio was approximately $465,000 above its book value, which is the result of lower market interest rates compared to the interest rates on the investments in the portfolio.

     LOAN PORTFOLIO. The Company's management believes that the loan portfolio is adequately diversified. The Company has no foreign loans. Real estate loans represent approximately 52.2% of the Company's loan portfolio. Real estate loans are primarily loans secured by real estate, mortgage, and construction loans. The Company does not have a large portfolio of home mortgage loans. Commercial loans are spread throughout a variety of industries, with no particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio. At December 31, 1997, the ten largest loans of the Company accounted for approximately 6.8% of the Company's outstanding loans. As of December 31, 1997, the Company had outstanding loan commitments of approximately $16.3 million. The amounts of loans outstanding and the percentage that such loans represented of total loans at the indicated dates are shown in the following table according to loan type.

                          LOAN PORTFOLIO COMPOSITION



                                                         DECEMBER 31,
                                         --------------------------------------------
                                                 1997                  1996
                                         --------------------- ---------------------
                                                    (DOLLARS IN THOUSANDS)
Real estate(1) .........................  $ 63,300      52.2%    $ 65,253      57.9%
Installment loans ......................    25,424      21.0%      18,472      16.4%
Credit cards and related plans .........     3,415       2.8%       3,183       2.8%
Commercial and all other loans .........    29,070      24.0%      25,748      22.9%
                                          --------     -----     --------     -----
Total ..................................  $121,209     100.0%    $112,656     100.0%
                                          ========     =====     ========     =====

---------
(1) The majority of these loans are various consumer and commercial loans with approval based on operating cash flows. The majority of the commercial real estate is owner-occupied and operated.


     The following table sets forth the maturity distribution of the Company's loans as of December 31, 1997. A significant majority of loans maturing after one year are repriced at two and three year intervals. In addition, approximately 38.9% of the Company's loan portfolio is comprised of variable rate loans.


                                LOAN MATURITIES



                                                              CREDIT CARDS    COMMERCIAL
                                       REAL                    AND RELATED     AND ALL
                                      ESTATE    INSTALLMENT       PLANS      OTHER LOANS     TOTAL
                                    ---------- ------------- -------------- ------------- ----------
                                                         (DOLLARS IN THOUSANDS)
Due in 1 year or less .............  $14,555      $ 2,765        $3,415        $19,388     $ 40,123
Due after 1 year through 5 years:
  Floating interest rates .........   13,149        3,245            --          3,835       20,229
  Fixed interest rates ............   26,831       18,719            --          2,614       48,164
Due after 5 years:
  Floating interest rates .........    3,152          175            --          2,909        6,236
  Fixed interest rates ............    5,613          520            --            324        6,457
                                     -------      -------        ------        -------     --------
Total .............................  $63,300      $25,424        $3,415        $29,070     $121,209
                                     =======      =======        ======        =======     ========

     DEPOSITS. The average amounts of deposits of the Company for the years ended December 31, 1997, and 1996 are summarized below.


                               AVERAGE DEPOSITS



                                                      YEAR ENDED DECEMBER 31,
                                           ----------------------------------------------
                                                    1997                   1996
                                           ---------------------- ----------------------
                                             AVERAGE                 AVERAGE
                                             BALANCE      RATE       BALANCE      RATE
                                           ----------- ----------  ----------- ----------
                                                       (DOLLARS IN THOUSANDS)
Interest-bearing demand deposits .........  $ 40,029       1.75%    $ 37,851       1.85%
Savings deposits .........................    14,956       2.06%      15,242       2.15%
Time deposits ............................    80,804       5.39%      70,893       5.37%
                                            --------       ----     --------       ----
Total interest-bearing deposits ..........   135,789       3.95%     123,986       3.90%
                                            --------       ----     --------       ----
Non-interest-bearing deposits ............    28,574         --       26,788         --
                                            --------       ----     --------       ----
Total deposits ...........................  $164,363       3.26%    $150,774       3.20%
                                            ========       ====     ========       ====

     The Company has a large, stable base of time deposits with little dependence on volatile deposits of $100,000 or more. The time deposits are principally certificates of deposits and individual retirement accounts obtained from individual customers. Deposits of certain local governments and municipal entities represented approximately 7.6% of the Company's total deposits at December 31, 1997. All such public funds are collateralized by investment securities. The Company does not purchase brokered deposits.

     As of December 31, 1997, the Company held approximately $19.5 million in time deposits of $100,000 or more and $63.5 million of time deposits less than $100,000. The following table is a maturity schedule of time deposits as of December 31, 1997.


                        TIME DEPOSIT MATURITY SCHEDULE



                                                   3 MONTHS    4 TO 6    7 TO 12   OVER 12
                                                    OR LESS    MONTHS     MONTHS   MONTHS     TOTAL
                                                  ---------- ---------- --------- -------- ----------
                                                                (DOLLARS IN THOUSANDS)
Time certificates of deposit of $100,000 or more   $11,736    $ 3,502    $ 3,658   $  607   $19,503
Time certificates of deposit less than $100,000 .   21,843     19,477     17,645    4,575    63,540
                                                   -------    -------    -------   ------   -------
Total time deposits .............................  $33,579    $22,979    $21,303   $5,182   $83,043
                                                   =======    =======    =======   ======   =======

     RETURN ON AVERAGE ASSETS AND EQUITY. The following table shows return on assets (net income divided by average assets), return on equity (net income divided by average shareholders' equity), dividend payout ratio (dividends declared per share divided by net income per share) and shareholders' equity to assets ratio (average shareholders' equity divided by average total assets) for each of the years in the period ended December 31, 1997. Calculations for the year ended December 31, 1995 are based on income before a non-recurring charge for the cumulative effect of a change in accounting for postretirement benefits of $279,000, net of income taxes.


                      RETURN ON AVERAGE ASSETS AND EQUITY



                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                            1997        1996        1995
                                                         ----------  ----------  ----------
Return on average assets ...............................     0.93%       0.80%       0.74%
Return on average equity ...............................    11.07%       9.55%       9.16%
Dividend payout ........................................    24.47%      28.00%      29.85%
Average shareholders' equity to average assets .........     8.37%       8.42%       8.04%

ASSET QUALITY

     Management continuously analyzes the growth and risk characteristics of the total loan portfolio under current and projected economic conditions in order to evaluate the adequacy of the reserve for loan losses. The factors that influence management's judgment in determining the amount charged to operating expense include past loan loss experience, composition of the loan portfolio, evaluation of possible future loan losses and current economic conditions. The Company's watch committee, which includes three members of senior management as well as regional managers and other credit administration personnel, conducts a quarterly review of all credits classified as substandard. This review follows a re-evaluation by the account officer who has primary responsibility for the relationship. Nonperforming assets, which consists of loans not accruing interest, restructured loans and real estate acquired in settlement of loans, totaled $1.1 million and $2.3 million at June 30, 1998 and December 31, 1997, respectively. This decrease in nonperforming assets was due to the pay-off of two large nonperforming lending relationships during the first six months of 1998 and the sale of the remaining balance of real estate acquired in settlement of loans. The Company does not anticipate a loss on any of the remaining non-accrual loans. Through sales, the Company has liquidated all real estate acquired in settlement of loans reducing the balance from $340,000 at December 31, 1997 to $-0- at June 30, 1998.

     A loan is placed on non-accrual status when, in management's judgment, the collection of interest income appears doubtful or the loan is past due 90 days or more. Interest receivable that has been accrued and is subsequently determined to have doubtful collectibility is charged to the appropriate interest income account. Interest on loans that are classified as non-accrual is recognized when received. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original terms. Foreclosed properties are included in other assets and represent other real estate that has been acquired through loan foreclosures or deeds in lieu of foreclosure. Such properties are initially recorded at the lower of cost or fair value less estimated selling costs. Thereafter, a property may be subsequently reduced by additional allowances if the estimated fair value of the property declines below the initial recorded value.

   The following table summarizes the Company's nonperforming assets and past due loans at the dates indicated.


                    NONPERFORMING ASSETS AND PAST DUE LOANS



                                                               DECEMBER 31,
                                                   JUNE 30, -------------------
                                                     1998      1997      1996
                                                  --------- --------- ---------
                                                     (DOLLARS IN THOUSANDS)
   Non-accrual loans ............................  $  559    $1,463    $1,017
   Loans past due 90 or more days still accruing      140        --        35
   Restructured loans ...........................     508       522       350
   Foreclosed properties ........................      --       340        --
                                                   ------    ------    ------
   Total ........................................  $1,207    $2,325    $1,402
                                                   ======    ======    ======

     At December 31, 1997 and 1996, nonperforming assets and loans past due 90 or more days still accruing were approximately 1.92% and 1.24%, respectively, of the loans outstanding at such dates.

     The allowance for possible loan losses is created by direct charges to operations. Losses on loans are charged against the allowance in the period in which such loans, in management's opinion, become uncollectible. Recoveries during the period are credited to this allowance. The factors that influence management's judgment in determining the amount charged to operating expense include past loan loss experience, composition of the loan portfolio, evaluation of possible future loan losses and current economic conditions. The Company's loan watch committee, which includes three members of senior management as well as regional managers and other credit administration personnel, conducts a quarterly review of all credits classified as substandard. This review follows a re-evaluation by the account officer who has primary responsibility for the relationship.

     At June 30, 1998, the Company had approximately $3.2 million in loans which were internally classified on its "watch list." However, such loans currently are performing and, therefore, are not included as nonperforming or past due loans in the above table.

     The following table sets forth the allowance for possible loan losses at June 30, 1998 and December 31, 1997 and 1996.


               ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES



                                                                              DECEMBER 31,
                                                           --------------------------------------------------
                                         JUNE 30,
                                           1998                      1997                      1996
                                 ------------------------- ------------------------- ------------------------
                                             PERCENT OF                PERCENT OF                PERCENT OF
                                           TOTAL LOANS IN            TOTAL LOANS IN            TOTAL LOANS IN
                                  AMOUNT    EACH CATEGORY   AMOUNT    EACH CATEGORY   AMOUNT   EACH CATEGORY
                                 -------- ---------------- -------- ---------------- -------- ---------------
                                                            (DOLLARS IN THOUSANDS)
Real estate ....................  $1,734         60.5%      $1,690         52.2%      $1,398        57.9%
Installment loans ..............     154         18.0%         389         21.0%         218        16.4%
Credit cards and related plans .     347          2.6%         149          2.8%         137         2.8%
Commercial and all other loans .     438         18.9%         390         24.0%         367        22.9%
                                  ------        -----       ------        -----       ------       -----
Total allocated ................   2,673        100.0%       2,618        100.0%       2,120       100.0%
Unallocated ....................      17                        42                       280
                                  ------                    ------                    ------
Total ..........................  $2,690                    $2,660                    $2,400
                                  ======                    ======                    ======

     Management considers the allowance for possible loan losses adequate to cover possible loan losses on the loans outstanding as of each reporting period. It must be emphasized, however, that the determination of the allowance using the Company's procedures and methods rests upon various judgments and assumptions about future economic conditions and other factors affecting loans. No assurance can be given that the Company will not in any particular period sustain loan losses that are sizable in relation to the amount reserved or that subsequent evaluations of the loan portfolio, in light of conditions and factors then prevailing, will not require significant changes in the allowance for possible loan losses or future charges to earnings.

     For the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995, the following table summarizes the Company's balances of loans outstanding, average loans outstanding, changes in the allowance arising from charge-offs and recoveries by category, and additions to the allowance that have been charged to expense.


                       LOAN LOSS AND RECOVERY EXPERIENCE



                                                                  SIX MONTHS ENDED           YEAR ENDED DECEMBER 31,
                                                                      JUNE 30,      ------------------------------------------
                                                                        1998             1997           1996          1995
                                                                 -----------------  -------------  -------------  ------------
                                                                                    (DOLLARS IN THOUSANDS)
 Total loans outstanding at end of period ......................     $ 130,964        $ 121,209      $ 112,656      $ 94,489
                                                                     =========        =========      =========      ========
 Average loans outstanding .....................................     $ 124,554        $ 118,185      $ 104,297      $ 93,584
                                                                     =========        =========      =========      ========
 Allowance for possible loan losses at beginning of period .....         2,660        $   2,400      $   1,950      $  1,900
 Loans charged off:
  Real estate ..................................................            21                6             12            89
  Installment loans ............................................            48               62             62            72
  Credit cards and related plans ...............................            61              110            111            49
  Commercial and all other loans ...............................            --               17             81           338
                                                                     ---------        ---------      ---------      --------
 Total charge-offs .............................................           130              195            266           548
 Recoveries of loans previously charged off:
  Real estate ..................................................            --               --            118            --
  Installment loans ............................................            14               22             26            31
  Credit cards and related plans ...............................             7               36             34            19
  Commercial and all other loans ...............................            19               43             41            33
                                                                     ---------        ---------      ---------      --------
 Total recoveries ..............................................            40              101            219            83
 Net charge-offs ...............................................            90               94             47           465
 Additions to the allowance charged to expense .................           120              354            497           515
                                                                     ---------        ---------      ---------      --------
 Allowance for possible loan losses at end of period ...........     $   2,690        $   2,660      $   2,400      $  1,950
                                                                     =========        =========      =========      ========
 RATIOS
 Net charge-offs during period to average loans outstanding
  during period ................................................          0.07%            0.08%          0.05%         0.50%
 Net charge-offs during period to loans at period-end ..........          0.07%            0.08%          0.04%         0.49%
 Allowance for possible loan losses to average loans ...........          2.16%            2.25%          2.30%         2.08%
 Allowance for possible loan losses to loans at period-end .....          2.05%            2.19%          2.13%         2.06%
 Net charge-offs to allowance for possible loan losses .........          3.35%            3.53%          1.96%        23.85%
 Net charge-offs to provision for possible loan losses .........         75.00%           26.55%          9.46%        90.29%

CAPITAL RESOURCES
     As a North Carolina-chartered bank, the Bank is subject to the capital requirements of the FDIC and the State Banking Commission. The FDIC requires the Bank to maintain minimum ratios of Tier I capital to total risk-weighted assets and total capital to risk-weighted assets of 4% and 8%, respectively. To be "well capitalized," the FDIC requires ratios of Tier I capital to total risk-weighted assets and total capital to risk-weighted assets of 6% and 10%, respectively. Tier I capital consists of total stockholders' equity calculated in accordance with generally accepted accounting principles less intangible assets, and total capital is comprised of Tier I capital plus certain adjustments, the only one of which is applicable to the Bank is the allowance for possible loan losses. Risk-weighted assets reflect the Bank's on- and off-balance sheet exposures after such exposures have been adjusted for their relative risk levels using formulas set forth in FDIC regulations. As of June 30, 1998, the Bank was in compliance with all of the aforementioned capital requirements and satisfies the "well capitalized" definition that is used by the FDIC in its evaluation of banks.

     Sufficient levels of capital are necessary to sustain growth and absorb losses. To this end, the FDIC, which regulates the Company, has established capital adequacy guidelines. These guidelines relate to the Company's Leverage Capital ratio, Tier 1 Capital ratio and Total Risk Based Capital ratio ("RBC").


     For the Company, Tier 1 Capital consists of total shareholders' equity excluding unrealized gains on available-for-sale securities. As of December 31, 1997, the Company's Leverage Capital ratio, which is calculated based on the Company's Tier 1 Capital, was 8.53% compared to 8.53% and 8.16% at December 31, 1996 and 1995, respectively. For regulatory purposes, a 5.00% or greater Leverage Ratio represents a "well capitalized" financial institution.

     Within the RBC calculations, the Company's assets, including loan commitments and other off-balance sheet items, are weighted according to regulatory guidelines for risk considered inherent in the assets. The Company's Tier 1 RBC ratio as of December 31, 1997 was 12.40% which is, along with a ratio of 12.49% and 12.29% for 1996 and 1995, respectively, representative of a "well capitalized" institution. The calculation of the RBC ratio allows, in the Company's circumstances, the inclusion of the allowance for loan losses in capital, but only to the maximum of 1.25% of risk weighted assets. As of December 31, 1997, the Company's RBC ratio was 13.66% which is representative of a "well capitalized" institution. The Company's RBC ratios for 1996 and 1995 were 13.75% and 13.54%, respectively, both of which were representative of a "well capitalized" financial institution.

     As of December 31, 1997, shareholders' equity totaled $15.7 million compared to $14.2 million at December 31, 1996. The shareholders' equity for 1997 and 1996 included, as discussed above, $307,000 and $101,000, respectively, of net unrealized gains on available-for-sale securities.

     An adequate capital position provides the Company with expansion capabilities. Retention of sufficient earnings to maintain that adequate capital position is an important factor in determining dividends. During 1997, the Company paid $415,000 in dividends, versus $380,000 in 1996 and $356,000 in 1995. As a percentage of net income, dividends were 24.5% and represented an increase of 9.2% over dividends paid in 1996.


LIQUIDITY
     Liquidity is the Company's ability to generate cash to fund asset growth, to meet deposit withdrawals, to maintain regulatory reserve requirements and to pay operating expenses. The principal sources of liquidity are the Company's investment portfolio, interest from loans and investments, loan principal repayments and increases in deposits.

     The Company relies on the investment portfolio as a source of liquidity, with maturities designed to provide needed cash flows. Further, retail deposits generated throughout the branch network has enabled management to fund asset growth and maintain liquidity. These sources have allowed limited dependence on short-term borrowed funds for liquidity or for asset expansion. External sources of funds include the ability to access advances from the Federal Home Loan Bank of Atlanta and Fed Fund lines with correspondent banks.

     The Company's liquidity ratio, which is defined as cash plus short term and marketable securities divided by deposits and short term liabilities, was 27.6% at December 31, 1997, compared to 27.3% and 38.7% at year-end 1996 and 1995, respectively. In addition, the Company has a $13 million line of credit with the Federal Home Loan Bank to meet liquidity needs.

     Any maturing investments, the funds represented by which are not immediately necessary to sustain the Company's liquidity, are invested in similar instruments or used to fund any increased loan demand. All of the Company's investment securities are classified available-for-sale, thus giving the Company the ability to sell certain investments to meet any short-term liquidity needs.

     The Company's consolidated statements of cash flows reflect the principal sources and uses of cash from operating, investing and financing activities for 1997, 1996 and 1995. In 1997, operating activities of the Company provided cash flows of $2.2 million. Net income of $1.7 million, adjusted for non-cash operating activities, provided the majority of cash generated from operations. Investing activities, including lending, utilized $23.1 million of the Company's cash flow. Loans originated, net of principal collected, used $9.1 million. Securities purchases, net of maturities and sales, utilized $12.8 million. The Company utilized $1.3 million in cash in connection with expenditures for premises and equipment. Net additional cash inflows of $19.2 million resulted from financing activities in 1997. Net deposit inflows of $19.6 million were reduced by payments of cash dividends on stock totaling $415,000.

     In 1996, operating activities of the Company provided cash flows of $2.1 million. Net income of $1.3 million, adjusted for non-cash operating activities, provided the majority of cash generated from operations. Investing activities, including lending, utilized $5.3 million of the Company's cash flow. Loans originated, net of principal collected, used $18.1 million. Securities, net of purchases, provided cash of $12.9 million, and expenditures for premises and equipment, net of proceeds from disposal of real estate and equipment, utilized $163,000. Net additional cash inflows of $545,000 resulted from financing activities in 1996, principally from deposit inflows of $925,000, reduced by payments for cash dividends totaling $380,000.


     In 1995, operating activities of the Company provided cash flows of $2.5 million. Net income of $912,000, adjusted for non-cash operating activities, provided the majority of cash generated from operations. Investing activities, including lending, utilized $4.7 million of the Company's cash flow. Loans originated, net of principal collected, used $9.0 million. Securities, net of purchases, provided cash of $4.8 million, and expenditures for premises and equipment, net of proceeds from disposal of real estate and equipment, utilized $510,000. Net additional cash inflows of $9.0 million resulted from financing activities in 1995, principally from deposit inflows of $9.4 million, reduced by payments for cash dividends totaling $356,000.


     The Company has no brokered deposits. Jumbo certificates of deposit ("CDs") are considered to include all CDs of $100,000 or more. The Company does not aggressively bid on those deposits, and it does not seek nor does it accept deposits from outside its general trade areas. Almost all the Company's jumbo CD customers have other relationships with the Company, including savings, demand and other time deposits and, in some cases, loans. At December 31, 1997 and 1996, jumbo CDs represented 11.4% and 11.8% of total deposits, respectively.

     In the opinion of management, the Company has the ability to generate sufficient amounts of cash to cover normal funding requirements and any additional needs which may arise, within realistic limitations, within the next twelve months, and management is not aware of any known demands or commitments that will affect liquidity in a material way.


REGULATORY MATTERS

     Management is not presently aware of any current recommendation to the Company by regulatory authorities which, if they were to be implemented, would have a material effect on the Company's liquidity, capital resources or operations.


IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in interest rates have a greater impact on the Company's performance than does the effect of inflation.


ACCOUNTING AND OTHER MATTERS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." This statement establishes standards of computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings Per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997 and requires restatement of all prior-period EPS data presented. The Company adopted SFAS No. 128 in 1997 without any significant impact on its consolidated financial statements.

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is defined as the change in equity during a period for non-owner transactions and is divided into net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. This statement does not change or modify the reporting or display in the income statement. For the six months ended June 30, 1998 and 1997, the Company's total comprehensive income, consisting of net income and changes in unrealized securities gains and losses, net of tax effects, was $966,000 and $890,000, respectively.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments on an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997 and in the initial year of application, comparative information for earlier years is to be restated. The Company plans to adopt SFAS No. 131 at December 31, 1998 and does not anticipate any significant impact on its consolidated financial statements.

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits." This statement standardizes the disclosure requirements of pensions and other postretirement benefits. This statement does not change any measurement of recognition provisions, and thus will not materially impact the Company's consolidated financial statements. This statement is effective for fiscal years beginning after December 15, 1997.


     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1998. Earlier application of all of the provisions of this statement is encouraged. The Company plans to adopt this statement on January 1, 2000 and does not anticipate any material effect on its consolidated financial statements.

     The FASB also issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to issued exposure drafts and to proposed effective dates.

     Management is not aware of any known trends, events, uncertainties, or current recommendations by regulatory authorities that will or that are reasonably likely to have a material effect on the Company's liquidity, capital resources or other operations.


YEAR 2000 ISSUE

     GENERAL. The year 2000 ("Y2K") issue confronting the Company and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000.

     Financial institution regulators recently have increased their focus upon Y2K compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council ("FFIEC") has issued several interagency statements on Y2K Project Management Awareness. These statements require financial institutions to, among other things, examine the Y2K implications of their reliance on vendors and with respect to data exchange and the potential impact of the Y2K issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the Y2K issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Y2K problems. The federal banking agencies have asserted that Y2K testing and certification is a key safety and soundness issue in conjunction with regulatory exams and, thus, that an institution's failure to address appropriately the Y2K issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties.

     RISKS. Like most financial service providers, the Company and its operations may be significantly affected by the Y2K issue due to its dependence on technology and date-sensitive data. Computer software and hardware and other equipment, both within and outside the Company's direct control, and third parties with whom the Company electronically or operationally interfaces (including without limitation its customers and third party vendors) are likely to be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated, and the Company could experience an inability to process transactions, prepare statements or engage in similar normal business activities. Likewise, under certain circumstances, a failure to adequately address the Y2K issue could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Y2K issue could result in a significant adverse impact on the Company's operations and, in turn, its financial condition and results of operations.

     STATE OF READINESS. During November 1997, the Company formulated its plan to address the Y2K issue. Since that time, the Company has taken the following steps:

     o Established senior management advisory and review responsibilities;

     o Completed a company-wide inventory of applications and system software;

     o Built an internal tracking database for application and vendor software;


     o Developed compliance plans and schedules for all lines of business;

     o Begun computer code testing;

     o Initiated vendor compliance verification;

     o Begun awareness and education activities for employees through existing internal communication channels; and

     o Developed a process to respond to customer inquiries as well as help educate customers on the Y2K issue.

The following paragraphs summarize the phases of the Company's Y2K plan:

   AWARENESS PHASE. The Company formally established a Y2K plan headed by a senior manager, and a project team was assembled for management of the Y2K project. The project team created a plan of action that includes milestones, budget estimates, strategies, and methodologies to track and report the status of the project. Members of the project team also attended conferences and information sharing sessions to gain more insight into the Y2K issue and potential strategies for addressing it. This phase is substantially complete.

   ASSESSMENT PHASE. The Company's strategies were further developed with respect to how the objectives of the Y2K plan would be achieved, and a Y2K business risk assessment was made to quantify the extent of the Company's Y2K exposure. A corporate inventory (which is periodically updated as new technology is acquired and as systems progress through subsequent phases) was developed to identify and monitor Y2K readiness for information systems (hardware, software, utilities, and vendors) as well as environmental systems (security systems, facilities, etc.). Systems were prioritized based on business impact and available alternatives. Mission critical systems supplied by vendors were researched to determine Y2K readiness. If Y2K-ready versions were not available, the Company began identifying functional replacements which were either upgradable or currently Y2K-ready, and a formal plan was developed to repair, upgrade or replace all mission critical systems. This phase is substantially complete.

   In August 1997, the Company began Y2K discussions with its larger borrowers at the time of the annual review of their loans. Beginning in January 1998, all credits greater than $250,000 were evaluated for Y2K exposure by the relationship account officer using a questionnaire developed by the Company's credit administration staff. As part of the current credit approval process, all new and renewed loans are evaluated for Y2K risk. During the course of these evaluations, Company personel have met individually with each of its larger borrowers to discuss and obtain information regarding each borrower's dependence on information technology and third party vendors and the nature of steps being taken by the borrowers to address their Y2K risk. While the Company will continue to monitor the progress being made by its larger borrowers in addressing their own Y2K issues, to date the Company is generally satisfied with these customers' responses to the Company's inquiries and their progress in addressing their Y2K risk.

   RENOVATION PHASE. The Company's corporate inventory revealed that Y2K upgrades were available for all vendor supplied mission critical systems, and all these Y2K-ready versions have been delivered and placed into production and have entered the validation process (with the exception of hardware upgrades to certain of the Company's automated teller machines which are expected to be completed by December 31, 1998).

   VALIDATION PHASE. The validation phase is designed to test the ability of hardware and software to accurately process date sensitive data. The Company currently is in the process of validation testing of each mission critical system, with the degree of completion of such testing ranging from 25% to 100%. The Company has created a test environment comprised of an IBM Model 170 dedicated to Y2K testing which is virtually insulated from production and development environments. The Company anticipates that the validation phase will follow the estimated industry norm in that it will absorb approximately 50% of the total Y2K resources (computer and personnel) over the life cycle of the project. The Company has increased staff in anticipation of that work effort. The Company's validation phase is expected to be completed by December 31, 1998 for all mission critical systems (with the exception of the Company's automated teller machine network as to which validation testing will be completed during the first quarter of 1999). During the validation testing process to date, no significant Y2K problems have been identified relating to any modified or upgraded mission critical systems.

   IMPLEMENTATION PHASE. The Company's plan calls for putting Y2K-ready code into production before having actually completed Y2K validation testing. Y2K-ready modified or upgraded versions have been installed and placed into production with respect to all mission critical systems (with the exception of the Company's automated teller machine network as to which hardware upgrades are expected to be completed and in production by December 31,
   1998).

     COMPANY RESOURCES INVESTED. The Company's Y2K project team has been assigned the task of ensuring that all systems across the Company are identified, analyzed for Y2K compliance, corrected if necessary, tested, and changes put into service by the end of 1998. The Y2K project team members represent all functional areas of the Company, including branches, data processing, loan administration, accounting, item processing and operations, compliance, internal audit, human resources, and marketing. The team is headed by a vice president who reports directly to a member of the Company's senior management team. The Company's Board of Directors oversees the Y2K plan and provides guidance and resources to, and receives quarterly updates from, the Y2K project team.

     The Company is expensing all costs associated with required system changes as those costs are incurred, and such costs are being funded through operating cash flows. The total cost of the Y2K conversion project for the Company is estimated to be $200,000. Expenses of approximately $23,000 were incurred and expensed by the Company through June 30, 1998. The Company does not expect significant increases in future data processing costs relating to Y2K compliance.

     CONTINGENCY PLANS. During the assessment phase, the Company began to develop back-up or contingency plans for each of its mission critical systems. Virtually all of the Company's mission critical systems are dependent upon third party vendors or service providers, therefore, contingency plans include selecting a new vendor or service provider and converting to their system. In the event a current vendor's system fails during the validation phase and it is determined that the vendor is unable or unwilling to correct the failure, the Company will convert to a new system from a pre-selected list of prospective vendors. In each case, realistic trigger dates have been established to allow for orderly and successful conversions. For some systems, contingency plans consist of using spreadsheet software or reverting to manual systems until system problems can be corrected.

     The majority of the Company's mission critical systems fall into the categories of its core-banking software, its proof of deposit system, and its automatic teller machine network. The Company has received warranties from vendors to the effect that the proof of deposit and automatic teller machine network software is Y2K-ready. While no warranty has been received with respect to the core-banking system, that system is used by a number of banking institutions and has been reviewed by the Federal Reserve Bank of Atlanta and found to be Y2K-ready.


     With respect to each third party with whom the Company interfaces electronically or from whom it obtains services or supplies (such as the Company's credit and debit card processors, its correspondent bank, the Federal Reserve Bank of Richmond, its electric and telephone company, and its suppliers of business forms), the Company has requested information regarding that party's preparations and state of preparedness with respect to Y2K issues. While, in general, no such third parties will give warranties or guarantees with respect to Y2K issues, the Company has received from each third party in writing an acknowledgment of that party's awareness of the Y2K issue, information regarding its plan for addressing Y2K concerns, and an assurance that steps are being taken to prevent service interruptions. While these assurances do not give the Company any specific legal rights or remedies, the Company generally is satisfied with the responses it has received. In the case of third parties with whom the Company interfaces electronically, testing of those interfaces is being conducted or is scheduled and interruptions in the services provided by such third parties have been taken into account in the Company's contingency plans (which, for example, provide for increased inventories of business forms and supplies, increased levels of cash on hand, use of a generator to operate the Company's main computer system and operations function, manual processing of branch transactions, direct clearing of checks through the Federal Reserve rather than through a correspondent bank, and, where possible, a change to a different third party supplier).

                                   BUSINESS

GENERAL

     The Company is a bank holding company headquartered in Engelhard, North Carolina. The Company operates through, and its principal asset is its investment in, the Bank which operates as a wholly-owned subsidiary of the Company.

     As of June 30, 1998, the Company had total consolidated assets of approximately $199.1 million, total consolidated deposits of approximately $180.8 million and total consolidated shareholders' equity of approximately $16.7 million.

     Following the hiring of its current President and Chief Executive Officer, Arthur H. Keeney, III, in the fall of 1995, the Bank's Board of Directors engaged a consultant to assist the Board and the Bank's senior management team in designing and implementing a five-year strategic plan to enhance shareholder value and expand the Bank's franchise. The plan, adopted in early 1996, focused the efforts of the Board and the management team on increased profitability, the development of new products and services and the addition of select DE NOVO branches in key markets. From December 31, 1995 to June 30, 1998, the Bank's assets, loans and deposits have increased by 20.4%, 38.6% and 20.2%, respectively. During January 1998, in an effort to improve the liquidity and increase the trading volume in the Bank's common stock, the Bank applied for and received listing of the stock on the Nasdaq Bulletin Board. In addition, the Bank's Board of Directors approved the Reorganization and a three-for-one split of the Bank's common stock, each of which was effected on July 22, 1998. Management believes that the Company is taking the appropriate steps to establish a platform for future growth.


BUSINESS STRATEGY

     The Company's business strategy is to expand the Bank's franchise by focusing on community-oriented banking via localized lending, core deposit funding, conservative balance sheet management and stable growth. The primary elements of this strategy are described below.

     COMMUNITY FOCUS. The Company will distinguish itself from competitors in its geographic markets by continuing to provide community-oriented banking services through the Bank, with a focus on offering personalized service and a variety of financial services targeted toward individuals and small- and medium-sized businesses within the communities served by the Bank.

     PROFITABILITY AND CREDIT QUALITY. Within the context of a community-oriented financial institution, the Company will seek to increase its profitability and maintain appropriate core financial ratios, while also maintaining above-average credit quality measurements.

     GROWTH AND EXPANSION. The Company will seek to increase its asset size through further penetration of its existing banking markets and appropriate expansion of its current markets. The Company will analyze and take advantage of opportunities to establish DE NOVO branches, to acquire other financial institutions or offices of such other institutions, and to acquire non-bank providers of financial services, if the Company believes such actions would be appropriate and would enhance the Bank's franchise and, in the long term, its profitability. Management believes that as its larger competitors continue to focus on larger transactions and less personalized forms of customer service, the Bank will have significant opportunities to continue to expand its franchise in its existing markets and in new markets.

     TECHNOLOGY AND PEOPLE. As banking becomes more and more technology driven, the Company will make the necessary investments in technology to remain competitive with the larger banking organizations in its markets from a product and product delivery standpoint. However, the Company believes that its most valuable resources are its employees who provide the personalized service that separates it as a community-oriented financial institution from the larger institutions in its geographic markets and who provide it with an important basis upon which to compete. Therefore, the Company also will invest in the people who will manage and carry out the Bank's business.


BANK HOLDING COMPANY REORGANIZATION

     As part of the Bank's growth strategy, management of the Bank perceived that the Reorganization likely would result in certain advantages, including, without limitation, additional flexibility in expansion of the Bank's business through the acquisition of other financial institutions, in the raising of additional capital through borrowing (if needed) and with respect to other activities and corporate matters. Additionally, the Reorganization could benefit the Bank's shareholders through increased public awareness and additional liquidity in the trading market for the holding company's outstanding equity securities. As a result, the Company was organized on March 4, 1998, by the Bank and at the direction of the Bank's Board of Directors, to serve as the Bank's parent holding company. Effective July 22, 1998, and to effect the Reorganization, (i) an "interim bank" subsidiary of the Company (newly formed for the purpose of such transaction) was merged into the Bank (with the

Bank as the surviving corporation), (ii) the outstanding shares of the Bank's common stock were converted into an identical number of shares of the Company's Common Stock with the result that the then current shareholders of the Bank became shareholders of the Company (with the same relative ownership interests that they had in the Bank) and (iii) the Company became the sole shareholder of the Bank.

     The Bank continues to exist under its separate charter and bylaws but as the wholly-owned subsidiary of the Company, and will continue to conduct its banking business at all its previous banking offices.


THE BANK

     GENERAL. The Bank is an FDIC-insured, North Carolina-chartered bank which was organized in 1919 and is engaged in a general, community-oriented commercial and consumer banking business. The Bank currently maintains 15 full-service banking offices in six counties in North Carolina, together with one loan production office, and its deposits are insured under the FDIC's Bank Insurance Fund ("BIF") to the maximum amount permitted by law. The Bank has two wholly-owned subsidiaries. Carolina Financial Realty, Inc. ("CFR") holds title to five of the Bank's branch offices which it leases to the Bank. The second subsidiary, Carolina Financial Courier, Inc., formerly provided courier services to the Bank but currently contracts with a third-party for such services.

     SERVICES. The Bank's operations are primarily retail oriented and directed toward individuals, small- and medium-sized businesses and local governmental units located in its banking markets, and its deposits and loans are derived primarily from customers in its banking markets. While the Bank provides most traditional commercial and consumer banking services, its principal activities are the taking of demand and time deposits and the making of secured and unsecured loans. The Bank's primary source of revenue is interest income from its lending activities, and it has pursued a strategy of growth through internal expansion by establishing branch offices in communities within its banking markets.

     BANKING MARKETS. The Bank's banking markets are located in the east central and northeastern portions of North Carolina and along North Carolina's Outer Banks, and are divided into the following three regions:


   CENTRAL REGION: The Central Region is located on the peninsula that divides the Pamlico Sound and the Albermarle Sound on the mainland of North Carolina, and it includes the Bank's three offices located in Hyde County (its Main Office in Engelhard and its branch offices in Swan Quarter and Fairfield), one banking office located in each of Tyrrell County (Columbia) and Washington County (Creswell), and its one loan production office located in Beaufort County (Washington, which is expected to be converted to a full-service branch during 1999 in a new facility which currently is under construction). At June 30, 1998, approximately 36% and 38%, respectively, of the Bank's total deposits and total loans were attributed to its Central Region banking offices.


   The Central Region is mostly rural and had a total population in 1997 of approximately 67,000. The local economy is heavily dependent on agriculture (primarily corn, soybeans, cotton and wheat), forestry products and seafood related industries. Based on its location between the Pamlico and Albemarle Sounds and the location of Lake Mattamuskeet, the region provides many recreational opportunities and benefits from tourism.

   Major industrial employers in the Central Region include Weyerhauser Company, which operates a large lumber mill in Washington County, and PCS Phosphate and Standyne Automotive Corp., which maintain large mining and manufacturing facilities, respectively, in Beaufort County. Coastal land use restrictions make it difficult to attract industry to this area. However, the prospects for future economic expansion in the Central Region are improving due to active economic development efforts through the region's Northeast Partnership, one of seven regional partnerships of county governments formed in 1993 by the North Carolina Legislature to work in concert with the State's Department of Commerce and other agencies to promote regional growth. For 1997, the average unemployment rate in the region was 6.5% and the average annual per capita income was approximately $21,000.

   WESTERN REGION: The Western Region is located in the east central section of North Carolina's Coastal Plains, and it currently includes the Bank's three branch offices located in Pitt County (all in Greenville, including the Bank's only in-store branch which is located in a WalMart Supercenter). At June 30, 1998, approximately 13% and 19%, respectively, of the Bank's total deposits and total loans were attributed to its Western Region banking offices.

   The Western Region is the most urban and economically diversified of the Bank's three regions. Major industries contributing to its economy include manufacturing, retail services, health care and, to a lesser degree, agriculture. Pitt County is the home of East Carolina University, which is the state's third largest public university, and, with its medical school and an affiliated regional hospital, is one of the region's largest employers and has been a significant contributing factor in the region's growth. Other major employers include Catalytica Pharmaceuticals, Rubbermaid and Collins and Aikman.

   The region's population has grown to approximately 121,000 (with the population of Greenville rising to 59,000), which has resulted in an increase in new home construction. Greenville recently was rated as one of the top 20 cities in the United States in new housing starts. For 1997, the average unemployment rate in the region was 4.6% and the average annual per capita income was approximately $23,000.


   OUTER BANKS REGION: The Outer Banks Region extends along North Carolina's Outer Banks from Currituck County on the Virginia border, through Dare County, and to Ocracoke Island. The region includes the Bank's one branch office in Currituck County (Barco), five branch offices in Dare County (Southern Shores/Kitty Hawk, Nags Head, Manteo, Avon and Hatteras), and one branch office located on Ocracoke Island, and is the Bank's largest region in terms of a percentage of its business. At June 30, 1998, approximately 51% and 43%, respectively, of the Bank's total deposits and total loans were attributed to its Outer Banks Region banking offices.


   Currituck and Dare Counties are two of the fastest growing counties (in terms of percentages) in North Carolina, and the total population of the region has grown to approximately 45,000. The entire region is primarily a coastal resort, and its local economy is based primarily on tourism. However, agriculture has a significant influence on the economy of mainland Currituck County, and the seasonality normally associated with agriculture and tourism is being tempered somewhat by an increase in the number of permanent residents (including a large number of retirees) who help to support year-round retail and service establishments. For 1997, the average unemployment rate in the region was 4.0% and the average per capita income was approximately $20,000.

   On-going highway improvement projects involving U.S. Highway 64 between Raleigh and Manteo, and U.S. Highway 168 between the Tidewater area of Virginia and the Outer Banks, are expected to enhance the economy of the region.

     LENDING ACTIVITIES. The Bank makes a variety of types of consumer and commercial loans to individuals and small- and medium-sized businesses located primarily in its banking markets for various personal, business and agricultural purposes, including term and installment loans, equity lines of credit and overdraft checking credit. The Bank's loans are concentrated in four major areas: (i) real estate loans, (ii) commercial and agricultural loans,
(iii) installment loans and (iv) credit card loans.

     At June 30, 1998, approximately 55% of the Bank's loan portfolio consisted of real estate loans. All real estate loans are secured by first or junior liens on real property located almost exclusively in the Bank's geographic markets (and substantially all of which, both commercial and residential, is owner occupied or operated), and management estimates that more than approximately 75% of those loans actually were made for purposes related to the real estate collateral (generally, loans made to individuals and businesses for the purchase and improvement of or investment in real estate, including construction loans to individuals and builders). However, in addition to such real estate purpose loans, the Bank also makes loans secured by first or junior liens on real estate for various other commercial, agricultural and consumer purposes. Such loans generally are reflective of efforts by management to minimize credit risk by taking real estate as primary or additional collateral on loans made for purposes not directly related to the real estate itself. The Bank does not make conventional, long-term residential mortgage loans in its own name (see "Mortgage Loans" below), and none of its other real estate loans are made with the intent to sell them in the secondary market. Therefore, none of such loans are underwritten to conform to FNMA or FHLMC guidelines.

     Loans secured by real estate may be made at fixed or variable interest rates and for terms of up to 15 years, or which provide for payments based on an amortization schedule of up to 15 years. However, loans having terms of more than five years, or which are based on an amortization schedule of more than five years, generally will contain contractual provisions which allow the Bank to call the loan in full, or provide for a "balloon" payment in full, at the end of each five-year period.

     The Bank's commercial and agricultural loans include loans to individuals and small- and medium-sized businesses located in its banking markets for working capital, equipment purchases and various other business and agricultural purposes (other than any such loan secured by real estate) and loans made to finance the production of crops. At June 30, 1998, these loans made up approximately 28% of the Bank's loan portfolio. A majority of the Bank's commercial and agricultural loans are secured by inventory, equipment, crops or similar assets, but these loans also may be made on an unsecured basis. Commercial and agricultural loans may be made at variable or fixed rates of interest; however, it currently is the Bank's policy that those loans which have terms or amortization schedules of longer than five years normally will carry interest rates which vary with the prime lending rate and may be called in full at any time after the first five years.

     Approximately 17% of the Bank's total loan portfolio consists of loans made for various agricultural purposes, including crop production (primarily corn, soybeans, cotton and wheat) and the purchase of related equipment or farmland. However, approximately 35% of these agricultural loans are secured by first or junior liens on real estate and, thus, are included in the Bank's real estate loans. The Bank currently has no loans made for the purpose of tobacco or livestock production, and the Bank's loans directly related to commercial fishing and related seafood industries are limited.


     The Bank's installment loan portfolio consists primarily of loans to individuals for various consumer purposes (other than any such loan secured by real estate), but also includes the outstanding balances on consumer revolving credit accounts. The majority of the Bank's installment loans are secured by liens on various personal assets of the borrowers, but these loans may also be made on an unsecured basis. Consumer loans generally are made at fixed interest rates (with the exception of revolving credit accounts which may provide for variable rates) and for terms which generally do not exceed three years. However, the Bank will make consumer loans for terms of up to five years.

     The Bank is an issuer of MasterCard and Visa credit cards (primarily to customers within its banking markets) and, at June 30, 1998, had outstanding credit card receivables of $2.4 million.

     None of the Bank's loans are underwritten for sale in any secondary market and, since the Bank does not make long-term residential mortgage loans for its own account, there is no established secondary market into which any of the Bank's loans could be sold. However, while the Bank has not previously sold, or attempted to sell, any of its loans, management of the Bank believes that, should the need arise (for purposes of liquidity or otherwise), portions of its loan portfolio could be sold to other banks or financial institutions on a privately negotiated basis. Because it believes that the Bank has adequate other sources of liquidity, and because the Bank's loans generally are made at variable interest rates and/or for terms of not longer than three to five years (in order to minimize interest rate risk), management currently does not foresee a need to sell any of the Bank's loans.

     Certain statistical information regarding the Bank's loan portfolio at December 31, 1997, and June 30, 1998, is contained in this Prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     MORTGAGE LOANS. During 1998, the Bank began offering long-term, residential mortgage loans that are originated by the Bank but are underwritten and funded by, and closed in the name of, third-party lenders. The Bank retains a portion of the origination fees collected with respect to these loans. This arrangement permits the Bank to offer this product in its markets and enhance its fee-based income, but it avoids the credit and interest rate risk associated with long-term loans since these loans are not in the Bank's loan portfolio.

     LOAN ADMINISTRATION AND UNDERWRITING. As described above, the Bank's loan portfolio consists primarily of loans made for a variety of commercial, agricultural and consumer purposes and the Bank does not make long-term residential mortgage loans for its own account. Because these types of loans are made based, to a great extent, on the Bank's assessment of borrowers' income, cash flow, character and ability to repay (as compared to long-term residential mortgage loans in which greater emphasis is placed on collateral), such loans are viewed as involving a higher degree of credit risk than is the case with long-term residential mortgage loans. To manage this risk, the Bank's loan portfolio is managed under a defined process, which includes guidelines for loan underwriting standards and risk assessment, procedures for loan approvals, loan grading, ongoing identification and management of credit deterioration and portfolio reviews to assess loss exposure and to ascertain compliance with the Bank's credit policies and procedures. The Bank has retained an outside credit risk management consultant to advise the Bank with respect to its credit policies and procedures and to provide on-line credit manuals that can be modified quickly and efficiently to reflect periodic changes. The lending and loan administration process includes a centralized credit review and analysis prior to funding of all credit decisions involving an aggregate credit relationship in excess of $200,000, a review of all loans after funding for adequacy of documentation and compliance with regulatory requirements and a review by credit administration personnel at least annually of any credit relationship exceeding $100,000. Additionally, the Bank's credit risk management consultant currently reviews the Bank's 15 largest lending relationships and other selected loans three times a year (the most recent of which was during May 1998). Reports of the results of these outside reviews are made to the Board of Directors.

     The Bank's loan approval policies generally provide for various levels of lending authority for lending personnel based on aggregate credit exposure to borrowers. Loans involving an aggregate credit exposure of up to $100,000 may be approved at the branch level. Above that amount, loans involving aggregate exposures of up to $200,000 require the approval of one of the Bank's Regional Managers, loans involving aggregate exposures of up to $750,000 require the approval of the Bank's Chief Credit Officer or President, and loans involving aggregate exposures of up to $1.3 million require the approval of the Bank's General Credit Committee (made up of senior management). All individual loans over $1.0 million require the approval of the Executive Committee of the Board of Directors, and all agricultural loans, without regard to amount, must be approved by one of the Bank's agri-business lending specialists.

     At the time loans are made, and during periodic reviews, loans are assigned a grade which indicates the level of management attention to be given to that loan to protect the Bank's position and to reduce loss exposure. During the life of each loan, its grade is reviewed and validated or modified to reflect changes in circumstances and risk. Loans are placed in a non-accrual status if they become 90 days past due or otherwise whenever, in the opinion of management, collection becomes doubtful, and they are charged off when the collection of principal and interest is doubtful and the loans can no longer be considered sound collectible assets (or, in the case of unsecured loans, when they become 90 days past due).


     RESERVE FOR LOAN LOSSES. The General Credit Committee reviews all substandard loans over $10,000 on a quarterly basis, and management of the Bank meets regularly to review asset quality trends and to discuss loan policy issues. Based on these reviews and other factors (including a defined formula that takes into consideration general and specific credit risks in the Bank's loan portfolio), the Bank has established a reserve for loan losses. The adequacy of the reserve is assessed by management of the Bank and reviewed by the Bank's Board of Directors each month and, at June 30, 1998, was 2.05% of the Bank's total loans and 252.11% of its non-performing loans.


     Certain statistical information regarding the Bank's reserve for loan losses and its nonaccrual, past due and restructured loans at December 31, 1997, and at June 30, 1998, is contained in this Prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     DEPOSIT ACTIVITIES. The Bank's deposit services include business and individual checking accounts, savings accounts, NOW accounts, certificates of deposit and money market checking accounts. During 1998, the Bank expects to introduce cash management services designed to accommodate the needs of its commercial deposit customers. It is the Bank's policy to monitor its competition in order to keep the rates paid on its deposits at a competitive level. The Bank's banking markets include primarily smaller communities where its emphasis on customer service provides it with a stable source of core funding. At June 30, 1998, transaction accounts and non-interest bearing accounts equaled approximately 46% and 23%, respectively, of total deposits. Time deposits of $100,000 and over made up approximately 16% of the Bank's total deposits at June 30, 1998. The vast majority of the Bank's deposits are generated from within its banking markets, and the Bank does not accept brokered deposits but does actively solicit public funds deposits in its markets.

     Certain statistical information regarding the Bank's deposit accounts at December 31, 1997, and at June 30, 1998, is contained in this Prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     INVESTMENT PORTFOLIO. At June 30, 1998, the Bank's investment portfolio consisted almost entirely of U.S. government securities and obligations of states and political subdivisions, approximately 22% of which mature within one year and approximately 54% of which mature within one to five years.


     Certain statistical information regarding the Bank's investment portfolio at December 31, 1997, and at June 30, 1998, is contained in this Prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     MARKETING ACTIVITIES. Consistent with its business strategy which includes increasing the Bank's market share in its existing banking markets, during 1997 the Bank hired a marketing director and renewed its focus on marketing the Bank's new and existing products, as well as increasing general market awareness of the Bank as a competitor in its banking markets, through expanded media advertising and promotional activities.

     OTHER SERVICES. The Bank provides most other traditional commercial and consumer banking services. Discount brokerage services are offered by the Bank through an unaffiliated broker-dealer.


COMPETITION

     The Bank competes for deposits in its banking markets with other commercial banks, savings banks and other thrift institutions, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, the Bank competes with all other financial institutions as well as consumer finance companies, mortgage companies and other lenders.

     Commercial banking in the Bank's banking markets and in North Carolina as a whole is extremely competitive. North Carolina is the home of three of the largest commercial banks in the Southeast, each of which has branches located in the

Bank's Western and Outer Banks Regions, and 14 other commercial banks, thrift institutions and credit unions also are represented in its banking markets.

     Interest rates, both on loans and deposits, and prices of fee-based services, are significant competitive factors among financial institutions generally. Other important competitive factors include office location, office hours, the quality of customer service, community reputation, continuity of personnel and services, and, in the case of larger commercial customers, relative lending limits and the ability to offer more sophisticated cash management and other commercial banking services. Many of the Bank's competitors have greater resources, broader geographic markets and higher lending limits than the Bank, and they can offer more products and services and can better afford and make more effective use of media advertising, support services and electronic technology than can the Bank. The Bank depends on its reputation as a community bank in its local markets, its direct customer contact, its ability to make credit and other business decisions locally, and its personalized service, to counter these competitive disadvantages.

     In recent years, federal and state legislation has heightened the competitive environment in which all financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. Additionally, with the elimination of restrictions on interstate banking, a North Carolina commercial bank may be required to compete not only with other North Carolina-based financial institutions, but also with out-of-state financial institutions which may acquire North Carolina institutions, establish or acquire branch offices in North Carolina, or otherwise offer financial services across state lines, thereby adding to the competitive atmosphere of the industry in general. In terms of assets, the Bank is one of the smaller commercial banks in North Carolina, and there is no assurance that the Bank will be or continue to be an effective competitor in the current financial services environment. See "Risk Factors -- Competition."


EMPLOYEES

     The Company does not have any separate employees. As of June 30, 1998, the Bank employed 128 full-time employees (including its and the Company's executive officers) and 17 part-time employees. The Bank and its employees are not parties to any collective bargaining agreement, and the Bank considers its relations with its employees to be good.


LEGAL PROCEEDINGS

     From time to time the Bank may become involved in legal proceedings occurring in the ordinary course of its business. However, subject to the uncertainties inherent in any litigation, management believes that there currently are no pending or threatened proceedings that are reasonably likely to result in a material adverse change in the Company's financial condition or operations.

PROPERTIES

     The Company's offices are located in the Bank's corporate offices in Engelhard, North Carolina, and the Company does not own or lease any separate properties. The Bank maintains the following 16 offices, seven of which it owns, five of which are owned by CFR and leased to the Bank, three of which are held under leases with unaffiliated third parties, and one of which was constructed by the Bank on property held under a ground lease with an unaffiliated third party.


   CENTRAL REGION:       Engelhard main banking and corporate office (owned)
                         Swan Quarter branch office (owned)
                         Fairfield branch office (leased from CFR)
                         Columbia branch office (leased from CFR)
                         Creswell branch office (owned)
                         Washington loan production office (leased)
   WESTERN REGION:       Greenville Arlington branch office (owned)
                         Greenville University Medical Center branch office (owned)
                         Greenville WalMart Supercenter branch office (leased)
   OUTER BANKS REGION:   Barco branch office (ground lease)
                         Southern Shores/Kitty Hawk branch office (leased from CFR)
                         Nags Head branch office (leased from CFR)
                         Manteo branch office (owned)
                         Avon branch office (leased)
                         Hatteras branch office (leased from CFR)
                         Ocracoke branch office (owned)

     All of the Bank's existing banking offices are in good condition and fully equipped for the Bank's purposes. At June 30, 1998, the Bank's investment in premises and banking equipment (cost less accumulated depreciation) was approximately $6.3 million.


ADDITIONAL INFORMATION

     For additional information regarding the Company and its consolidated financial condition and results of operations, see "Capitalization," "Selected Consolidated Financial Data and Other Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Supervision, Regulation and Other Matters," "Management," "Beneficial Ownership of Common Stock," "Management Compensation," "Certain Relationships and Related Transactions," "Description of Capital Stock," "Available Information," "Index to Consolidated Financial Statements," and "ECB Bancorp, Inc. and Subsidiary Supplemental Consolidated Financial Statements" and "The East Carolina Bank and Subsidiaries Consolidated Financial Statements."


     THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS ARE NOT DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF OR GUARANTEED BY THE BANK OR THE COMPANY AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

                   SUPERVISION, REGULATION AND OTHER MATTERS

     THE FOLLOWING IS A SUMMARY OF CERTAIN STATUTES AND REGULATIONS APPLICABLE TO THE COMPANY AND THE BANK BUT IS NOT INTENDED TO BE EXHAUSTIVE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ALL PARTICULAR STATUTORY OR REGULATORY PROVISIONS.

     The business and operations of the Company and the Bank are subject to extensive federal and state governmental regulation and supervision.


REGULATION OF THE COMPANY

     The Company is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and is subject to supervision and examination by, and the regulations and reporting requirements of, the Federal Reserve. Under the BHCA, the activities of the Company are limited to banking, managing or controlling banks or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     The BHCA prohibits the Company from acquiring direct or indirect control of more than 5.0% of the outstanding voting stock or substantially all of the assets of any financial institution, or merging or consolidating with another bank holding company or savings bank holding company, without prior approval of the Federal Reserve. Additionally, the BHCA prohibits the Company from engaging in, or acquiring ownership or control of more than 5.0% of the outstanding voting stock of any company engaged in, a nonbanking activity unless such activity is determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. In approving an application by the Company to engage in a nonbanking activity, the Federal Reserve must consider whether that activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

     There are a number of obligations and restrictions imposed by law on a bank holding company and its insured depository institution subsidiaries that are designed to minimize potential loss to depositors and federal deposit insurance funds. For example, if a bank holding company's insured depository institution subsidiary becomes "undercapitalized," the bank holding company is required to guarantee (subject to certain limits) the subsidiary's compliance with the terms of any capital restoration plan filed with its appropriate federal banking agency. Also, a bank holding company is required to serve as a source of financial strength to its depository institution subsidiaries and to commit resources to support such institutions in circumstances where it might not do so, absent such policy. Under the BHCA, the Federal Reserve has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of a depository institution subsidiary of the bank holding company.

     The Company also is registered as a bank holding company under the North Carolina Bank Holding Company Act and is subject to regulations of the North Carolina Commissioner of Banks (the "North Carolina Commissioner") thereunder.


REGULATION OF THE BANK

     As a North Carolina-chartered bank that is not a member of the Federal Reserve System, the Bank's primary federal bank regulator is the FDIC. The Bank's deposits are insured by the FDIC and the Bank is subject to supervision and examination by, and the regulations and reporting requirements of, the FDIC and the North Carolina Commissioner.

     As an insured institution, the Bank is prohibited from engaging as a principal in activities that are not permitted for national banks unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund and (ii) the Bank is, and continues to be, in compliance with all applicable capital standards. Insured institutions also are prohibited from directly acquiring or retaining any equity investment of a type or in an amount not permitted for national banks.

     The Federal Reserve, the FDIC and the North Carolina Commissioner have broad powers to enforce laws and regulations applicable to the Company and the Bank and to require corrective action of conditions affecting the safety and soundness of the Bank. Among others, these powers include cease and desist orders, the imposition of civil penalties and the removal of officers and directors.

     Even though it is not a member of the Federal Reserve System, the business of the Bank also is influenced by prevailing economic conditions and governmental policies, both foreign and domestic, and by the monetary and fiscal policies of the Federal Reserve. The actions and policy directives of the Federal Reserve determine to a significant degree the cost and the availability of funds obtained from money market sources for lending and investing and also influence, directly and indirectly, the rates of interest paid by commercial banks on their time and savings deposits. The nature and impact on the Bank of future changes in economic conditions and monetary and fiscal policies are not predictable.


PAYMENT OF DIVIDENDS

     The Company is a legal entity separate and distinct from the Bank. The principal sources of cash flow of the Company, including cash flow to pay dividends to its shareholders, are dividends it receives from the Bank. There are statutory and regulatory limitations on the payment of dividends by the Bank to the Company, as well as by the Company to its shareholders. As an insured depository institution, the Bank also is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, it would become "undercapitalized" (as such term is defined in the Federal Deposit Insurance Act).

     If, in the opinion of the FDIC, an insured depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), it may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See " -- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The payment of dividends by the Company and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

     At June 30, 1998, the Bank had approximately $4.4 million available for payment of dividends to the Company without affecting its classification as a "well capitalized" bank under federal bank regulatory capital guidelines and without regulatory approval.


CAPITAL ADEQUACY

     The Company and the Bank each is required to comply with the capital adequacy standards established by the Federal Reserve in the case of the Company and the FDIC in the case of the Bank. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At June 30, 1998, the Company's consolidated Total Capital Ratio and its ratio of Tier 1 Capital to risk-weighted assets ("Tier 1 Capital Ratio") were 13.26% and 12.00%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Capital Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "Tangible Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. At June 30, 1998, the Company's Leverage Capital Ratio was 8.73%.

     The Bank is subject to risk-based and leverage capital requirements adopted by the FDIC which are substantially similar to those adopted by the Federal Reserve for bank holding companies. At June 30, 1998, the Bank's Total Capital, Tier 1 Capital and Leverage Capital Ratios were 13.26%, 12.00% and 8.73%, respectively, and the Bank was in compliance with all applicable minimum regulatory capital requirements.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See " -- Prompt Corrective Action."

     The Federal Reserve and the FDIC also consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.


PROMPT CORRECTIVE ACTION

     Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of such actions taken will depend upon the capital category in which an institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulators to appoint a receiver or conservator for an institution that is critically undercapitalized.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10.0% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater, and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency, is deemed to be well capitalized. An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater, is considered to be adequately capitalized. A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0%, is considered to be undercapitalized. A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0%, is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described above if it determines "that those actions are necessary to carry out the purpose" of the law.

     At June 30, 1998, the Bank had the requisite capital levels to qualify as well capitalized.


RESERVE REQUIREMENTS

     Pursuant to regulations of the Federal Reserve, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.7 million of transaction accounts, but reserves equal to 3.0% must be maintained on the aggregate balances of such accounts between $4.7 million and $47.8 million, and reserves equal to 10.0% must be maintained on aggregate balances in excess of $47.8 million. These percentages are subject to adjustment by the Federal Reserve. Because required reserves must be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. As of June 30, 1998, the Bank met its reserve requirements.

FDIC INSURANCE ASSESSMENTS

     The FDIC currently uses a risk-based assessment system that takes into account the risks attributable to different categories and concentrations of assets and liabilities for purposes of calculating deposit insurance assessments to be paid by insured depository institutions. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates (ranging from zero to 31 basis points) are applied.

     In 1996, the FDIC imposed a special one-time assessment of approximately
65.7 basis points (0.657%) on a depository institution's assessable deposits insured by the Savings Association Insurance Fund ("SAIF ") held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions), and adopted revisions to the assessment rate schedules that would generally eliminate the disparity between assessment rates applicable to the deposits insured by the Bank Insurance Fund ("BIF ") and the SAIF. The Bank has no SAIF-insured deposits and, therefore, was not required to pay the special assessment.

     The Bank currently is not assessed any premiums for deposits insured by either the BIF or SAIF. However, the Bank continues to pay premiums based on deposit levels to service debt on Financing Corporation bonds.

     Under the Federal Deposit Insurance Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.


COMMUNITY REINVESTMENT

     Under the Community Reinvestment Act ("CRA"), as implemented by regulations of the federal bank regulatory agencies, an insured institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the federal bank regulatory agencies, in connection with their examination of insured institutions, to assess the institutions' records of meeting the credit needs of their communities, using the ratings of "outstanding," "satisfactory," "needs to improve," or "substantial noncompliance," and to take that record into account in its evaluation of certain applications by those institutions. All institutions are required to make public disclosure of their CRA performance ratings. The Bank received a "satisfactory" rating in its last CRA examination in May 1998.

     On May 4, 1995, the federal bank regulatory agencies adopted new uniform CRA regulations that provide guidance to financial institutions on their CRA obligations and the methods by which those obligations will be assessed and enforced. The regulations establish three tests applicable to the Bank: (i) a lending test to evaluate direct lending in low-income areas and indirect lending to groups that specialize in community lending; (ii) a service test to evaluate delivery of services to such areas, and (iii) an investment test to evaluate investment in programs beneficial to such areas. The new CRA regulations became effective on July 1, 1995, but reporting requirements were not effective until January 1, 1997. Evaluation under the regulations was not mandatory until July 1, 1997. The Bank believes its current operations and policies substantially comply with the regulations and therefore no material changes to operations or policies are expected.


TRANSACTIONS WITH AFFILIATES

     The Bank is subject to restrictions imposed by federal law on extensions of credit to, and certain other transactions with, the Company and other affiliates and on investments in the stock or other securities thereof. These restrictions prevent the Company and other affiliates from borrowing from the Bank unless the loans are secured by specified collateral, and require such transactions to have terms comparable to terms of arms-length transactions with third persons. Further, such secured loans and other transactions and investments by the Bank are generally limited in amount as to the Company and as to any other affiliate to 10.0% of the Bank's capital and surplus and as to the Company and all other affiliates to an aggregate of 20.0% of the Bank's capital and surplus. These regulations and restrictions may limit the Company's ability to obtain funds from the Bank for its cash needs, including funds for acquisitions and for payment of dividends, interest and operating expenses. The Bank's ability to extend credit to its and the Company's directors, executive officers, and 10.0% stockholders, as well as to entities controlled by such persons, is governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve thereunder.


INTERSTATE BANKING AND BRANCHING

     The BHCA, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Law"), permits adequately capitalized and managed bank holding companies to acquire control of the assets of banks in any state. Acquisitions are subject to antitrust provisions that cap at 10.0% the portion of the total deposits of insured depository institutions in the United States that a single bank holding company may control and generally cap at 30.0% the portion of the total deposits of insured depository institutions in a state that a single bank holding company may control. Under certain circumstances, states have the authority to increase or decrease the 30.0% cap, and states may set minimum age requirements of up to five years on target banks within their borders.

     Beginning June 1, 1997, and subject to certain conditions, the Interstate Banking Law also permitted interstate branching by allowing a bank to merge with a bank located in a different state. A state was allowed to accelerate the effective date for interstate mergers by adopting a law authorizing such transactions prior to June 1, 1997, or it could "opt out" and thereby prohibit interstate branching by enacting legislation to that effect prior to that date. The Interstate Banking Law also permits banks to establish branches in other states by opening new branches or acquiring existing branches of other banks, provided the laws of those other states specifically permit that form of interstate branching. North Carolina has adopted statutes which, subject to conditions contained therein, specifically authorize out-of-state bank holding companies and banks to acquire or merge with North Carolina banks and to establish or acquire branches in North Carolina.

                                  MANAGEMENT

BOARD OF DIRECTORS

     The Company's bylaws provide for a Board of Directors composed of not less than nine nor more than 15 members divided into three classes, as nearly equal in number as possible, with the directors in each class being elected to staggered three-year terms. There currently are eleven members of the Board of Directors. Each year the terms of directors in one class expire and the number of persons in that class are elected as directors for new three-year terms. The following table contains information about the Company's current eleven directors. Each director of the Company also serves as a director of the Bank.



                                               YEAR FIRST
                                                ELECTED/
                              POSITION(S)     CURRENT TERM                      PRINCIPAL OCCUPATION AND
       NAME AND AGE            WITH BANK       EXPIRES(1)                         BUSINESS EXPERIENCE
------------------------- ------------------ -------------- ---------------------------------------------------------------
George T. Davis, Jr.(2)   Vice Chairman       1979 / 2000   Attorney, Davis & Davis, Swan Quarter, NC
 (44)
C. Gilbert Gibbs(3)       Director            1983 / 1999   Owner of C.G. Gibbs Hardware (hardware store) and
 (75)                                                         Darkwood Farms (farming operations), Engelhard, NC
Gregory C. Gibbs(3)       Director            1994 / 2000   Student, NC State University, Raleigh, NC; previously
 (38)                                                         served as Manager, C.G. Gibbs Hardware (hardware
                                                              store), Engelhard, NC
John F. Hughes, Jr.       Director            1996 / 2000   Regional Manager, North Carolina Power (utility company),
 (53)                                                         Manteo, NC
Arthur H. Keeney, III     President, Chief    1995 / 2001   President and Chief Executive Officer of the Bank since
 (54)                     Executive                           1995; previously served as Vice President and General
                          Officer and                         Manager, OMG Co. (manufacturer of electronic and
                          Director                            telecommunications training devices), Baltimore, MD
                                                              (1994-1995); as Recruiting Consultant, Don Richards and
                                                              Associates, Inc. (executive recruiters), Baltimore, MD
                                                              (1993-1994); as Executive Director, American
                                                              Foundation for Urologic Disease, Baltimore, MD
                                                              (1991-1993); and as Executive Vice President, Signet
                                                              Bank, Richmond, VA (1983-1991)
J. Bryant Kittrell, III   Director            1990 / 1999   President, Kittrell & Associates, Inc. (real estate
 (46)                                                         development and sales), Greenville, NC
Joseph T. Lamb, Jr.       Director            1981 / 2001   President, Joe Lamb, Jr. & Associates, Inc. (real estate
 (64)                                                         sales and rentals), Nags Head, NC
B. Martelle Marshall      Director            1993 / 1999   Owner of Martelle's Barbeque (restaurant), Engelhard, NC;
 (48)                                                         previously conducted farming operations, Engelhard, NC
Robert L. Mitchell        Director            1981 / 2000   Owner of Mitchell's Barber Shop, Columbia, NC
 (81)
Ray M. Spencer(4)         Director            1974 / 2001   Retired farmer, Scranton, NC
 (75)
R. S. Spencer, Jr.(4)     Chairman            1963 / 1999   President, R.S. Spencer, Inc. (retail merchant), Engelhard,
 (57)                                                         NC

---------
(1) The "year first elected" indicates the year in which each individual first was elected a director of the Bank.
(2) Mr. Davis provided certain legal services to the Bank during 1997 and continues to do so during 1998.
(3) C. Gilbert Gibbs and Gregory C. Gibbs are father and son, respectively.
(4) Messrs. Ray M. Spencer and R.S. Spencer, Jr. are not related.

     The Company's Bylaws authorize the Board of Directors to set and change the number of directors from time to time (within the minimum and maximum numbers described above). An increase in the number of directors will result in a vacancy on the Board of Directors which may be filled by the Board without shareholder approval. However, any person appointed by the Board to fill a vacancy could serve as a director only until the next meeting of shareholders at which directors are to be elected, and his or her continued service as a director would be subject to reelection by shareholders at that meeting.

EXECUTIVE OFFICERS

     The executive officers of the Company and the Bank are listed below.

     ARTHUR H. KEENEY, III, age 54, serves as President and Chief Executive Officer of the Company and the Bank. He has been employed by the Bank since 1995. A listing of other positions held by Mr. Keeney during the past five years is contained in his listing above as a director.

     GARY M. ADAMS, age 45, is a Senior Vice President and serves as Chief Financial Officer of the Company and the Bank. He has been employed by the Bank since 1981.

     J. DORSON WHITE, JR., age 47, is an Executive Vice President and serves as Branch Administrator for the Bank. He has been employed by the Bank since 1989.


     WILLIAM F. PLYLER, II, age 54, serves as Senior Vice President and Chief Credit Officer and has been employed by the Bank since 1995. Mr. Plyler has a total of approximately 32 years of experience in lending and loan administration positions with banks. He previously served as Vice President in the Credit Policy Division for Southern National Bank, Winston-Salem, North Carolina, from 1993 to 1995 and held various positions in Lending and Credit Administration with Wachovia Bank of North Carolina, N.A., from 1966 to 1993.

     SARAH M. STEPHENS, age 40, is a Senior Vice President and serves as the Bank's Director of Human Resources. She has been employed by the Bank since 1988.


                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table describes the beneficial ownership of the Company's outstanding Common Stock as of September 30, 1998, by its directors and certain executive officers, individually, and by all directors and executive officers as a group. At that date, Mr. C. Gilbert Gibbs (who is included in the table) was the only person known to management of the Company to beneficially own more than 5% of the outstanding shares of Common Stock.



                         NAME OF                            AMOUNT AND NATURE OF    PERCENT
                    BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP(1)   OF CLASS
-------------------------------------------------------- ------------------------- ---------
        George T. Davis, Jr. ...........................  20,514                      1.15%
        C. Gilbert Gibbs (2) ........................... 480,666 (3)                 27.00%
        Gregory C. Gibbs ...............................   5,628 (3)                   .32%
        John F. Hughes, Jr. ............................   1,200                       .07%
        Arthur H. Keeney, III ..........................     750                       .04%
        J. Bryant Kittrell, III ........................   4,350                       .24%
        Joseph T. Lamb, Jr. ............................  13,983                       .79%
        B. Martelle Marshall ...........................   1,932                       .11%
        Robert L. Mitchell .............................   2,226                       .13%
        R. S. Spencer, Jr. .............................  72,963                      4.10%
        Ray M. Spencer .................................   7,623                       .43%
        All current directors and executive officers
         as a group (15 persons) ....................... 613,038                     34.44%

---------
(1) Except as otherwise noted, to the best knowledge of management of the Company, the individuals named and included in the group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Davis -- 6,993 shares; Mr. C.G. Gibbs -- 74,835 shares;
    Mr. G.C. Gibbs -- 828 shares; Mr. Kittrell -- 450 shares; Mr. Lamb --
    2,265 shares; Mr. Marshall -- 1,041 shares; Mr. Mitchell -- 891 shares;
    Mr. R.S. Spencer -- 29,457 shares; all current directors and executive officers as a group -- 116,760 shares.
(2) Mr. Gibbs' address is Post Office Box 39, Engelhard, North Carolina 27824.
(3) Includes 828 shares listed as beneficially owned by both Mr. G.C. Gibbs and Mr. C.G. Gibbs which are counted only once in the total shares beneficially owned by individuals included in the group.

                            MANAGEMENT COMPENSATION
EXECUTIVE COMPENSATION

     The following table shows, for 1997, 1996 and 1995, the cash and certain other compensation paid to, or received or deferred by, the Bank's Chief Executive Officer. The Company was organized on March 4, 1998, and commenced operations as the Bank's parent holding company on July 22, 1998, upon consummation of the Reorganization. The Company's officers and directors are compensated by the Bank for their services as officers and directors of the Bank and do not receive any separate compensation from the Company. All compensation reflected in the table below was paid by the Bank.


                          SUMMARY COMPENSATION TABLE



                                                   ANNUAL COMPENSATION
                              -------------------------------------------------------------
                                                                OTHER ANNUAL    ALL OTHER
           NAME AND                     SALARY                  COMPENSATION   COMPENSATION
      PRINCIPAL POSITION       YEAR     ($)(1)    BONUS($)(2)      ($)(3)         ($)(4)
----------------------------- ------ ----------- ------------- -------------- -------------
  Arthur H. Keeney, III(5),   1997    $103,599      $26,880         $780         $14,939
  President and Chief         1996      95,646       33,000          780          19,402
  Executive Officer           1995      29,842          -0-          -0-           1,400

---------
(1) Includes amounts deferred at Mr. Keeney's election pursuant to the Bank's
    Section 401(k) salary deferral plan.
(2) The Bank maintains an annual incentive bonus plan (the "Incentive Plan") under which cash bonus awards may be paid each year to executive officers and other officers and employees of the Bank based on the extent to which the Bank and the participant achieve specific performance goals. The Bank's Chief Executive Officer each year approves a list of eligible employees to participate in the Incentive Plan, and participants are assigned to one of seven tiers based upon job titles and responsibilities. Each tier is assigned performance goals and bonuses are awarded based upon the extent to which such goals are achieved. Performance goals under the Incentive Plan are stated each year as various levels of return on average assets, return on average equity, operating expenses as a percentage of average assets, branch performance criteria and department operating criteria.
(3) In addition to compensation paid in cash, Mr. Keeney received certain personal benefits, including the use of a vehicle owned by the Bank. The amount of such non-cash benefits received by Mr. Keeney during each year did not exceed 10% of his cash compensation for that year.
(4) The amounts reported for 1997 consist of $6,878 attributable to premiums paid by the Bank on an insurance policy used to fund a supplemental retirement plan established by the Bank, $5,373 in contributions by the Bank to the Section 401(k) salary deferral plan for Mr. Keeney's account, and an aggregate of $2,688 in moving and storage expenses which the Bank agreed to pay when Mr. Keeney was hired.
(5) Mr. Keeney's employment with the Bank commenced during 1995. He currently serves as President and Chief Executive Officer of the Bank pursuant to an employment agreement which provides for a term of three years (commencing during January 1998). At the end of each year, the term automatically will be extended for one additional year, subject to the Bank's option that the agreement not be so extended. The agreement may be terminated by the Bank for conduct constituting "cause" (as such term is defined in the agreement) or, upon 90 days' prior written notice, without cause, and may be terminated by Mr. Keeney upon 90 days' prior written notice. Mr. Keeney's annual base salary for 1998 under the agreement is $112,000, he is entitled to discretionary salary increases and bonuses as may be determined by the Board of Directors from time to time, and he has agreed not to compete with the Bank in the areas in which it does business following the termination of his employment. In the event that, within three months following a "change in control" of the Bank, Mr. Keeney's employment is terminated without cause, or his duties are substantially reduced relative to his position prior to such transaction, or he is required to change his workplace to a location more than 75 miles from Engelhard, North Carolina, then he will be entitled to receive payment of an amount equal to 2.99 times the average of his salary, cash bonus and incentive payments during the preceding three years.

DIRECTOR COMPENSATION

     The Bank pays its directors (other than directors who are employees) a fee of $350 for each Board meeting attended. In addition, members of committees of the Board receive a fee for each committee meeting attended ($350 for the Executive Committee and $200 for each other committee), and directors are reimbursed for travel expenses incurred in attending Board and committee meetings. No separate fees are paid to directors for their services as directors of the Company.

     E. Royden Clarke, whose service to the Bank totaled 42 years, retired from his position as a director during December 1997. He previously had served as Chairman of the Board of Directors until December 1996, and, until his retirement from active employment during 1995, he served as the Bank's President and Chief Executive Officer. In connection with his retirement, the Bank paid Mr. Clarke a supplemental retirement benefit of $100,000 and transferred to him title to an automobile valued at $11,875.


STOCK OPTIONS

     During January 1998, the Bank's Board of Directors adopted an Omnibus Stock Ownership and Long Term Incentive Plan (the "Omnibus Plan") which was approved by the Bank's shareholders at the May 13, 1998 annual meeting and which provides for the issuance of up to an aggregate of 159,000 shares of Common Stock pursuant to stock options and other awards granted or issued under its terms. At that time, the Board of Directors also awarded to certain officers of the Bank options to purchase an aggregate of 9,516 shares of the Bank's common stock pursuant to the terms of the Omnibus Plan at a price equal to the then current market value of $12.50 per share (as such number of shares and purchase price have been adjusted in accordance with the terms of the Omnibus Plan to reflect the three-for-one stock split which was effective July 22, 1998). Upon consummation of the Reorganization, the Company assumed the Bank's obligations under the Omnibus Plan, and each of the then outstanding options under the Plan were converted, in accordance with its terms, into options to purchase shares of the Company's Common Stock. The following table contains certain information regarding options granted to and currently held by the Company's Chief Executive Officer under the Omnibus Plan.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                                                                           POTENTIAL REALIZABLE
                                                                                                  VALUE
                                                                                          AT ASSUMED ANNUAL RATES
                                                                                                    OF
                                                                                               STOCK PRICE
                                                                                               APPRECIATION
                                    INDIVIDUAL GRANTS                                        FOR OPTION TERM
----------------------------------------------------------------------------------------- ----------------------
                                                  % OF TOTAL
                             NO. OF SECURITIES   OPTIONS/SARS
                                 UNDERLYING       GRANTED TO     EXERCISE OR
                                OPTIONS/SARS     EMPLOYEES IN    BASE PRICE    EXPIRATION
            NAME               GRANTED (#)(1)     FISCAL YEAR   ($/SHARE)(1)      DATE      5% ($)     10% ($)
--------------------------- ------------------- -------------- -------------- ----------- ---------- -----------
   Arthur H. Keeney, III ..       4,422         46.5%          $ 12.50         01/21/08   $39,264    $102,431

---------
(1) All options become exercisable as to one-third of the covered shares on January 21 each year, beginning January 21, 2001, and expire ten years following the date of grant. The number of shares granted and exercise price have been adjusted in accordance with the terms of the Omnibus Plan to reflect the effect of the three-for-one stock split in the Bank's common stock which was effective on July 22, 1998.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its directors, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and such loans do not involve more than the normal risk of collectibility or present other unfavorable features.


                         DESCRIPTION OF CAPITAL STOCK

     AUTHORIZED CAPITAL. The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, $3.50 par value per share, of which 1,780,254 shares were issued and outstanding at September 30, 1998.

     OPTIONS. There currently are outstanding options under the Omnibus Plan to purchase an aggregate of 9,516 shares (as adjusted for the three-for-one split in the Bank's common stock which was effective July 22, 1998) of Common Stock at a price of $12.50 per share (as adjusted for the stock split).

     VOTING RIGHTS. Except as otherwise provided below, the holders of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of shareholders, and are not entitled to vote cumulatively in the election of directors.

     Pursuant to the North Carolina Control Share Acquisition Act, shares of Common Stock acquired in a "control share acquisition" ("Control Shares") will have no voting rights unless such rights are granted by resolution adopted by the holders of at least a majority of the outstanding shares of the Company's stock entitled to vote in the election of directors, excluding shares held by the person who has acquired or proposes to acquire the Control Shares and excluding shares held by any officer or director who is also an employee of the Company. "Control Shares" are defined as shares of the Company acquired by any person which, when added to the shares already owned by such person, would entitle that person (except for the application of the Act) to voting power in the election of directors equal to or greater than (i) one-fifth of all voting power, (ii) one-third of all voting power, or (iii) a majority of all voting power. "Control share acquisition" means, with certain exceptions, the acquisition by any person of beneficial ownership of Control Shares, including an acquisition pursuant to certain agreements of merger or consolidation to which the Company is a party, and purchases of shares directly from the Company.

     CHARTER AMENDMENTS. With certain exceptions, an amendment to the Company's charter, including a provision to increase the authorized capital stock of the Company, may be effected if the amendment is recommended to the Company's shareholders by the Board of Directors and if the votes cast by shareholders in favor of the amendment exceed the votes cast opposing the amendment.

     MERGER, SHARE EXCHANGE, SALE OF ASSETS AND DISSOLUTION. In general, North Carolina law requires that any merger, share exchange, voluntary liquidation or transfer of substantially all the assets (other than in the ordinary course of business) of the Company be recommended to the Company's shareholders by its board of directors and be approved by the affirmative vote of at least a majority of all outstanding shares of the Company's voting stock.

     The North Carolina Shareholder Protection Act requires the affirmative vote of the holders of 95% of the outstanding shares of Common Stock (excluding shares owned by an "interested shareholder") to approve certain business combinations between the Company and an entity which owns more than 10% of the Company's voting shares.

     DIVIDENDS. Holders of Common Stock are entitled to dividends when and if declared by the Company's Board of Directors from funds legally available, whether in cash or in stock. Under North Carolina law, the declaration and payment of cash dividends is at the discretion of the Company's Board of Directors; provided, however, that no cash dividend may be paid if, after such payment, the Company would not be able to pay its debts as they become due in the usual course of its business or the Company's total assets would be less than its total liabilities (plus the amount, if any, necessary to satisfy certain preferential rights of shareholders). See "Dividends" and "Supervision, Regulation and Certain Other Matters -- Payment of Dividends."

     MISCELLANEOUS. In accordance with North Carolina law, holders of Common Stock are entitled, upon dissolution or liquidation, to participate ratably in the distribution of assets legally available for distribution to shareholders after payment of debts. The Company's shareholders do not have preemptive rights to acquire other or additional shares which might be issued by the Company, or any redemption, sinking fund or conversion rights.

     First-Citizens Bank & Trust Company currently acts as registrar and transfer agent for Common Stock.


                                 UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, Interstate/Johnson Lane Corporation (the "Underwriter"), has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, the number of shares of Common Stock set forth opposite the Underwriter's name below:



                                          NUMBER OF
UNDERWRITER                                SHARES
---------------------------------------- ----------
  Interstate/Johnson Lane Corporation ..  300,000
                                          -------
                                          300,000
                                          =======

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to approval of certain legal matters by counsel and to various other conditions customary in a firm commitment underwritten public offering. The nature of the Underwriter's obligations is such that it is committed to purchase and pay for all shares of Common Stock offered hereby if any are purchased.

     The Underwriter proposes to offer the shares of Common Stock being purchased directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain securities dealers at such price less a concession not in excess of $.60 per share of Common Stock. The Underwriter may allow, and such selected dealers may reallow, a concession not in excess of $.10 per share to certain other brokers and dealers. After the Offering, the offering price and other selling terms may be changed. The Offering will terminate on or before December 31, 1998.

     The Company has granted a 30-day option to the Underwriter to purchase up to a maximum of 45,000 additional shares of Common Stock to cover over-allotments, if any, at the same public offering price, less the underwriting discount. The Underwriter may purchase such shares only to cover over-allotments made in connection with this Offering.

     The Underwriter does not intend to sell shares of Common Stock to any account over which it exercises discretionary authority.

     The Company and its executive officers, directors and holders of 5% or more of the outstanding Common Stock have agreed that they will not sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock for a period of 90 days after the date of the consummation of the Offering without the prior written consent of the Underwriter. The Underwriter may from time to time be a customer of, engage in transactions with, and perform services for the Company or the Bank in the ordinary course of business.

     Whether or not the Offering is consummated, the Company will pay all filing fees and expenses associated with required filings with the National Association of Securities Dealers, Inc. and various state securities regulators, including the reasonable fees and expenses of counsel to the Underwriter related thereto, and, if the Offering is terminated with no shares of Common Stock being sold, the Company will reimburse the Underwriter for its actual, accountable out-of-pocket expenses (including counsel fees and expenses) related to the Offering. The Company will also pay its own expenses incurred in connection with the Offering, including legal, accounting, printing and mailing expenses. It is expected that all such expenses will amount to approximately $225,000 and will be paid by the Company from the sales proceeds. If the Offering is terminated or withdrawn and no shares of Common Stock are sold, Offering expenses will be charged against the Company's earnings.

     The Company has agreed to indemnify the Underwriter against, and to contribute to certain losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute payments that the Underwriter may be required to make in respect thereof.

     During and after the Offering, the Underwriter may purchase and sell Common Stock in the open market. These transactions may include overallotment and stabilizing transactions, "passive" market making (see below) and purchases to cover syndicate short positions created in connection with the Offering. The Underwriter also may impose a penalty bid, whereby selling concessions allowed to other broker-dealers in respect of the Common Stock sold in the Offering for their account may be reclaimed by the Underwriter if such securities are repurchased by the Underwriter in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq SmallCap or otherwise, and these activities, if commenced, may be discontinued at any time.


     As permitted by Rule 103 of Regulation M under the Exchange Act, Underwriter or prospective underwriters that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of the Common Stock in the Nasdaq SmallCap until such time, if any, when a stabilizing bid for such securities has been made.


                                INDEMNIFICATION

     North Carolina law and the Company's Bylaws generally provide for the indemnification of the Company's officers and directors in the manner described below.

     PERMISSIBLE INDEMNIFICATION. The North Carolina Business Corporation Act (the "NCBCA") allows a corporation, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify its officers, directors, employees and agents and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities as summarized herein. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

     The corporation may indemnify such person against liability expenses incurred only where such person conducted himself or herself in good faith and reasonably believed (i) in the case of conduct in his or her official corporate capacity, that his or her conduct was in the corporation's best interests, and
(ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

     MANDATORY INDEMNIFICATION. Unless limited by the corporation's charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

     ADVANCE FOR EXPENSES. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

     COURT-ORDERED INDEMNIFICATION. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (I) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (II) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

     PARTIES ENTITLED TO INDEMNIFICATION. The NCBCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

     INDEMNIFICATION BY REGISTRANT. The Company's Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law, and require its Boards of Directors to take all actions necessary and appropriate to authorize such indemnification.

     Under North Carolina law, a corporation also may purchase insurance on behalf of any person who is or was a director or officer against any liability arising out of his status as such. The Company currently maintains a directors' and officers' liability insurance policy.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Ward and Smith, P.A., Raleigh, North Carolina. Certain legal matters related to this offering will be passed upon for the Underwriter by Parker, Poe, Adams & Bernstein L.L.P., Charlotte, North Carolina.


                                    EXPERTS

     The supplemental consolidated balance sheets of ECB Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the aforementioned supplemental consolidated financial statements states that the supplemental consolidated financial statements give retroactive effect to the merger of ECB Bancorp, Inc. and The East Carolina Bank on July 22, 1998, which has been accounted for in a manner similar to a pooling-of-interest as described in note 15 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. However, they will become the historical consolidated financial statements of ECB Bancorp, Inc. and subsidiary after financial statements covering the date of consummation of the business combination are issued. Additionally, the report of KPMG Peat Marwick LLP contains an explanatory paragraph that states that the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, EMPLOYER'S ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS.

     The consolidated balance sheets of The East Carolina Bank and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the aforementioned consolidated financial statements refers to the Bank's adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, EMPLOYER'S ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Any reports, proxy and information statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and in New York, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the Commission, including Registrant.

     This Prospectus constitutes a part of a Registration Statement on Form SB-2 (together with all exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


     This Prospectus may contain or incorporate by reference statements which may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment and tax laws, significant underperformance in the Company's portfolio of outstanding loans, and competition in the Company's markets. The Company does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                            PAGE
                                                                                           -----
ECB BANCORP, INC. AND SUBSIDIARY:
Independent Auditors' Report .............................................................  F-2
Supplemental Consolidated Balance Sheets as of June 30, 1998 (unaudited), and as of
December 31, 1997 and
 1996 ....................................................................................  F-3
Supplemental Consolidated Statements of Income for the six months ended June 30, 1998 and
1997 (unaudited),
 and for each of the years in the three-year period ended December 31, 1997 ..............  F-4
Supplemental Consolidated Statements of Shareholders' Equity for each of the years in the three-year period ended
 December 31, 1997 and for the six months ended June 30, 1998 (unaudited) ................  F-5
Supplemental Consolidated Statements of Cash Flows for the six months ended June 30, 1998 and 1997
 (unaudited), and for each of the years in the three-year period ended December 31, 1997 .  F-6
Notes to Supplemental Consolidated Financial Statements ..................................  F-7
THE EAST CAROLINA BANK AND SUBSIDIARIES:
Independent Auditors' Report .............................................................  F-18
Consolidated Balance Sheets as of June 30, 1998 (unaudited), and as of December 31, 1997    F-19
  and 1996
Consolidated Statements of Income for the six months ended June 30, 1998 and 1997
(unaudited), and for each of
 the years in the three-year period ended December 31, 1997 ..............................  F-20
Consolidated Statements of Shareholders' Equity for each of the years in the three-year period ended
 December 31, 1997 and for the six months ended June 30, 1998 (unaudited) ................  F-21
Consolidated Statements of Cash Flows for the six months ended June 30, 1998 and 1997
(unaudited), and for
 each of the years in the three-year period ended December 31, 1997 ......................  F-22
Notes to Consolidated Financial Statements ...............................................  F-23

                         INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS
ECB BANCORP, INC.:

We have audited the accompanying supplemental consolidated balance sheets of ECB Bancorp, Inc. and subsidiary (the "Company") as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of ECB Bancorp, Inc. and The East Carolina Bank on July 22, 1998, which has been accounted for in a manner similar to a pooling-of-interests as described in note 15 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of ECB Bancorp, Inc. and subsidiary after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of ECB Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in note 7 to the supplemental consolidated financial statements, on January 1, 1995, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, EMPLOYER'S ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS.




                                        /s/ KPMG PEAT MARWICK LLP

Raleigh, North Carolina
February 4, 1998, except
 note 15 which is as of July 22, 1998

                       ECB BANCORP, INC. AND SUBSIDIARY


                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS




                                                                                                 DECEMBER 31,
                                                                         JUNE 30, 1998  -------------------------------
                                                                          (UNAUDITED)         1997            1996
                                                                       ---------------- --------------- ---------------
ASSETS
Non-interest bearing deposits and cash (note 11) .....................   $ 15,525,442    $  8,280,694    $  7,861,625
Federal funds sold ...................................................      1,850,000       4,425,000       6,550,000
                                                                         ------------    ------------    ------------
   Total cash and cash equivalents ...................................     17,375,442      12,705,694      14,411,625
                                                                         ------------    ------------    ------------
Investment securities (note 2):
 Available-for-sale (cost: $43,292,953, $46,655,155 and $34,435,638,
   respectively) .....................................................     43,855,081      47,119,973      34,588,505
Loans (note 3) .......................................................    130,963,770     121,208,810     112,655,981
Allowance for possible loan losses (note 4) ..........................     (2,690,474)     (2,660,000)     (2,400,000)
                                                                         ------------    ------------    ------------
   Loans, net ........................................................    128,273,296     118,548,810     110,255,981
                                                                         ------------    ------------    ------------
Real estate acquired in settlement of loans, net .....................             --         340,000              --
Real estate held for sale, net .......................................             --         150,000         200,000
Federal Home Loan Bank common stock, at cost .........................        564,800         503,000              --
Bank premises and equipment, net (note 5) ............................      6,316,325       6,266,283       5,538,229
Accrued interest receivable ..........................................      2,106,461       1,922,814       1,519,320
Other assets (note 6) ................................................        618,630         671,148         703,934
                                                                         ------------    ------------    ------------
                                                                         $199,110,035    $188,227,722    $167,217,594
                                                                         ============    ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits (note 9):
 Demand, noninterest bearing .........................................     41,488,495      31,897,001      27,211,047
 Demand, interest bearing ............................................     41,426,399      41,256,397      39,052,101
 Savings .............................................................     14,509,606      14,712,835      15,153,369
 Time ................................................................     83,393,054      83,042,628      69,919,045
                                                                         ------------    ------------    ------------
   Total deposits ....................................................    180,817,554     170,908,861     151,335,562
                                                                         ------------    ------------    ------------
Accrued interest payable .............................................        771,003         698,997         583,732
Postretirement benefit liability (note 7) ............................        527,640         515,640         473,640
Other liabilities (note 7) ...........................................        314,413         390,931         575,114
                                                                         ------------    ------------    ------------
   Total liabilities .................................................    182,430,610     172,514,429     152,968,048
                                                                         ------------    ------------    ------------
Shareholders' equity (notes 14 and 15):
 Common stock, par value $3.50 per share; authorized 10,000,000 shares; issued and outstanding 1,780,254 shares at June 30, 1998,
   December 31, 1997 and 1996 ........................................      6,230,889       6,230,889       6,230,889
 Capital surplus .....................................................      3,200,000       3,200,000       3,200,000
 Retained earnings ...................................................      6,877,531       5,975,624       4,717,766
 Unrealized gain on available-for-sale securities, net ...............        371,005         306,780         100,891
                                                                         ------------    ------------    ------------
   Total shareholders' equity ........................................     16,679,425      15,713,293      14,249,546
                                                                         ============    ============    ============
Commitments and contingencies (note 12)
                                                                         $199,110,035    $188,227,722    $167,217,594
                                                                         ============    ============    ============

   See accompanying notes to supplemental consolidated financial statements.

                        ECB BANCORP, INC. AND SUBSIDIARY


                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME




                                                                          SIX MONTHS
                                                                        ENDED JUNE 30,
                                                                         (UNAUDITED)
                                                               --------------------------------
                                                                     1998             1997
                                                               ---------------- ---------------
Interest income:
 Interest and fees on loans ..................................   $  5,819,440     $ 5,336,974
 Interest on investment securities:
  Interest exempt from federal income taxes ..................        361,933         228,337
  Taxable interest income ....................................        900,724         845,587
 Interest on federal funds sold ..............................         83,027         187,639
                                                                 ------------     -----------
     Total interest income ...................................      7,165,124       6,598,537
                                                                 ------------     -----------
Interest expense: ............................................
 Deposits (note 9): ..........................................
  Demand accounts ............................................        313,841         347,918
  Savings ....................................................        144,501         151,035
  Time .......................................................      2,206,847       2,130,914
 Other .......................................................          7,637             786
                                                                 ------------     -----------
     Total interest expense ..................................      2,672,826       2,630,653
                                                                 ------------     -----------
     Net interest income .....................................      4,492,298       3,967,884
Provision for possible loan losses (note 4) ..................        120,000         210,000
                                                                 ------------     -----------
     Net interest income after provision for possible
      loan losses ............................................      4,372,298       3,757,884
                                                                 ------------     -----------
Non-interest income: .........................................
 Service charges on deposit accounts .........................        659,564         675,668
 Other service charges and fees ..............................        262,432         225,506
 Net gain (loss) on sale of securities .......................             --              --
 Net gain on sale of real estate acquired in settlement of
  loans and real estate held for sale ........................          6,476              --
 Other .......................................................         13,059          18,095
                                                                 ------------     -----------
     Total non-interest income ...............................        941,531         919,269
                                                                 ------------     -----------
Non-interest expense:
 Salaries ....................................................      1,566,250       1,442,548
 Retirement and other employee benefits (note 7) .............        482,093         442,191
 Occupancy ...................................................        347,768         294,152
 Equipment ...................................................        417,114         338,450
 Deposit insurance premiums ..................................         10,158          14,147
 Professional fees ...........................................        178,699          66,219
 Supplies ....................................................        121,522         106,527
 Telephone ...................................................        137,350          96,636
 Postage .....................................................         84,557          74,682
 Other .......................................................        796,411         577,322
                                                                 ------------     -----------
     Total non-interest expense ..............................      4,141,922       3,452,874
                                                                 ------------     -----------
     Income before income taxes and cumulative effect
      of a change in accounting for postretirement
      benefits ...............................................      1,171,907       1,224,279
Income taxes (note 6) ........................................        270,000         355,000
                                                                 ------------     -----------
     Income before cumulative effect of a change in
      accounting for postretirement benefits .................        901,907         869,279
Cumulative effect for years prior to January 1, 1995 of a
 change in accounting for postretirement benefits, net of
 income taxes (note 7) .......................................             --              --
                                                                 ------------     -----------
     Net income ..............................................   $    901,907     $   869,279
                                                                 ============     ===========
Net income per share (basic and diluted):
  Income before cumulative effect of a change in
    accounting for postretirement benefits ...................   $       0.51     $      0.49
  Cumulative effect for years prior to January 1, 1995 of
    a change in accounting for postretirement benefits .......             --              --
                                                                 ------------     -----------
  Net income .................................................   $       0.51     $      0.49
                                                                 ============     ===========



                                                                          YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------------
                                                                     1997             1996           1995
                                                               ---------------- --------------- -------------
Interest income:
 Interest and fees on loans ..................................   $ 10,887,327    $  9,521,265    $ 8,754,549
 Interest on investment securities:
  Interest exempt from federal income taxes ..................        511,653         472,206        469,306
  Taxable interest income ....................................      1,749,612       1,918,789      2,207,869
 Interest on federal funds sold ..............................        490,623         301,265        371,806
                                                                 ------------    ------------    -----------
     Total interest income ...................................     13,639,215      12,213,525     11,803,530
                                                                 ------------    ------------    -----------
Interest expense: ............................................
 Deposits (note 9): ..........................................
  Demand accounts ............................................        698,635         699,138        804,115
  Savings ....................................................        308,012         328,029        407,471
  Time .......................................................      4,357,110       3,804,230      3,995,593
 Other .......................................................            786           9,459          8,746
                                                                 ------------    ------------    -----------
     Total interest expense ..................................      5,364,543       4,840,856      5,215,925
                                                                 ------------    ------------    -----------
     Net interest income .....................................      8,274,672       7,372,669      6,587,605
Provision for possible loan losses (note 4) ..................        353,513         496,914        515,066
                                                                 ------------    ------------    -----------
     Net interest income after provision for possible
      loan losses ............................................      7,921,159       6,875,755      6,072,539
                                                                 ------------    ------------    -----------
Non-interest income: .........................................
 Service charges on deposit accounts .........................      1,391,136       1,102,866        982,601
 Other service charges and fees ..............................        524,638         419,128        516,890
 Net gain (loss) on sale of securities .......................             --           5,662         (4,663)
 Net gain on sale of real estate acquired in settlement of
  loans and real estate held for sale ........................             --         110,960          3,400
 Other .......................................................         30,293          79,448        171,290
                                                                 ------------    ------------    -----------
     Total non-interest income ...............................      1,946,067       1,718,064      1,669,518
                                                                 ------------    ------------    -----------
Non-interest expense:
 Salaries ....................................................      2,938,570       2,770,184      2,624,186
 Retirement and other employee benefits (note 7) .............        971,474         939,505        619,020
 Occupancy ...................................................        623,134         549,613        478,113
 Equipment ...................................................        768,244         563,478        500,123
 Deposit insurance premiums ..................................         24,589           1,500        190,055
 Professional fees ...........................................        209,038         198,298        271,588
 Supplies ....................................................        221,978         183,942        153,933
 Telephone ...................................................        216,821         176,034        193,260
 Postage .....................................................        150,311         143,458        133,325
 Other .......................................................      1,419,816       1,259,044      1,004,271
                                                                 ------------    ------------    -----------
     Total non-interest expense ..............................      7,543,975       6,785,056      6,167,874
                                                                 ------------    ------------    -----------
     Income before income taxes and cumulative effect
      of a change in accounting for postretirement
      benefits ...............................................      2,323,251       1,808,763      1,574,183
Income taxes (note 6) ........................................        650,000         475,000        384,000
                                                                 ------------    ------------    -----------
     Income before cumulative effect of a change in
      accounting for postretirement benefits .................      1,673,251       1,333,763      1,190,183
Cumulative effect for years prior to January 1, 1995 of a
 change in accounting for postretirement benefits, net of
 income taxes (note 7) .......................................             --              --       (278,555)
                                                                 ------------    ------------    -----------
     Net income ..............................................   $  1,673,251    $  1,333,763    $   911,628
                                                                 ============    ============    ===========
Net income per share (basic and diluted):
  Income before cumulative effect of a change in
    accounting for postretirement benefits ...................   $       0.94    $       0.75    $      0.67
  Cumulative effect for years prior to January 1, 1995 of
    a change in accounting for postretirement benefits .......             --              --          (0.16)
                                                                 ------------    ------------    -----------
  Net income .................................................   $       0.94    $       0.75    $      0.51
                                                                 ============    ============    ===========

   See accompanying notes to supplemental consolidated financial statements.

                        ECB BANCORP, INC. AND SUBSIDIARY


          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 AND
                   SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)




                                                      COMMON STOCK
                                         ---------------------------------------                 UNREALIZED
                                            NUMBER                    CAPITAL       RETAINED        GAINS
                                          OF SHARES      AMOUNT       SURPLUS       EARNINGS      (LOSSES)         TOTAL
                                         ----------- ------------- ------------- ------------- -------------- --------------
BALANCE AT DECEMBER 31, 1994 ...........    593,418   $5,934,180    $3,000,000    $3,704,923     $ (734,929)   $11,904,174
  Common stock issued in 1998
   three-for-one stock split (note 15)..  1,186,836      296,709       200,000      (496,709)            --             --
                                          ---------   ----------    ----------    ----------     ----------    -----------
BALANCE AT DECEMBER 31, 1994, AS
  RESTATED .............................  1,780,254    6,230,889     3,200,000     3,208,214       (734,929)    11,904,174
  Change in unrealized gains (losses),
   net of income tax benefit of
   $498,100.............................         --           --            --            --        966,893        966,893
  Net income ...........................         --           --            --       911,628             --        911,628
  Cash dividends ($.20 per share).......         --           --            --      (356,051)            --       (356,051)
                                          ---------   ----------    ----------    ----------     ----------    -----------
BALANCE AT DECEMBER 31, 1995 ...........  1,780,254    6,230,889     3,200,000     3,763,791        231,964     13,426,644
  Change in unrealized gains (losses),
   net of income taxes of $67,500.......         --           --            --            --       (131,073)      (131,073)
  Net income ...........................         --           --            --     1,333,763             --      1,333,763
  Cash dividends ($.21 per share).......         --           --            --      (379,788)            --       (379,788)
                                          ---------   ----------    ----------    ----------     ----------    -----------
BALANCE AT DECEMBER 31, 1996 ...........  1,780,254    6,230,889     3,200,000     4,717,766        100,891     14,249,546
  Change in unrealized gains (losses),
   net of income taxes of $106,000......         --           --            --            --        205,889        205,889
  Net income ...........................         --           --            --     1,673,251             --      1,673,251
  Cash dividends ($.23 per share).......         --           --            --      (415,393)            --       (415,393)
                                          ---------   ----------    ----------    ----------     ----------    -----------
BALANCE AT DECEMBER 31, 1997 ...........  1,780,254    6,230,889     3,200,000     5,975,624        306,780     15,713,293
  Change in unrealized gains (losses),
   net of income taxes of $33,100
   (Unaudited) .........................         --           --            --            --         64,225         64,225
  Net income (Unaudited) ...............         --           --            --       901,907             --        901,907
                                          ---------   ----------    ----------    ----------     ----------    -----------
BALANCE AT JUNE 30, 1998
  (Unaudited) ..........................  1,780,254   $6,230,889    $3,200,000    $6,877,531     $  371,005    $16,679,425
                                          =========   ==========    ==========    ==========     ==========    ===========

   See accompanying notes to supplemental consolidated financial statements.

                       ECB BANCORP, INC. AND SUBSIDIARY


              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                        SIX MONTHS
                                                                      ENDED JUNE 30,
                                                                       (UNAUDITED)
                                                             --------------------------------
                                                                   1998            1997
                                                             --------------- ----------------
Cash flows from operating activities:
 Net income ................................................  $    901,907    $      869,279
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation .............................................       327,262           251,587
  Amortization of premium on investment securities,
    net ....................................................        24,040            26,914
  Provision for possible loan losses .......................       120,000           210,000
  Provision for loss on real estate held for sale ..........            --                --
  Deferred income taxes ....................................            --                --
  Loss (gain) on sale of available-for-sale securities .....            --                --
  Loss (gain) on sale of real estate acquired in
    settlement of loans and real estate held for sale ......        (6,476)               --
  Loss (gain) on disposal of premises and equipment                     --             7,442
  Decrease (increase) in accrued interest receivable .......      (183,647)         (303,746)
  Decrease (increase) in other assets ......................        19,432          (318,594)
  Increase (decrease) in accrued interest payable ..........        72,006           206,311
  Increase in postretirement benefit liability .............        12,000            21,000
  Increase (decrease) in other liabilities .................       (76,518)         (340,302)
                                                              ------------    --------------
    Net cash provided by operating activities ..............     1,210,006           629,891
                                                              ------------    --------------
Cash flows from investing activities:
 Proceeds from sales of investment securities
  classified as available-for-sale .........................            --                --
 Proceeds from maturities of investment securities
  classified as available-for-sale .........................     7,479,588        10,248,033
 Proceeds from maturities of investment securities
  classified as held-to-maturity ...........................            --                --
 Purchases of investment securities classified as
  available-for-sale .......................................    (4,141,425)      (12,863,018)
 Purchases of investment securities classified as
  held-to-maturity .........................................            --                --
 Purchase of Federal Home Loan Bank common stock                   (61,800)         (503,000)
 Proceeds from disposal of premises and equipment ..........         3,325            23,372
 Purchases of premises and equipment .......................      (380,629)         (565,147)
 Proceeds from disposal of real estate acquired in
  settlement of loans and real estate held for sale ........       496,476                --
 Net loan repayments (originations) ........................    (9,844,486)       (9,029,442)
                                                              ------------    --------------
    Net cash used by investing activities ..................    (6,448,951)      (12,689,202)
                                                              ------------    --------------
Cash flows from financing activities:
 Net increase (decrease) in deposits .......................     9,908,693        18,781,877
 Dividends paid ............................................            --                --
                                                              ------------    --------------
    Net cash provided by financing activities ..............     9,908,693        18,781,877
                                                              ------------    --------------
Increase (decrease) in cash and cash equivalents ...........     4,669,748         6,722,566
Cash and cash equivalents at beginning of year .............    12,705,694        14,411,625
                                                              ------------    --------------
Cash and cash equivalents at end of year ...................  $ 17,375,442    $   21,134,191
                                                              ============    ==============
Supplemental disclosure of noncash financing and
 investing activities:
 Unrealized gains (losses) on available-for-sale
  securities, net of deferred taxes ........................  $     64,225    $       21,303
                                                              ============    ==============



                                                                          YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------------
                                                                   1997             1996             1995
                                                             ---------------- ---------------- ---------------
Cash flows from operating activities:
 Net income ................................................  $    1,673,251   $    1,333,763   $    911,628
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation .............................................         545,852          445,314        377,844
  Amortization of premium on investment securities,
    net ....................................................          51,838            9,870          2,165
  Provision for possible loan losses .......................         353,513          496,914        515,066
  Provision for loss on real estate held for sale ..........          50,000           53,800         23,800
  Deferred income taxes ....................................         (33,700)        (128,500)      (187,000)
  Loss (gain) on sale of available-for-sale securities .....          25,818           (5,662)         4,663
  Loss (gain) on sale of real estate acquired in
    settlement of loans and real estate held for sale ......              95         (110,960)        (3,400)
  Loss (gain) on disposal of premises and equipment                    7,242            8,384       (122,583)
  Decrease (increase) in accrued interest receivable .......        (403,494)         (74,499)         4,678
  Decrease (increase) in other assets ......................            (914)          (8,989)         8,158
  Increase (decrease) in accrued interest payable ..........         115,265          (72,264)       300,240
  Increase in postretirement benefit liability .............          42,000           28,000        445,640
  Increase (decrease) in other liabilities .................        (184,183)         106,518        195,173
                                                              --------------   --------------   ------------
    Net cash provided by operating activities ..............       2,242,583        2,081,689      2,476,072
                                                              --------------   --------------   ------------
Cash flows from investing activities:
 Proceeds from sales of investment securities
  classified as available-for-sale .........................       3,015,439          513,924      3,486,953
 Proceeds from maturities of investment securities
  classified as available-for-sale .........................      13,349,710       21,500,092     14,361,272
 Proceeds from maturities of investment securities
  classified as held-to-maturity ...........................              --               --      1,301,500
 Purchases of investment securities classified as
  available-for-sale .......................................     (28,662,322)      (9,033,608)    (5,296,508)
 Purchases of investment securities classified as
  held-to-maturity .........................................              --               --     (9,006,181)
 Purchase of Federal Home Loan Bank common stock                    (503,000)              --             --
 Proceeds from disposal of premises and equipment ..........          23,665           21,842        217,744
 Purchases of premises and equipment .......................      (1,304,813)        (592,433)      (796,094)
 Proceeds from disposal of real estate acquired in
  settlement of loans and real estate held for sale ........          50,263          406,653         68,316
 Net loan repayments (originations) ........................      (9,075,362)     (18,146,433)    (9,046,448)
                                                              --------------   --------------   ------------
    Net cash used by investing activities ..................     (23,106,420)      (5,329,963)    (4,709,446)
                                                              --------------   --------------   ------------
Cash flows from financing activities:
 Net increase (decrease) in deposits .......................      19,573,299          924,642      9,391,452
 Dividends paid ............................................        (415,393)        (379,788)      (356,051)
                                                              --------------   --------------   ------------
    Net cash provided by financing activities ..............      19,157,906          544,854      9,035,401
                                                              --------------   --------------   ------------
Increase (decrease) in cash and cash equivalents ...........      (1,705,931)      (2,703,420)     6,802,027
Cash and cash equivalents at beginning of year .............      14,411,625       17,115,045     10,313,018
                                                              --------------   --------------   ------------
Cash and cash equivalents at end of year ...................  $   12,705,694   $   14,411,625   $ 17,115,045
                                                              ==============   ==============   ============
Supplemental disclosure of noncash financing and
 investing activities:
 Unrealized gains (losses) on available-for-sale
  securities, net of deferred taxes ........................  $      205,889   $     (131,073)  $    966,893
                                                              ==============   ==============   ============

   See accompanying notes to supplemental consolidated financial statements.

                       ECB BANCORP, INC. AND SUBSIDIARY


            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     (A) CONSOLIDATION

     The supplemental consolidated financial statements include the accounts of ECB Bancorp, Inc. ("Bancorp") (see note 15) and its wholly-owned subsidiary, The East Carolina Bank (the "Bank") (collectively referred to hereafter as the "Company"). The Bank has two wholly-owned subsidiaries, Carolina Financial Realty, Inc. and Carolina Financial Courier, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation. All adjustments considered necessary for a fair presentation of the results for interim periods presented have been made (such adjustments are normal and recurring in nature).

     Operating results for the six-month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.


     (B) BASIS OF FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheets and the reported amounts of income and expenses for the periods presented. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties held as collateral for loans.


     (C) BUSINESS

     Bancorp is a bank holding company incorporated in North Carolina. The principal activity of Bancorp is ownership of the Bank. The Bank provides financial services through its branch network located in eastern North Carolina. The Bank competes with other financial institutions and numerous other non-financial services commercial entities offering financial services products. The Bank is further subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.


     (D) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include demand and time deposits (with original maturities of ninety days or less) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.


     (E) INVESTMENT SECURITIES

     Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation at each reporting date. Securities are classified as held-to-maturity ("HTM") when the Company has both the positive intent and ability to hold the securities to maturity. HTM securities are stated at amortized cost. Securities not classified as HTM are classified as available-for-sale ("AFS"). AFS securities are stated at fair value as determined by reference to published sources, with the unrealized gains and losses, net of income taxes, reported as a separate component of shareholders' equity. The Company has no trading securities.

     The amortized cost of securities classified as HTM or AFS is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.


     (F) LOANS RECEIVABLE

     Loans are generally stated at their outstanding unpaid principal balances net of any deferred fees or costs. Loan origination fees net of certain direct loan origination costs are deferred and amortized as a yield adjustment over the contractual life of the related loans using the level-yield method.

                       ECB BANCORP, INC. AND SUBSIDIARY
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- (Continued)

     Interest on loans is recorded based on the principal amount outstanding. The Company ceases accruing interest on loans (including impaired loans) when, in management's judgement, the collection of interest income appears doubtful or the loan is past due 90 days or more. Management may return a loan classified as nonaccrual to accrual status when the obligation has been brought current, has performed in accordance with its contractual terms over an extended period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

     (G) ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses ("AFLL") is established through provisions for losses charged against income. Loan amounts deemed to be uncollectible are charged against the AFLL, and subsequent recoveries, if any, are credited to the allowance. The AFLL represents management's estimate of the amount necessary to absorb potential future losses existing in the loan portfolio. Management believes that the AFLL is adequate. Management's periodic evaluation of the adequacy of the allowance is based on individual loan reviews, past loan loss experience, economic conditions in the Company's market areas, the fair value and adequacy of underlying collateral, and the growth and risk composition of the loan portfolio. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. Thus, future additions to the AFLL may be necessary based on the impact of changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's AFLL. Such agencies may require the Company to recognize additions to the AFLL based on their judgments about information available to them at the time of their examination.

     Under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" (collectively referred to hereafter as "SFAS No. 114"), the AFLL related to loans that are identified for evaluation in accordance with the standard is based on discounted cash flows using the loan's initial effective interest rate, the loan's observable market price, or the fair value of the collateral for collateral dependent loans.

     (H) REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

     Real estate acquired in settlement of loans consists of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Real estate acquired in settlement of loans is recorded initially at the lower of the loan balance plus unpaid accrued interest or estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charged to earnings, if the estimated fair value of the property declines below the initial recorded value. Costs related to the improvement of the property are capitalized, whereas those related to holding the property are expensed. Such properties are held for sale and, accordingly, no depreciation or amortization expense is recognized. Loans with outstanding principal balances totalling $390,358, $-0- and $89,600 were foreclosed on during the years ended December 31, 1997, 1996 and 1995, respectively.

     (I) MEMBERSHIP/INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

     In 1997, the Company became a member of the Federal Home Loan Bank of Atlanta ("FHLB"). Membership, along with a signed blanket collateral agreement, provides the Company with the ability to draw $13 million of advances from the FHLB. No advances were drawn by the Company in 1997.

     As a requirement for membership, the Company invests in stock of the FHLB in the amount of 1% of its outstanding residential loans or 5% of its outstanding advances from the FHLB, whichever is greater. Such stock is pledged as collateral for any FHLB advances drawn by the Company. At December 31, 1997, the Company owned 5,030 shares of the FHLB's $100 par value capital stock. No ready market exists for such stock, which is carried at cost.

                       ECB BANCORP, INC. AND SUBSIDIARY
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- (Continued)

     (J) PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets which range from 25 to 50 years for bank premises and 3 to 10 years for furniture and equipment.

     Maintenance, repairs, renewals and minor improvements are charged to expense as incurred. Major improvements are capitalized and depreciated.


     (K) INCOME TAXES

     The Company records income taxes using the asset and liability method. Under this method, deferred income taxes are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect when such amounts are realized or settled.


     (L) EMPLOYEE BENEFIT PLANS

     The Company has in place a postretirement benefit plan covering certain retirees and a defined contribution 401(k) plan that covers all eligible employees. The Company had a noncontributory defined benefit retirement plan that covered substantially all employees which was terminated in 1995 with final pay-out of accrued benefits occurring in 1996 (see note 7).


     (M) NET INCOME/DIVIDENDS PER SHARE

     The Company adopted SFAS No. 128, "Earnings Per Share", in 1997, which requires net income per share to be calculated on both a basic and diluted basis. Net income per share is computed based on the weighted averatge number of common shares outstanding during the year and represents basic and diluted net income per share for 1997, 1996 and 1995. Because the Company has no potentially dilutive securities, restatement of 1996 and 1995 net income per share amounts was not necessary. Dividends per share are based on the shares outstanding at the time of dividend declaration. All shares and per share amounts have been restated to give effect to the three-for-one stock split on July 22, 1998 (see note 15).


     (N) ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is defined as the change in equity during a period for non-owner transactions and is divided into net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. This statement does not change or modify the reporting or display in the income statement. For the six months ended June 30, 1998 and 1997, the Company's total comprehensive income, consisting of net income and changes in unrealized securities gains and losses, net of tax effects, was $966,000 (unaudited) and $890,000 (unaudited), respectively.


     (O) RECLASSIFICATIONS

     Certain 1995 and 1996 amounts have been reclassified in the financial statements to conform with the 1997 presentation. The reclassifications had no effect on previously reported net income or retained earnings.

                       ECB BANCORP, INC. AND SUBSIDIARY
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) INVESTMENT SECURITIES
     The following is a summary of the securities portfolios by major classification:



                                                                                   DECEMBER 31, 1997
                                                                -------------------------------------------------------
                                                                                   GROSS        GROSS      APPROXIMATE
                                                                   AMORTIZED    UNREALIZED   UNREALIZED      MARKET
                                                                     COST          GAINS       LOSSES         VALUE
                                                                -------------- ------------ ------------ --------------
Securities available-for-sale:
 U.S. Treasury obligations ....................................  $25,072,694     $156,543     $ (1,087)   $25,228,150
 Securities of other U.S. government agencies and corporations     7,821,384       15,710       (2,427)     7,834,667
 Obligations of states and political subdivisions .............   13,761,077      300,592       (4,513)    14,057,156
                                                                 -----------     --------     --------    -----------
   Total ......................................................  $46,655,155     $472,845     $ (8,027)   $47,119,973
                                                                 ===========     ========     ========    ===========


                                                                                   DECEMBER 31, 1996
                                                                -------------------------------------------------------
                                                                                   GROSS        GROSS      APPROXIMATE
                                                                   AMORTIZED    UNREALIZED   UNREALIZED      MARKET
                                                                     COST          GAINS       LOSSES         VALUE
                                                                -------------- ------------ ------------ --------------
Securities available-for-sale:
 U.S. Treasury obligations ....................................  $15,983,515     $ 23,180    $ (12,086)   $15,994,609
 Securities of other U.S. government agencies and corporations     9,357,841        3,430      (21,514)     9,339,757
 Obligations of states and political subdivisions .............    9,094,282      205,266      (45,409)     9,254,139
                                                                 -----------     --------    ---------    -----------
   Total ......................................................  $34,435,638     $231,876    $ (79,009)   $34,588,505
                                                                 ===========     ========    =========    ===========

     Gross realized gains and losses on sales of securities for the years ended December 31, 1997, 1996 and 1995 were as follows:



                                            1997        1996       1995
                                        ------------ --------- -----------
Gross realized gains ..................  $      --    $5,662    $  1,500
Gross realized losses .................    (25,818)       --      (6,163)
                                         ---------    ------    --------
 Net realized gains (losses) ..........  $ (25,818)   $5,662    $ (4,663)
                                         =========    ======    ========

     The aggregate amortized cost and approximate market value of the available-for-sale securities portfolio at December 31, 1997, by remaining contractual maturity are as follows:



                                                                                APPROXIMATE
                                                                  AMORTIZED       MARKET
                                                                    COST           VALUE
                                                               -------------- --------------
U.S. Treasury obligations:
 Due in one year or less .....................................  $ 5,995,765    $ 5,997,500
 Due in one year through five years ..........................   19,076,929     19,230,650
Securities of other U.S. government agencies and corporations:
 Due in one year or less .....................................    3,296,330      3,295,163
 Due in one year through five years ..........................    3,745,042      3,756,291
 Due after ten years .........................................      780,012        783,213
Obligations of states and political subdivisions:
 Due in one year or less .....................................      190,035        190,353
 Due in one year through five years ..........................    5,489,847      5,611,142
 Due after five through ten years ............................    3,659,958      3,780,614
 Due after ten years .........................................    4,421,237      4,475,047
                                                                -----------    -----------
   Total securities ..........................................  $46,655,155    $47,119,973
                                                                ===========    ===========

     Securities with a principal amount of approximately $18,272,000 at December 31, 1997 are pledged as collateral for deposits.

                       ECB BANCORP, INC. AND SUBSIDIARY
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(3) LOANS
     Loans at December 31, 1997 and 1996 classified by type, are as follows:

                                                       1997           1996
                                                  -------------- --------------
Commercial, financial and agricultural ..........  $ 26,074,410   $ 22,906,424
Real estate loans:
 Construction ...................................     1,490,215        972,127
 Mortgage, commercial and residential ...........    64,943,072     67,278,983
Installment .....................................    28,845,615     21,670,249
                                                   ------------   ------------
                                                    121,353,312    112,827,783
                                                   ============   ============
 Less deferred fees and costs, net ..............       144,502        171,802
                                                   ------------   ------------
                                                   $121,208,810   $112,655,981
                                                   ============   ============
Included in the above:
 Nonaccrual loans ...............................  $  1,462,831   $  1,017,453
                                                   ============   ============
 Restructured loans .............................  $    522,352   $    350,024
                                                   ============   ============

     At December 31, 1997, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $797,000 (all on a non-accrual basis). Included in this amount is $112,000 of impaired loans for which the related AFLL is $112,000 and $685,000 of impaired loans that as a result of write-downs and collateral values do not have an AFLL. The average recorded investment in impaired loans during the year ended December 31, 1997 was approximately $810,000. For the year ended December 31, 1997, the Company recognized interest income on those impaired loans of $26,000, all of which was recognized using the cash basis method of income recognition.

     At December 31, 1996, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $919,000 (all on a non-accrual basis). Included in this amount is $53,000 of impaired loans for which the related AFLL is $53,000 and $866,000 of impaired loans that as a result of write-downs and collateral values do not have an AFLL. The average recorded investment in impaired loans during the year ended December 31, 1996 was approximately $1,016,000. For the year ended December 31, 1996, the Company recognized interest income on those impaired loans of $18,000, all of which was recognized using the cash basis method of income recognition.

     Interest income that would have been recorded on nonaccrual loans for the years ended December 31, 1997, 1996 and 1995 had they performed in accordance with the original terms throughout each of the periods amounted to approximately $161,000, $119,000 and $62,000, respectively. Actual interest income recorded on nonaccrual loans for the years ended December 31, 1997, 1996 and 1995 was $25,000, $23,000 and $41,000, respectively. Interest income on restructured loans included in the results of operations for each of the years amounted to approximately $53,000, $41,000 and $119,000, respectively.

     Loans at December 31, 1997 and 1996 include loans to officers and directors and their associates totaling approximately $1,103,000 and $1,801,000, respectively. During 1997, $787,000 in loans were disbursed to officers, directors and their associates and principal repayments of $1,485,000 were received on such loans.

     The Company, through its normal lending activity, originates and maintains loans receivable which are substantially concentrated in the Eastern region of North Carolina, where its offices are located. The Company's policy calls for collateral or other forms of repayment assurance to be received from the borrower at the time of loan origination. Such collateral or other form of repayment assurance is subject to changes in economic value due to various factors beyond the control of the Bank and such changes could be significant.

     At December 31, 1997, $66,433,287, or 54.81%, of the Company's loan portfolio was composed of loans principally collateralized by liens on real estate. Of that amount, approximately $23,963,000, or 19.77%, represents loans collateralized by owner-occupied residential real estate.

                       ECB BANCORP, INC. AND SUBSIDIARY
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) ALLOWANCE FOR POSSIBLE LOAN LOSSES
     An analysis of the allowance for possible loan losses for the six months ended June 30, 1998 and 1997 (unaudited) and the years ended December 31, 1997, 1996 and 1995 follows:



                                             JUNE 30,                         DECEMBER 31,
                                    --------------------------- -----------------------------------------
                                         1998          1997          1997          1996          1995
                                    ------------- ------------- ------------- ------------- -------------
Beginning balance .................  $2,660,000    $2,400,000    $2,400,000    $1,950,000    $1,900,000
Provision for possible loan losses      120,000       210,000       353,513       496,914       515,066
Recoveries ........................      40,269        39,774       100,838       218,843        83,433
Loans charged off .................    (129,795)     (104,019)     (194,351)     (265,757)     (548,499)
                                     ----------    ----------    ----------    ----------    ----------
Ending balance ....................  $2,690,474    $2,545,755    $2,660,000    $2,400,000    $1,950,000
                                     ==========    ==========    ==========    ==========    ==========

(5) PREMISES AND EQUIPMENT

     An analysis of premises and equipment at December 31, 1997 and 1996 follows:



                                                    ACCUMULATED   UNDEPRECIATED
                                        COST       DEPRECIATION       COST
                                   -------------- -------------- --------------
December 31, 1997:
 Land ............................  $ 1,177,138     $       --     $1,177,138
 Land improvements ...............      243,541        161,959         81,582
 Buildings .......................    5,270,762      1,535,891      3,734,871
 Furniture and equipment .........    4,201,127      2,928,435      1,272,692
                                    -----------     ----------     ----------
   Total .........................  $10,892,568     $4,626,285     $6,266,283
                                    ===========     ==========     ==========
December 31, 1996:
 Land ............................  $ 1,177,138     $       --     $1,177,138
 Land improvements ...............      220,103        198,869         21,234
 Buildings .......................    4,936,591      1,322,548      3,614,043
 Furniture and equipment .........    3,530,902      2,805,088        725,814
                                    -----------     ----------     ----------
   Total .........................  $ 9,864,734     $4,326,505     $5,538,229
                                    ===========     ==========     ==========

(6) INCOME TAXES

     The components of income tax expense (benefit) are as follows:



                                CURRENT      DEFERRED      TOTAL
                              ----------- ------------- -----------
Year ended December 31, 1997:
 Federal ....................  $660,700    $  (33,700)   $627,000
 State ......................    23,000            --      23,000
                               --------    ----------    --------
                               $683,700    $  (33,700)   $650,000
                               ========    ==========    ========
Year ended December 31, 1996:
 Federal ....................  $599,500    $ (128,500)   $471,000
 State ......................     4,000            --       4,000
                               --------    ----------    --------
                               $603,500    $ (128,500)   $475,000
                               ========    ==========    ========
Year ended December 31, 1995:
 Federal ....................  $420,000    $  (43,000)   $377,000
 State ......................     7,000            --       7,000
                               --------    ----------    --------
                               $427,000    $  (43,000)   $384,000
                               ========    ==========    ========

                       ECB BANCORP, INC. AND SUBSIDIARY
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6) INCOME TAXES -- (Continued)

     Total income tax expense was less than the amount computed by applying the federal income tax rate of 34% to income before income taxes. The reasons for the difference were as follows:



                                                          YEARS ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                       1997          1996          1995
                                                  ------------- ------------- -------------
Income taxes at statutory rate ..................  $  790,000    $  615,000    $  535,000
Increase (decrease) resulting from:
  Effect of non-taxable interest income .........    (187,000)     (179,000)     (163,000)
  Other, net ....................................      47,000        39,000        12,000
                                                   ----------    ----------    ----------
Applicable income taxes .........................  $  650,000    $  475,000    $  384,000
                                                   ==========    ==========    ==========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:



                                                   1997        1996
                                               ----------- -----------
Deferred tax assets:
  Allowance for possible loan losses .........  $680,000    $591,600
  Writedown of other real estate .............    78,000      60,400
  Postretirement benefits ....................   175,300     161,000
  Other ......................................     3,200      43,400
                                                --------    --------
   Total gross deferred tax assets ...........  $936,500    $856,400
                                                ========    ========


                                                                                   1997        1996
                                                                               ----------- -----------
Deferred tax liabilities:
  Bank premises and equipment, principally due to differences in depreciation   $245,400    $196,500
  Unrealized holding gains on securities available for sale ..................   158,000      52,000
  Other ......................................................................    22,000      24,500
                                                                                --------    --------
   Total gross deferred tax liabilities ......................................   425,400     273,000
                                                                                --------    --------
   Net deferred tax asset ....................................................  $511,100    $583,400
                                                                                ========    ========

     The Company has no valuation allowance at December 31, 1997 or 1996, because management has determined that it has sufficient taxable income in the carryback period to support the realizability of the net deferred tax asset.

     Income taxes paid during each of the three years ended December 31, 1997, 1996 and 1995 were $749,400, $534,100 and $382,300, respectively.


(7) RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

     Net periodic pension cost for 1996 and 1995 for the Company's defined benefit pension plan consists of the following components:



                                                              1996         1995
                                                          ------------ ------------
Service cost-benefits earned during the period ..........  $      --    $      --
Interest cost on projected benefit obligation ...........     69,647      102,175
Actual return on plan assets ............................    (19,084)     (90,250)
Net amortization and deferral ...........................        629       63,075
Effect of change in PBGC rate ...........................     53,808           --
                                                           ---------    ---------
  Net periodic pension expense ..........................  $ 105,000    $  75,000
                                                           =========    =========

                       ECB BANCORP, INC. AND SUBSIDIARY
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS -- (Continued)

     In 1994, the Plan benefits were frozen in anticipation of a complete plan termination. The Company approved termination of the Plan in 1995. The Plan termination was approved by the Internal Revenue Service in 1996 and all Plan benefits were paid to participants.

     On June 1, 1994, the Company implemented a defined contribution 401(k) plan that covers all eligible employees. The Company matches employee contributions up to certain amounts as defined in the plan. Total expense related to this plan was $117,355, $100,588 and $100,993 in 1997, 1996 and
1995, respectively.

     The Company also has a postretirement benefit plan whereby the Company pays postretirement health care benefits for certain of its retirees that have met minimum age and service requirements. The Company adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions", as of January 1, 1995. The cumulative effect of this change in accounting for the Company's liability for postretirement benefits of $422,555 was determined as of January 1, 1995, and is reported separately in the 1995 statement of income, net of a deferred income tax benefit of $144,000.

     Net periodic postretirement benefit cost for 1997, 1996 and 1995 includes the following components:



                                                       1997      1996      1995
                                                    --------- --------- ---------
Service cost ......................................  $ 6,478   $ 4,832   $ 4,516
Interest cost .....................................   35,522    31,966    29,578
                                                     -------   -------   -------
Net periodic postretirement benefit cost ..........  $42,000   $36,798   $34,094
                                                     =======   =======   =======

     The following table presents the plan's funded status at December 31, 1997 and 1996:



                                                                  1997           1996
                                                             -------------- --------------
Accumulated postretirement benefit obligation ("APBO"):
 Retirees ..................................................   $ (304,323)    $ (235,252)
 Other fully eligible active employees .....................           --        (70,362)
 Other active participants .................................     (145,172)      (158,910)
                                                               ----------     ----------
   Total accumulated benefit obligation ....................     (449,495)      (464,524)
Unrecognized gain on changes in acturarial assumptions .....      (66,145)        (9,116)
                                                               ----------     ----------
Plan assets at fair value ..................................           --             --
                                                               ----------     ----------
Accrued postretirement benefit cost ........................   $ (515,640)    $ (473,640)
                                                               ==========     ==========
Weighted average discount rate in determining APBO .........          7.0%           7.0%
Annual health care cost trend rate .........................          9.0            9.0
Ultimate medical trend rate ................................          8.0            8.0
Medical trend rate period (in years) .......................            5              5
Effect of 1% increase in assumed health care cost on:
 Service and interest cost .................................         16.4%          17.3%
 APBO ......................................................         15.0           15.7

(8) RELATED PARTY TRANSACTIONS

     The Company has banking transactions in the ordinary course of business with several of its directors and officers, and their associates. Such transactions are on the same terms as those prevailing at the time for comparable transactions with others. In the opinion of management, loans made to directors, officers and their associates do not involve more than the normal risk of collectibility or present any other unfavorable features (see note 3).


(9) DEPOSITS

     At December 31, 1997 and 1996, certificates of deposit of $100,000 or more amounted to approximately $19,503,067 and $17,835,000, respectively.

                       ECB BANCORP, INC. AND SUBSIDIARY
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9) DEPOSITS -- (Continued)

     For the years ended December 31, 1997, 1996 and 1995, interest expense on certificates of deposit of $100,000 or more amounted to approximately $1,057,000, $1,038,000 and $1,236,000, respectively.

     The Company made interest payments of $5,249,278, $4,903,660 and $4,906,909 during the years ended December 31, 1997, 1996 and 1995, respectively.

     Time deposit accounts as of December 31, 1997, mature in the following years and amounts: 1998 -- $77,864,727; 1999 -- $4,094,535; and 2000 --
$1,083,366.


(10) LEASES

     The Company also has several noncancellable operating leases for three branch locations. These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases during 1997 and 1996 was $69,758 and $25,000, respectively.

     Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 are as follows:


      Year ending December 31,
       1998 ...................................  $ 65,797
       1999 ...................................    65,797
       2000 ...................................    61,147
       2001 ...................................    35,887
       2002 ...................................     9,879
       Thereafter .............................        --
                                                 --------
         Total minimum lease payments .........  $238,507
                                                 ========

(11) RESERVE REQUIREMENTS

     The aggregate net reserve balances maintained under the requirements of the Federal Reserve, which are noninterest bearing, were approximately $2,032,000 at December 31, 1997.


(12) COMMITMENTS AND CONTINGENCIES

     The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit of $16,316,000 and standby letters of credit of $223,000, at December 31, 1997.

     The Company's exposure to credit loss for commitments to extend credit and standby letters of credit is the contractual amount of those financial instruments. The Company uses the same credit policies for making commitments and issuing standby letters of credit as it does for on-balance sheet financial instruments. Each customer's creditworthiness is evaluated on an individual case-by-case basis. The amount and type of collateral, if deemed necessary by management, is based upon this evaluation of creditworthiness. Collateral obtained varies, but may include marketable securities, deposits, property, plant and equipment, investment assets, real estate, inventories and accounts receivable. Management does not anticipate any significant losses as a result of these financial instruments and anticipates their funding from normal operations.


(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates are made by management at a specific point in time, based on relevant information about the financial instrument and the market. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument nor are potential taxes and other expenses that would be incurred in an actual sale considered. Fair value estimates are based on judgments regarding future

                       ECB BANCORP, INC. AND SUBSIDIARY
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS -- (Continued)

expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and/or the methodology used could significantly affect the estimates disclosed. Similarly, the fair values disclosed could vary significantly from amounts realized in actual transactions.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

     The following table presents the carrying values and estimated fair values of the Company's financial instruments at December 31, 1997 and 1996:

                                                     1997                          1996
                                         ----------------------------- -----------------------------
                                            CARRYING       ESTIMATED      CARRYING       ESTIMATED
                                              VALUE       FAIR VALUE        VALUE       FAIR VALUE
                                         -------------- -------------- -------------- --------------
Financial assets:
 Non-interest bearing deposits and cash   $  8,185,000   $  8,185,000   $  7,862,000   $  7,862,000
 Federal funds sold ....................     4,425,000      4,425,000      6,550,000      6,550,000
 Investment securities .................    47,120,000     47,120,000     34,589,000     34,589,000
 FHLB common stock .....................       503,000        503,000             --             --
 Net loans .............................   118,549,000    119,094,000    110,256,000    109,408,000
Financial liabilities:
 Deposits ..............................   170,909,000    171,137,000    151,336,000    151,426,000

     The estimated fair values of net loans and deposits at December 31 are based on cash flows discounted at market interest rates. The carrying values of other financial instruments, including various receivables and payables, approximate fair value.


(14) REGULATORY MATTERS

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     The Bank, as a North Carolina chartered bank, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes
Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the Bank.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirments to which it is subject.

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                       ECB BANCORP, INC. AND SUBSIDIARY
     NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(14) REGULATORY MATTERS -- (Continued)

     The Bank's actual capital amounts, in thousands, and ratios are presented in the following table:



                                                                                        TO BE WELL
                                                                                        CAPITALIZED
                                                                                       UNDER PROMPT
                                                                    FOR CAPITAL         CORRECTIVE
                                                ACTUAL             ADEQUACY PURPOSES   ACTION PROVISIONS
                                       ------------------------   ------------------- ------------------
                                         AMOUNT        RATIO           RATIO               RATIO
                                       ----------   ----------- ------------------- ------------------
As of December 31, 1997:
 Total Capital
   (to Risk Weighted Assets) .........  $16,973         13.66%         =>8.0%              =>10.00%
 Tier I Capital
   (to Risk Weighted Assets) .........  $15,406         12.40%         =>4.0%               =>6.00%
 Tier I Capital
   (to Average Assets) ...............  $15,406          8.53%         =>4.0%               =>5.00%
As of December 31, 1996:
 Total Capital
   (to Risk Weighted Assets) .........  $15,577         13.75%         =>8.0%              =>10.00%
 Tier I Capital
   (to Risk Weighted Assets) .........  $14,149         12.49%         =>4.0%                =>6.0%
 Tier I Capital
   (to Average Assets) ...............  $14,149          8.53%         =>4.0%               =>5.00%

     In May 1995, the Bank Insurance Fund ("BIF") of the FDIC reached its designated ratio of reserves to insured deposits (i.e., 1.25%). For this reason, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $1,500 per year, regardless of deposit size. Beginning in 1997, BIF members were required to begin paying FICO-bond assessments in addition to the $1,500 annual assessment. The FICO bond assessment was $23,089 for the Company in 1997.


(15) SUBSEQUENT EVENTS

     On July 22, 1998, and pursuant to a charter amendment, the Bank effected a three-for-one stock split of the Bank's common stock increasing the number of shares of common stock from 593,418 to 1,780,254. Additionally, by way of the same charter amendment, the Bank increased the post-split par value of the common stock from $3.33 per share to $3.50 per share. In connection with the stock split and increase in par value, the Bank increased the capital surplus account in accordance with North Carolina General Statutes Section 53-88. All references to the number of common shares and per share amounts in the financial statements have been restated as appropriate to reflect the effect of the split, for all periods presented. Additionally, common stock, capital surplus, and retained earnings have been restated for all periods presented as appropriate to reflect the stock split, the increase in par value, and the increase in the capital surplus account.

     On July 22, 1998, the Bank was acquired by Bancorp which was newly-formed on March 4, 1998, for purposes of such transaction. Each outstanding share of the Bank's common stock was exchanged for one share of Bancorp's common stock with the Bank becoming a wholly-owned subsidiary of Bancorp. Bancorp's primary purpose is to serve as the parent of the Bank. This transaction was accounted for in a manner similar to a pooling-of-interests whereby the historical book values of the Bank's accounts were combined with Bancorp's accounts on the date of the merger.

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors
The East Carolina Bank:

We have audited the accompanying consolidated balance sheets of The East Carolina Bank and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The East Carolina Bank and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in note 7 to the consolidated financial statements, on January 1, 1995, the Bank adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, EMPLOYER'S ACCOUNTING FOR POSTRETIREMENT BENIFITS OTHER THAN PENSIONS.




                                        /s/ KPMG PEAT MARWICK LLP


Raleigh, North Carolina
February 4, 1998, except
 note 15 which is as of July 22, 1998

                    THE EAST CAROLINA BANK AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS




                                                                                                     DECEMBER 31,
                                                                              JUNE 30, 1998  -----------------------------
                                                                               (UNAUDITED)        1997           1996
                                                                            ---------------- -------------- --------------
ASSETS
Non-interest bearing deposits and cash (note 11) ..........................   $ 15,525,442      8,280,694      7,861,625
Federal funds sold ........................................................      1,850,000      4,425,000      6,550,000
                                                                              ------------      ---------      ---------
   Total cash and cash equivalents ........................................     17,375,442     12,705,694     14,411,625
                                                                              ------------     ----------     ----------
Investment securities (note 2):
 Available-for-sale (cost: $43,292,953, $46,655,155 and $34,435,638,
   respectively) ..........................................................     43,855,081     47,119,973     34,588,505
Loans (note 3) ............................................................    130,963,770    121,208,810    112,655,981
Allowance for possible loan losses (note 4) ...............................     (2,690,474)    (2,660,000)    (2,400,000)
                                                                              ------------    -----------    -----------
   Loans, net .............................................................    128,273,296    118,548,810    110,255,981
                                                                              ------------    -----------    -----------
Real estate acquired in settlement of loans, net ..........................             --        340,000             --
Real estate held for sale, net ............................................             --        150,000        200,000
Federal Home Loan Bank common stock, at cost ..............................        564,800        503,000             --
Bank premises and equipment, net (note 5) .................................      6,316,325      6,266,283      5,538,229
Accrued interest receivable ...............................................      2,106,461      1,922,814      1,519,320
Other assets (note 6) .....................................................        618,630        671,148        703,934
                                                                              ------------    -----------    -----------
                                                                              $199,110,035    188,227,722    167,217,594
                                                                              ============    ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits (note 9):
 Demand, noninterest bearing ..............................................     41,488,495     31,897,001     27,211,047
 Demand, interest bearing .................................................     41,426,399     41,256,397     39,052,101
 Savings ..................................................................     14,509,606     14,712,835     15,153,369
 Time .....................................................................     83,393,054     83,042,628     69,919,045
                                                                              ------------    -----------    -----------
   Total deposits .........................................................    180,817,554    170,908,861    151,335,562
                                                                              ------------    -----------    -----------
Accrued interest payable ..................................................        771,003        698,997        583,732
Postretirement benefit liability (note 7) .................................        527,640        515,640        473,640
Other liabilities (note 7) ................................................        314,413        390,931        575,114
                                                                              ------------    -----------    -----------
   Total liabilities ......................................................    182,430,610    172,514,429    152,968,048
                                                                              ------------    -----------    -----------
Shareholders' equity (notes 14 and 15):
 Common stock, par value $3.50 per share; authorized 10,000,000 shares;
   issued and outstanding 1,780,254 shares at June 30, 1998,
   December 31, 1997 and 1996 .............................................      6,230,889      6,230,889      6,230,889
 Capital surplus ..........................................................      3,200,000      3,200,000      3,200,000
 Retained earnings ........................................................      6,877,531      5,975,624      4,717,766
 Unrealized gain on available-for-sale securities, net ....................        371,005        306,780        100,891
                                                                              ------------    -----------    -----------
   Total shareholders' equity .............................................     16,679,425     15,713,293     14,249,546
                                                                              ============    ===========    ===========
Commitments and contingencies (note 12)
                                                                              $199,110,035    188,227,722    167,217,594
                                                                              ============    ===========    ===========

         See accompanying notes to consolidated financial statements.

                    THE EAST CAROLINA BANK AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME



                                                                               SIX MONTHS
                                                                             ENDED JUNE 30,
                                                                              (UNAUDITED)
                                                                     ------------------------------
                                                                           1998           1997
                                                                     --------------- --------------
Interest income:
 Interest and fees on loans ........................................   $ 5,819,440      5,336,974
 Interest on investment securities:
  Interest exempt from federal income taxes ........................       361,933        228,337
  Taxable interest income ..........................................       900,724        845,587
 Interest on federal funds sold ....................................        83,027        187,639
                                                                       -----------      ---------
    Total interest income ..........................................     7,165,124      6,598,537
                                                                       -----------      ---------
Interest expense:
 Deposits (note 9):
  Demand accounts ..................................................       313,841        347,918
  Savings ..........................................................       144,501        151,035
  Time .............................................................     2,206,847      2,130,914
 Other .............................................................         7,637            786
                                                                       -----------      ---------
    Total interest expense .........................................     2,672,826      2,630,653
    Net interest income ............................................     4,492,298      3,967,884
Provision for possible loan losses (note 4) ........................       120,000        210,000
                                                                       -----------      ---------
    Net interest income after provision for possible
     loan losses ...................................................     4,372,298      3,757,884
                                                                       -----------      ---------
Non-interest income:
 Service charges on deposit accounts ...............................       659,564        675,668
 Other service charges and fees ....................................       262,432        225,506
 Net gain (loss) on sale of securities .............................            --             --
 Net gain on sale of real estate acquired in settlement of loans
  and real estate held for sale ....................................         6,476             --
 Other .............................................................        13,059         18,095
                                                                       -----------      ---------
    Total non-interest income ......................................       941,531        919,269
                                                                       -----------      ---------
Non-interest expense:
 Salaries ..........................................................     1,566,250      1,442,548
 Retirement and other employee benefits (note 7) ...................       482,093        442,191
 Occupancy .........................................................       347,768        294,152
 Equipment .........................................................       417,114        338,450
 Deposit insurance premiums ........................................        10,158         14,147
 Professional fees .................................................       178,699         66,219
 Supplies ..........................................................       121,522        106,527
 Telephone .........................................................       137,350         96,636
 Postage ...........................................................        84,557         74,682
 Other .............................................................       796,411        577,322
                                                                       -----------      ---------
    Total non-interest expense .....................................     4,141,922      3,452,874
                                                                       -----------      ---------
    Income before income taxes and cumulative effect of a
     change in accounting for postretirement benefits ..............     1,171,907      1,224,279
Income taxes (note 6) ..............................................       270,000        355,000
                                                                       -----------      ---------
    Income before cumulative effect of a change in accounting
     for postretirement benefits ...................................       901,907        869,279
Cumulative effect for years prior to January 1, 1995 of a change in accounting for postretirement benefits, net of income taxes
 (note 7) ..........................................................            --             --
                                                                       -----------      ---------
    Net income .....................................................   $   901,907        869,279
                                                                       ===========      =========
Net income per share (basic and diluted):
 Income before cumulative effect of a change in accounting for
  postretirement benefits ..........................................   $      0.51            0.49
 Cumulative effect for years prior to January 1, 1995 of a
  change in accounting for postretirement benefits .................            --             --
                                                                       -----------      ----------
 Net income ........................................................   $      0.51            0.49
                                                                       ===========      ==========



                                                                                YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------------------
                                                                           1997            1996           1995
                                                                     --------------- --------------- --------------
Interest income:
 Interest and fees on loans ........................................    10,887,327       9,521,265      8,754,549
 Interest on investment securities:
  Interest exempt from federal income taxes ........................       511,653         472,206        469,306
  Taxable interest income ..........................................     1,749,612       1,918,789      2,207,869
 Interest on federal funds sold ....................................       490,623         301,265        371,806
                                                                        ----------       ---------      ---------
    Total interest income ..........................................    13,639,215      12,213,525     11,803,530
                                                                        ----------      ----------     ----------
Interest expense:
 Deposits (note 9):
  Demand accounts ..................................................       698,635         699,138        804,115
  Savings ..........................................................       308,012         328,029        407,471
  Time .............................................................     4,357,110       3,804,230      3,995,593
 Other .............................................................           786           9,459          8,746
                                                                        ----------      ----------     ----------
    Total interest expense .........................................     5,364,543       4,840,856      5,215,925
    Net interest income ............................................     8,274,672       7,372,669      6,587,605
Provision for possible loan losses (note 4) ........................       353,513         496,914        515,066
                                                                        ----------      ----------     ----------
    Net interest income after provision for possible
     loan losses ...................................................     7,921,159       6,875,755      6,072,539
                                                                        ----------      ----------     ----------
Non-interest income:
 Service charges on deposit accounts ...............................     1,391,136       1,102,866        982,601
 Other service charges and fees ....................................       524,638         419,128        516,890
 Net gain (loss) on sale of securities .............................            --           5,662         (4,663)
 Net gain on sale of real estate acquired in settlement of loans
  and real estate held for sale ....................................            --         110,960          3,400
 Other .............................................................        30,293          79,448        171,290
                                                                        ----------      ----------     ----------
    Total non-interest income ......................................     1,946,067       1,718,064      1,669,518
                                                                        ----------      ----------     ----------
Non-interest expense:
 Salaries ..........................................................     2,938,570       2,770,184      2,624,186
 Retirement and other employee benefits (note 7) ...................       971,474         939,505        619,020
 Occupancy .........................................................       623,134         549,613        478,113
 Equipment .........................................................       768,244         563,478        500,123
 Deposit insurance premiums ........................................        24,589           1,500        190,055
 Professional fees .................................................       209,038         198,298        271,588
 Supplies ..........................................................       221,978         183,942        153,933
 Telephone .........................................................       216,821         176,034        193,260
 Postage ...........................................................       150,311         143,458        133,325
 Other .............................................................     1,419,816       1,259,044      1,004,271
                                                                        ----------      ----------     ----------
    Total non-interest expense .....................................     7,543,975       6,785,056      6,167,874
                                                                        ----------      ----------     ----------
    Income before income taxes and cumulative effect of a
     change in accounting for postretirement benefits ..............     2,323,251       1,808,763      1,574,183
Income taxes (note 6) ..............................................       650,000         475,000        384,000
                                                                        ----------      ----------     ----------
    Income before cumulative effect of a change in accounting
     for postretirement benefits ...................................     1,673,251       1,333,763      1,190,183
Cumulative effect for years prior to January 1, 1995 of a change in accounting for postretirement benefits, net of income taxes
 (note 7) ..........................................................            --              --       (278,555)
                                                                        ----------      ----------     ----------
    Net income .....................................................     1,673,251       1,333,763        911,628
                                                                        ==========      ==========     ==========
Net income per share (basic and diluted):
 Income before cumulative effect of a change in accounting for
  postretirement benefits ..........................................           0.94            0.75           0.67
 Cumulative effect for years prior to January 1, 1995 of a
  change in accounting for postretirement benefits .................            --              --          (0.16)
                                                                        -----------     -----------    -----------
 Net income ........................................................           0.94            0.75           0.51
                                                                        ===========     ===========    ===========

         See accompanying notes to consolidated financial statements.

                    THE EAST CAROLINA BANK AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 AND
                  SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)



                                                       COMMON STOCK
                                          ---------------------------------------
                                                                                                  UNREALIZED
                                             NUMBER                    CAPITAL       RETAINED        GAINS
                                           OF SHARES      AMOUNT       SURPLUS       EARNINGS      (LOSSES)         TOTAL
                                          ----------- ------------- ------------- ------------- -------------- --------------
BALANCE AT DECEMBER 31, 1994 ............    593,418   $5,934,180    $3,000,000    $3,704,923     $ (734,929)   $11,904,174
  Common stock issued in 1998
   three-for-one stock split (note 15) ..  1,186,836      296,709       200,000      (496,709)            --             --
                                           ---------   ----------    ----------    ----------     ----------    -----------
BALANCE AT DECEMBER 31, 1994, AS
  RESTATED ..............................  1,780,254    6,230,889     3,200,000     3,208,214       (734,929)    11,904,174
  Change in unrealized gains (losses),
   net of income tax benefit of
   $498,100 .............................         --           --            --            --        966,893        966,893
  Net income ............................         --           --            --       911,628             --        911,628
  Cash dividends ($.20 per share) .......         --           --            --      (356,051)            --       (356,051)
                                           ---------   ----------    ----------    ----------     ----------    -----------
BALANCE AT DECEMBER 31, 1995 ............  1,780,254    6,230,889     3,200,000     3,763,791        231,964     13,426,644
  Change in unrealized gains (losses),
   net of income taxes of $67,500 .......         --           --            --            --       (131,073)      (131,073)
  Net income ............................         --           --            --     1,333,763             --      1,333,763
  Cash dividends ($.21 per share) .......         --           --            --      (379,788)            --       (379,788)
                                           ---------   ----------    ----------    ----------     ----------    -----------
BALANCE AT DECEMBER 31, 1996 ............  1,780,254    6,230,889     3,200,000     4,717,766        100,891     14,249,546
  Change in unrealized gains (losses),
   net of income taxes of $106,000 ......         --           --            --            --        205,889        205,889
  Net income ............................         --           --            --     1,673,251             --      1,673,251
  Cash dividends ($.23 per share) .......         --           --            --      (415,393)            --       (415,393)
                                           ---------   ----------    ----------    ----------     ----------    -----------
BALANCE AT DECEMBER 31, 1997 ............  1,780,254    6,230,889     3,200,000     5,975,624        306,780     15,713,293
  Change in unrealized gains (losses),
   net of income taxes of $33,100
   (Unaudited) ..........................         --           --            --            --         64,225         64,225
  Net income (Unaudited) ................         --           --            --       901,907             --        901,907
                                           ---------   ----------    ----------    ----------     ----------    -----------
BALANCE AT JUNE 30, 1998
  (Unaudited) ...........................  1,780,254   $6,230,889    $3,200,000    $6,877,531     $  371,005    $16,679,425
                                           =========   ==========    ==========    ==========     ==========    ===========

          See accompanying notes to consolidated financial statements.

                    THE EAST CAROLINA BANK AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                            SIX MONTHS
                                                                          ENDED JUNE 30,
                                                                           (UNAUDITED)
                                                                 --------------------------------
                                                                       1998            1997
                                                                 --------------- ----------------
Cash flows from operating activities:
 Net income ....................................................  $    901,907          869,279
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation .................................................       327,262          251,587
  Amortization of premium on investment securities, net ........        24,040           26,914
  Provision for possible loan losses ...........................       120,000          210,000
  Provision for loss on real estate held for sale ..............            --               --
  Deferred income taxes ........................................            --               --
  Loss (gain) on sale of available-for- sale securities ........            --               --
  Loss (gain) on sale of real estate acquired in settlement
    of loans and real estate held for sale .....................        (6,476)              --
  Loss (gain) on disposal of premises and equipment ............            --            7,442
  Decrease (increase) in accrued interest receivable ...........      (183,647)        (303,746)
  Decrease (increase) in other assets ..........................        19,432         (318,594)
  Increase (decrease) in accrued interest payable ..............        72,006          206,311
  Increase in postretirement benefit liability .................        12,000           21,000
  Increase (decrease) in other liabilities .....................       (76,518)        (340,302)
                                                                  ------------         --------
    Net cash provided by operating activities ..................     1,210,006          629,891
                                                                  ------------         --------
Cash flows from investing activities:
 Proceeds from sales of investment securities classified as
  available-for-sale ...........................................            --               --
 Proceeds from maturities of investment securities classified
  as available-for-sale ........................................     7,479,588       10,248,033
 Proceeds from maturities of investment securities classified
  as held-to-maturity ..........................................            --               --
 Purchases of investment securities classified as
  available-for-sale ...........................................    (4,141,425)     (12,863,018)
 Purchases of investment securities classified as
  held-to-maturity .............................................            --               --
 Purchase of Federal Home Loan Bank common stock ...............       (61,800)        (503,000)
 Proceeds from disposal of premises and equipment ..............         3,325           23,372
 Purchases of premises and equipment ...........................      (380,629)        (565,147)
 Proceeds from disposal of real estate acquired in
  settlement of loans and real estate held for sale ............       496,476               --
 Net loan repayments (originations) ............................    (9,844,486)      (9,029,442)
                                                                  ------------      -----------
    Net cash used by investing activities ......................    (6,448,951)     (12,689,202)
                                                                  ------------      -----------
Cash flows from financing activities:
 Net increase (decrease) in deposits ...........................     9,908,693       18,781,877
 Dividends paid ................................................            --               --
                                                                  ------------      -----------
    Net cash provided by financing activities ..................     9,908,693       18,781,877
                                                                  ------------      -----------
 Increase (decrease) in cash and cash equivalents ..............     4,669,748        6,722,566
 Cash and cash equivalents at beginning of year ................    12,705,694       14,411,625
                                                                  ------------      -----------
 Cash and cash equivalents at end of year ......................  $ 17,375,442       21,134,191
                                                                  ------------      -----------
 Supplemental disclosure of noncash financing and
  investing activities:
  Unrealized gains (losses) on available-for-sale securities,
    net of deferred taxes ......................................  $     64,225           21,303
                                                                  ============      ===========



                                                                              YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------------
                                                                       1997             1996             1995
                                                                 ---------------- ---------------- ---------------
Cash flows from operating activities:
 Net income ....................................................      1,673,251        1,333,763         911,628
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation .................................................        545,852          445,314         377,844
  Amortization of premium on investment securities, net ........         51,838            9,870           2,165
  Provision for possible loan losses ...........................        353,513          496,914         515,066
  Provision for loss on real estate held for sale ..............         50,000           53,800          23,800
  Deferred income taxes ........................................        (33,700)        (128,500)       (187,000)
  Loss (gain) on sale of available-for- sale securities ........         25,818           (5,662)          4,663
  Loss (gain) on sale of real estate acquired in settlement
    of loans and real estate held for sale .....................             95         (110,960)         (3,400)
  Loss (gain) on disposal of premises and equipment ............          7,242            8,384        (122,583)
  Decrease (increase) in accrued interest receivable ...........       (403,494)         (74,499)          4,678
  Decrease (increase) in other assets ..........................           (914)          (8,989)          8,158
  Increase (decrease) in accrued interest payable ..............        115,265          (72,264)        300,240
  Increase in postretirement benefit liability .................         42,000           28,000         445,640
  Increase (decrease) in other liabilities .....................       (184,183)         106,518         195,173
                                                                      ---------        ---------        --------
    Net cash provided by operating activities ..................      2,242,583        2,081,689       2,476,072
                                                                      ---------        ---------       ---------
Cash flows from investing activities:
 Proceeds from sales of investment securities classified as
  available-for-sale ...........................................      3,015,439          513,924       3,486,953
 Proceeds from maturities of investment securities classified
  as available-for-sale ........................................     13,349,710       21,500,092      14,361,272
 Proceeds from maturities of investment securities classified
  as held-to-maturity ..........................................             --               --       1,301,500
 Purchases of investment securities classified as
  available-for-sale ...........................................    (28,662,322)      (9,033,608)     (5,296,508)
 Purchases of investment securities classified as
  held-to-maturity .............................................             --               --      (9,006,181)
 Purchase of Federal Home Loan Bank common stock ...............       (503,000)              --              --
 Proceeds from disposal of premises and equipment ..............         23,665           21,842         217,744
 Purchases of premises and equipment ...........................     (1,304,813)        (592,433)       (796,094)
 Proceeds from disposal of real estate acquired in
  settlement of loans and real estate held for sale ............         50,263          406,653          68,316
 Net loan repayments (originations) ............................     (9,075,362)     (18,146,433)     (9,046,448)
                                                                    -----------      -----------      ----------
    Net cash used by investing activities ......................    (23,106,420)      (5,329,963)     (4,709,446)
                                                                    -----------      -----------      ----------
Cash flows from financing activities:
 Net increase (decrease) in deposits ...........................     19,573,299          924,642       9,391,452
 Dividends paid ................................................       (415,393)        (379,788)       (356,051)
                                                                    -----------      -----------      ----------
    Net cash provided by financing activities ..................     19,157,906          544,854       9,035,401
                                                                    -----------      -----------      ----------
 Increase (decrease) in cash and cash equivalents ..............     (1,705,931)      (2,703,420)      6,802,027
 Cash and cash equivalents at beginning of year ................     14,411,625       17,115,045      10,313,018
                                                                    -----------      -----------      ----------
 Cash and cash equivalents at end of year ......................     12,705,694       14,411,625      17,115,045
                                                                    -----------      -----------      ----------
 Supplemental disclosure of noncash financing and
  investing activities:
  Unrealized gains (losses) on available-for-sale securities,
    net of deferred taxes ......................................        205,889         (131,073)        966,893
                                                                    ===========      ===========      ==========

         See accompanying notes to consolidated financial statements.

                    THE EAST CAROLINA BANK AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     (A) CONSOLIDATION

     The consolidated financial statements include the accounts of The East Carolina Bank (the "Bank") and its wholly-owned subsidiaries, Carolina Financial Realty, Inc. and Carolina Financial Courier, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation. All adjustments considered necessary for a fair presentation of the results for interim periods presented have been made (such adjustments are normal and recurring in nature).

     Operating results for the six-month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.


     (B) BASIS OF FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheets and the reported amounts of income and expenses for the periods presented. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties held as collateral for loans.


     (C) BUSINESS

     The Bank provides financial services through its branch network located in eastern North Carolina. The Bank competes with other financial institutions and numerous other non-financial services commercial entities offering financial services products. The Bank is further subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.


     (D) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include demand and time deposits (with original maturities of ninety days or less) at other financial institutions and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.


     (E) INVESTMENT SECURITIES

     Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation at each reporting date. Securities are classified as held-to-maturity ("HTM") when the Bank has both the positive intent and ability to hold the securities to maturity. HTM securities are stated at amortized cost. Securities not classified as HTM are classified as available-for-sale ("AFS"). AFS securities are stated at fair value as determined by reference to published sources, with the unrealized gains and losses, net of income taxes, reported as a separate component of shareholders' equity. The Bank has no trading securities.

     The amortized cost of securities classified as HTM or AFS is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.


     (F) LOANS RECEIVABLE

     Loans are generally stated at their outstanding unpaid principal balances net of any deferred fees or costs. Loan origination fees net of certain direct loan origination costs are deferred and amortized as a yield adjustment over the contractual life of the related loans using the level-yield method.

     Interest on loans is recorded based on the principal amount outstanding. The Bank ceases accruing interest on loans (including impaired loans) when, in management's judgement, the collection of interest income appears doubtful or the loan is past due 90 days or more. Management may return a loan classified as nonaccrual to accrual status when the obligation

                    THE EAST CAROLINA BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- (Continued)

has been brought current, has performed in accordance with its contractual terms over an extended period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

     (G) ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses ("AFLL") is established through provisions for losses charged against income. Loan amounts deemed to be uncollectible are charged against the AFLL, and subsequent recoveries, if any, are credited to the allowance. The AFLL represents management's estimate of the amount necessary to absorb potential future losses existing in the loan portfolio. Management believes that the AFLL is adequate. Management's periodic evaluation of the adequacy of the allowance is based on individual loan reviews, past loan loss experience, economic conditions in the Bank's market areas, the fair value and adequacy of underlying collateral, and the growth and risk composition of the loan portfolio. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. Thus, future additions to the AFLL may be necessary based on the impact of changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's AFLL. Such agencies may require the Bank to recognize additions to the AFLL based on their judgments about information available to them at the time of their examination.

     Under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" (collectively referred to hereafter as "SFAS No. 114"), the AFLL related to loans that are identified for evaluation in accordance with the standard is based on discounted cash flows using the loan's initial effective interest rate, the loan's observable market price, or the fair value of the collateral for collateral dependent loans.

     (H) REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

     Real estate acquired in settlement of loans consists of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. In accordance with SFAS No. 114, a loan is classified as in-substance foreclosure when the Bank has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Real estate acquired in settlement of loans is recorded initially at the lower of the loan balance plus unpaid accrued interest or estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charged to earnings, if the estimated fair value of the property declines below the initial recorded value. Costs related to the improvement of the property are capitalized, whereas those related to holding the property are expensed. Such properties are held for sale and, accordingly, no depreciation or amortization expense is recognized. Loans with outstanding principal balances totalling $390,358, $-0- and $89,600 were foreclosed on during the years ended December 31, 1997, 1996 and 1995, respectively.

     (I) MEMBERSHIP/INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

     In 1997, the Bank became a member of the Federal Home Loan Bank of Atlanta ("FHLB"). Membership, along with a signed blanket collateral agreement, provides the Bank with the ability to draw $13 million of advances from the FHLB. No advances were drawn by the Bank in 1997.

     As a requirement for membership, the Bank invests in stock of the FHLB in the amount of 1% of its outstanding residential loans or 5% of its outstanding advances from the FHLB, whichever is greater. Such stock is pledged as collateral for any FHLB advances drawn by the Bank. At December 31, 1997, the Bank owned 5,030 shares of the FHLB's $100 par value capital stock. No ready market exists for such stock, which is carried at cost.

     (J) BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets which range from 25 to 50 years for bank premises and 3 to 10 years for furniture and equipment.

     Maintenance, repairs, renewals and minor improvements are charged to expense as incurred. Major improvements are capitalized and depreciated.

                    THE EAST CAROLINA BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES -- (Continued)

     (K) INCOME TAXES

     The Bank records income taxes using the asset and liability method. Under this method, deferred income taxes are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect when such amounts are realized or settled.


     (L) EMPLOYEE BENEFIT PLANS

     The Bank has in place a postretirement benefit plan covering certain retirees and a defined contribution 401(k) plan that covers all eligible employees. The Bank had a noncontributory defined benefit retirement plan that covered substantially all employees which was terminated in 1995 with final pay-out of accrued benefits occurring in 1996 (see note 7).


     (M) NET INCOME/DIVIDENDS PER SHARE

     The Bank adopted SFAS No. 128, "Earnings Per Share", in 1997, which requires net income per share to be calculated on both a basic and diluted basis. Net income per share is computed based on the weighted average number of common shares outstanding during the year and represents basic and diluted net income per share for 1997, 1996 and 1995. Because the Bank has no potentially dilutive securities, restatement of 1996 and 1995 net income per share amounts was not necessary. Dividends per share are based on the shares outstanding at the time of dividend declaration. All share and per share amounts have been restated to give effect to the three-for-one stock split on July 22, 1998 (see note 15).


     (N) ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

     On January 1, 1998, the Bank adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is defined as the change in equity during a period for non-owner transactions and is divided into net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. This statement does not change or modify the reporting or display in the income statement. For the six months ended June 30, 1998 and 1997, the Bank's total comprehensive income, consisting of net income and changes in unrealized securities gains and losses, net of tax effects, was $966,000 (unaudited) and $890,000 (unaudited), respectively.


     (O) RECLASSIFICATIONS

     Certain 1995 and 1996 amounts have been reclassified in the financial statements to conform with the 1997 presentation. The reclassifications had no effect on previously reported net income or retained earnings.


(2) INVESTMENT SECURITIES

     The following is a summary of the securities portfolios by major classification:



                                                                                  DECEMBER 31, 1997
                                                                -----------------------------------------------------
                                                                                   GROSS        GROSS     APPROXIMATE
                                                                   AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                                                     COST          GAINS       LOSSES        VALUE
                                                                -------------- ------------ ------------ ------------
Securities available-for-sale:
 U.S. Treasury obligations ....................................  $25,072,694      156,543      (1,087)    25,228,150
 Securities of other U.S. government agencies and corporations     7,821,384       15,710      (2,427)     7,834,667
 Obligations of states and political subdivisions .............   13,761,077      300,592      (4,513)    14,057,156
                                                                 -----------      -------      ------     ----------
   Total ......................................................  $46,655,155      472,845      (8,027)    47,119,973
                                                                 ===========      =======      ======     ==========

                    THE EAST CAROLINA BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(2) INVESTMENT SECURITIES -- (Continued)


                                                                                  DECEMBER 31, 1996
                                                                -----------------------------------------------------
                                                                                   GROSS        GROSS     APPROXIMATE
                                                                   AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                                                     COST          GAINS       LOSSES        VALUE
                                                                -------------- ------------ ------------ ------------
Securities available-for-sale:
 U.S. Treasury obligations ....................................  $15,983,515       23,180      (12,086)   15,994,609
 Securities of other U.S. government agencies and corporations     9,357,841        3,430      (21,514)    9,339,757
 Obligations of states and political subdivisions .............    9,094,282      205,266      (45,409)    9,254,139
                                                                 -----------      -------      -------    ----------
   Total ......................................................  $34,435,638      231,876      (79,009)   34,588,505
                                                                 ===========      =======      =======    ==========

     Gross realized gains and losses on sales of securities for the years ended December 31, 1997, 1996 and 1995 were as follows:



                                            1997       1996      1995
                                        ------------ ------- -----------
Gross realized gains ..................  $      --    5,662      1,500
Gross realized losses .................    (25,818)      --     (6,163)
                                         ---------    -----     ------
 Net realized gains (losses) ..........  $ (25,818)   5,662     (4,663)
                                         =========    =====     ======

     The aggregate amortized cost and approximate market value of the available-for-sale securities portfolio at December 31, 1997, by remaining contractual maturity are as follows:



                                                                              APPROXIMATE
                                                                 AMORTIZED      MARKET
                                                                    COST         VALUE
                                                               ------------- ------------
U.S. Treasury obligations:
 Due in one year or less .....................................  $ 5,995,765    5,997,500
 Due in one year through five years ..........................   19,076,929   19,230,650
Securities of other U.S. government agencies and corporations:
 Due in one year or less .....................................    3,296,330    3,295,163
 Due in one year through five years ..........................    3,745,042    3,756,291
 Due after ten years .........................................      780,012      783,213
Obligations of states and political subdivisions:
 Due in one year or less .....................................      190,035      190,353
 Due in one year through five years ..........................    5,489,847    5,611,142
 Due after five through ten years ............................    3,659,958    3,780,614
 Due after ten years .........................................    4,421,237    4,475,047
                                                                -----------   ----------
   Total securities ..........................................  $46,655,155   47,119,973
                                                                ===========   ==========

     Securities with a principal amount of approximately $18,272,000 at December 31, 1997 are pledged as collateral for deposits.

                    THE EAST CAROLINA BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(3) LOANS
     Loans at December 31, 1997 and 1996 classified by type, are as follows:



                                                       1997           1996
                                                  -------------- -------------
Commercial, financial and agricultural ..........  $ 26,074,410    22,906,424
Real estate loans:
 Construction ...................................     1,490,215       972,127
 Mortgage, commercial and residential ...........    64,943,072    67,278,983
Installment .....................................    28,845,615    21,670,249
                                                   ------------    ----------
                                                    121,353,312   112,827,783
 Less deferred fees and costs, net ..............       144,502       171,802
                                                   ------------   -----------
                                                   $121,208,810   112,655,981
                                                   ============   ===========
Included in the above:
 Nonaccrual loans ...............................  $  1,462,831     1,017,453
                                                   ============   ===========
 Restructured loans .............................  $    522,352       350,024
                                                   ============   ===========

     At December 31, 1997, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $797,000 (all on a non-accrual basis). Included in this amount is $112,000 of impaired loans for which the related AFLL is $112,000 and $685,000 of impaired loans that as a result of write-downs and collateral values do not have an AFLL. The average recorded investment in impaired loans during the year ended December 31, 1997 was approximately $810,000. For the year ended December 31, 1997, the Bank recognized interest income on those impaired loans of $26,000, all of which was recognized using the cash basis method of income recognition.

     At December 31, 1996, the recorded investment in loans that are considered to be impaired under SFAS No. 114 was $919,000 (all on a non-accrual basis). Included in this amount is $53,000 of impaired loans for which the related AFLL is $53,000 and $866,000 of impaired loans that as a result of write-downs and collateral values do not have an AFLL. The average recorded investment in impaired loans during the year ended December 31, 1996 was approximately $1,016,000. For the year ended December 31, 1996, the Bank recognized interest income on those impaired loans of $18,000, all of which was recognized using the cash basis method of income recognition.

     Interest income that would have been recorded on nonaccrual loans for the years ended December 31, 1997, 1996 and 1995 had they performed in accordance with the original terms throughout each of the periods amounted to approximately $161,000, $119,000 and $62,000, respectively. Actual interest income recorded on nonaccrual loans for the years ended December 31, 1997, 1996 and 1995 was $25,000, $23,000 and $41,000, respectively. Interest income on restructured loans included in the results of operations for each of the years amounted to approximately $53,000, $41,000 and $119,000, respectively.

     Loans at December 31, 1997 and 1996 include loans to officers and directors and their associates totaling approximately $1,103,000 and $1,801,000, respectively. During 1997, $787,000 in loans were disbursed to officers, directors and their associates and principal repayments of $1,485,000 were received on such loans.

     The Bank, through its normal lending activity, originates and maintains loans receivable which are substantially concentrated in the Eastern region of North Carolina, where its offices are located. The Bank's policy calls for collateral or other forms of repayment assurance to be received from the borrower at the time of loan origination. Such collateral or other form of repayment assurance is subject to changes in economic value due to various factors beyond the control of the Bank and such changes could be significant.

     At December 31, 1997, $66,433,287, or 54.81%, of the Bank's loan portfolio was composed of loans principally collateralized by liens on real estate. Of that amount, approximately $23,963,000, or 19.77%, represents loans collateralized by owner-occupied residential real estate.

                    THE EAST CAROLINA BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) ALLOWANCE FOR POSSIBLE LOAN LOSSES
     An analysis of the allowance for possible loan losses for the six months ended June 30, 1998 and 1997 (unaudited) and the years ended December 31, 1997, 1996 and 1995 follows:



                                              JUNE 30,                         DECEMBER 31,
                                     --------------------------- -----------------------------------------
                                          1998          1997          1997          1996          1995
                                     ------------- ------------- ------------- ------------- -------------
 Beginning balance .................  $2,660,000     2,400,000     2,400,000     1,950,000     1,900,000
 Provision for possible loan losses      120,000       210,000       353,513       496,914       515,066
 Recoveries ........................      40,269        39,774       100,838       218,843        83,433
 Loans charged off .................    (129,795)     (104,019)     (194,351)     (265,757)     (548,499)
                                      ----------     ---------     ---------     ---------     ---------
 Ending balance ....................  $2,690,474     2,545,755     2,660,000     2,400,000     1,950,000
                                      ==========     =========     =========     =========     =========

(5) BANK PREMISES AND EQUIPMENT

     An analysis of premises and equipment at December 31, 1997 and 1996 follows:



                                                   ACCUMULATED   UNDEPRECIATED
                                        COST      DEPRECIATION       COST
                                   ------------- -------------- --------------
December 31, 1997:
 Land ............................  $ 1,177,138            --      1,177,138
 Land improvements ...............      243,541       161,959         81,582
 Buildings .......................    5,270,762     1,535,891      3,734,871
 Furniture and equipment .........    4,201,127     2,928,435      1,272,692
                                    -----------     ---------      ---------
   Total .........................  $10,892,568     4,626,285      6,266,283
                                    ===========     =========      =========
December 31, 1996:
 Land ............................  $ 1,177,138            --      1,177,138
 Land improvements ...............      220,103       198,869         21,234
 Buildings .......................    4,936,591     1,322,548      3,614,043
 Furniture and equipment .........    3,530,902     2,805,088        725,814
                                    -----------     ---------      ---------
   Total .........................  $ 9,864,734     4,326,505      5,538,229
                                    ===========     =========      =========

(6) INCOME TAXES

     The components of income tax expense (benefit) are as follows:



                                CURRENT     DEFERRED      TOTAL
                              ----------- ------------ ----------
Year ended December 31, 1997:
 Federal ....................  $660,700      (33,700)   627,000
 State ......................    23,000           --     23,000
                               --------      -------    -------
                               $683,700      (33,700)   650,000
                               ========      =======    =======
Year ended December 31, 1996:
 Federal ....................  $599,500     (128,500)   471,000
 State ......................     4,000           --      4,000
                               --------     --------    -------
                               $603,500     (128,500)   475,000
                               ========     ========    =======
Year ended December 31, 1995:
 Federal ....................  $420,000      (43,000)   377,000
 State ......................     7,000           --      7,000
                               --------     --------    -------
                               $427,000      (43,000)   384,000
                               ========     ========    =======

                    THE EAST CAROLINA BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(6) INCOME TAXES -- (Continued)

     Total income tax expense was less than the amount computed by applying the federal income tax rate of 34% to income before income taxes. The reasons for the difference were as follows:



                                                          YEARS ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                       1997          1996          1995
                                                  ------------- ------------- -------------
Income taxes at statutory rate ..................  $  790,000       615,000       535,000
Increase (decrease) resulting from:
  Effect of non-taxable interest income .........    (187,000)     (179,000)     (163,000)
  Other, net ....................................      47,000        39,000        12,000
Applicable income taxes .........................  $  650,000       475,000       384,000
                                                   ==========      ========      ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:



                                                                                  1997       1996
                                                                              ----------- ----------
Deferred tax assets:
 Allowance for possible loan losses .........................................  $680,000    591,600
 Writedown of other real estate .............................................    78,000     60,400
 Postretirement benefits ....................................................   175,300    161,000
 Other ......................................................................     3,200     43,400
                                                                               --------    -------
   Total gross deferred tax assets ..........................................   936,500    856,400
                                                                               --------    -------
Deferred tax liabilities:
 Bank premises and equipment, principally due to differences in depreciation   $245,400    196,500
 Unrealized holding gains on securities available for sale ..................   158,000     52,000
 Other ......................................................................    22,000     24,500
                                                                               --------    -------
   Total gross deferred tax liabilities .....................................   425,400    273,000
                                                                               --------    -------
   Net deferred tax asset ...................................................  $511,100    583,400
                                                                               ========    =======

     The Bank has no valuation allowance at December 31, 1997 or 1996, because management has determined that it has sufficient taxable income in the carryback period to support the realizability of the net deferred tax asset.

     Income taxes paid during each of the three years ended December 31, 1997, 1996 and 1995 were $749,400, $534,100 and $382,300, respectively.


(7) RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

     Net periodic pension cost for 1996 and 1995 for the Bank's defined benefit pension plan consists of the following components:



                                                              1996         1995
                                                          ------------ ------------
Service cost-benefits earned during the period ..........  $      --           --
Interest cost on projected benefit obligation ...........     69,647      102,175
Actual return on plan assets ............................    (19,084)     (90,250)
Net amortization and deferral ...........................        629       63,075
Effect of change in PBGC rate ...........................     53,808           --
                                                           ---------      -------
 Net periodic pension expense ...........................  $ 105,000       75,000
                                                           =========      =======

     In 1994, the Plan benefits were frozen in anticipation of a complete plan termination. The Bank approved termination of the Plan in 1995. The Plan termination was approved by the Internal Revenue Service in 1996 and all Plan benefits were paid to participants.

                    THE EAST CAROLINA BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7) RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS -- (Continued)

     On June 1, 1994, the Bank implemented a defined contribution 401(k) plan that covers all eligible employees. The Bank matches employee contributions up to certain amounts as defined in the plan. Total expense related to this plan was $117,355, $100,588 and $100,993 in 1997, 1996 and 1995, respectively.

     The Bank also has a postretirement benefit plan whereby the Bank pays postretirement health care benefits for certain of its retirees that have met minimum age and service requirements. The Bank adopted SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions", as of January 1, 1995. The cumulative effect of this change in accounting for the Bank's liability for postretirement benefits of $422,555 was determined as of January 1, 1995, and is reported separately in the 1995 statement of income, net of a deferred income tax benefit of $144,000.

     Net periodic postretirement benefit cost for 1997, 1996 and 1995 includes the following components:



                                                       1997     1996     1995
                                                    --------- -------- --------
Service cost ......................................  $ 6,478    4,832    4,516
Interest cost .....................................   35,522   31,966   29,578
                                                     -------   ------   ------
Net periodic postretirement benefit cost ..........  $42,000   36,798   34,094
                                                     =======   ======   ======

     The following table presents the plan's funded status at December 31, 1997 and 1996:



                                                                  1997           1996
                                                             -------------- -------------
Accumulated postretirement benefit obligation ("APBO"):
  Retirees .................................................   $ (304,323)     (235,252)
  Other fully eligible active employees ....................           --       (70,362)
  Other active participants ................................     (145,172)     (158,910)
   Total accumulated benefit obligation ....................     (449,495)     (464,524)
Unrecognized gain on changes in acturarial assumptions .....      (66,145)       (9,116)
                                                               ----------      --------
Plan assets at fair value ..................................           --            --
                                                               ----------      --------
Accrued postretirement benefit cost ........................   $ (515,640)     (473,640)
                                                               ==========      ========
Weighted average discount rate in determining APBO .........          7.0%          7.0%
Annual health care cost trend rate .........................          9.0           9.0
Ultimate medical trend rate ................................          8.0           8.0
Medical trend rate period (in years) .......................            5             5
Effect of 1% increase in assumed health care cost on:
  Service and interest cost ................................         16.4%         17.3%
  APBO .....................................................         15.0          15.7

(8) RELATED PARTY TRANSACTIONS

     The Bank has banking transactions in the ordinary course of business with several of its directors and officers, and their associates. Such transactions are on the same terms as those prevailing at the time for comparable transactions with others. In the opinion of management, loans made to directors, officers and their associates do not involve more than the normal risk of collectibility or present any other unfavorable features (see note 3).


(9) DEPOSITS

     At December 31, 1997 and 1996, certificates of deposit of $100,000 or more amounted to approximately $19,503,067 and $17,835,000, respectively.

     For the years ended December 31, 1997, 1996 and 1995, interest expense on certificates of deposit of $100,000 or more amounted to approximately $1,057,000, $1,038,000 and $1,236,000, respectively.

                    THE EAST CAROLINA BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9) DEPOSITS -- (Continued)

     The Bank made interest payments of $5,249,278, $4,903,660 and $4,906,909 during the years ended December 31, 1997, 1996 and 1995, respectively.

     Time deposit accounts as of December 31, 1997, mature in the following years and amounts: 1998 -- $77,864,727; 1999 -- $4,094,535; and 2000 --
$1,083,366.

(10) LEASES

     The Bank also has several noncancellable operating leases for three branch locations. These leases generally contain renewal options for periods ranging from three to five years and require the Bank to pay all executory costs such as maintenance and insurance. Rental expense for operating leases during 1997 and 1996 was $69,758 and $25,000, respectively.

     Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 are as follows:


      Year ending December 31,
        1998 ..................................  $ 65,797
        1999 ..................................    65,797
        2000 ..................................    61,147
        2001 ..................................    35,887
        2002 ..................................     9,879
        Thereafter ............................        --
                                                 --------
         Total minimum lease payments .........  $238,507
                                                 ========

(11) RESERVE REQUIREMENTS

     The aggregate net reserve balances maintained under the requirements of the Federal Reserve, which are noninterest bearing, were approximately $2,032,000 at December 31, 1997.

(12) COMMITMENTS AND CONTINGENCIES

     The Bank has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit of $16,316,000 and standby letters of credit of $223,000, at December 31, 1997.

     The Bank's exposure to credit loss for commitments to extend credit and standby letters of credit is the contractual amount of those financial instruments. The Bank uses the same credit policies for making commitments and issuing standby letters of credit as it does for on-balance sheet financial instruments. Each customer's creditworthiness is evaluated on an individual case-by-case basis. The amount and type of collateral, if deemed necessary by management, is based upon this evaluation of creditworthiness. Collateral obtained varies, but may include marketable securities, deposits, property, plant and equipment, investment assets, real estate, inventories and accounts receivable. Management does not anticipate any significant losses as a result of these financial instruments and anticipates their funding from normal operations.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates are made by management at a specific point in time, based on relevant information about the financial instrument and the market. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument nor are potential taxes and other expenses that would be incurred in an actual sale considered. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be

                    THE EAST CAROLINA BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS -- (Continued)

determined with precision. Changes in assumptions and/or the methodology used could significantly affect the estimates disclosed. Similarly, the fair values disclosed could vary significantly from amounts realized in actual transactions.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

     The following table presents the carrying values and estimated fair values of the Bank's financial instruments at December 31, 1997 and 1996:



                                                     1997                          1996
                                         ----------------------------- ----------------------------
                                            CARRYING       ESTIMATED      CARRYING      ESTIMATED
                                              VALUE       FAIR VALUE        VALUE       FAIR VALUE
                                         -------------- -------------- -------------- -------------
Financial assets:
 Non-interest bearing deposits and cash   $  8,185,000     8,185,000      7,862,000      7,862,000
 Federal funds sold ....................     4,425,000     4,425,000      6,550,000      6,550,000
 Investment securities .................    47,120,000    47,120,000     34,589,000     34,589,000
 FHLB common stock .....................       503,000       503,000             --             --
 Net loans .............................   118,549,000   119,094,000    110,256,000    109,408,000
Financial liabilities:
 Deposits ..............................   170,909,000   171,137,000    151,336,000    151,426,000

     The estimated fair values of net loans and deposits at December 31 are based on cash flows discounted at market interest rates. The carrying values of other financial instruments, including various receivables and payables, approximate fair value.


(14) REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     The Bank, as a North Carolina chartered bank, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes
Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the Bank.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirments to which it is subject.

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                    THE EAST CAROLINA BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(14) REGULATORY MATTERS -- (Continued)

     The Bank's actual capital amounts, in thousands, and ratios are presented in the following table:



                                                                                      TO BE WELL
                                                                                      CAPITALIZED
                                                                                     UNDER PROMPT
                                                                  FOR CAPITAL         CORRECTIVE
                                               ACTUAL          ADEQUACY PURPOSES   ACTION PROVISIONS
                                       ---------------------- ------------------- ------------------
                                         AMOUNT      RATIO           RATIO               RATIO
                                       ---------- ----------- ------------------- ------------------
 As of December 31, 1997:
  Total Capital
   (to Risk Weighted Assets) .........  $ 16,973      13.66%          =>8.0%              =>10.00%
  Tier I Capital
   (to Risk Weighted Assets) .........  $ 15,406      12.40%          =>4.0%               =>6.00%
  Tier I Capital
   (to Average Assets) ...............  $ 15,406       8.53%          =>4.0%               =>5.00%
 As of December 31, 1996:
  Total Capital
   (to Risk Weighted Assets) .........  $ 15,577      13.75%          =>8.0%              =>10.00%
  Tier I Capital
   (to Risk Weighted Assets) .........  $ 14,149      12.49%          =>4.0%                =>6.0%
  Tier I Capital
   (to Average Assets) ...............  $ 14,149       8.53%          =>4.0%               =>5.00%

     In May 1995, the Bank Insurance Fund ("BIF") of the FDIC reached its designated ratio of reserves to insured deposits (i.e., 1.25%). For this reason, the FDIC reduced the assessment rate applicable to BIF deposits in two stages, so that, beginning in 1996, the deposit insurance premiums for 92% of all BIF members in the highest capital and supervisory categories were set at $1,500 per year, regardless of deposit size. Beginning in 1997, BIF members were required to begin paying FICO-bond assessments in addition to the $1,500 annual assessment. The FICO bond assessment was $23,089 for the Bank in 1997.


(15) SUBSEQUENT EVENTS

     On July 22, 1998, and pursuant to a charter amendment, the Bank effected a three-for-one stock split of the Bank's common stock increasing the number of shares of common stock from 593,418 to 1,780,254. Additionally, by way of the same charter amendment, the Bank increased the post-split par value of the common stock from $3.33 per share to $3.50 per share. In connection with the stock split and increase in par value, the Bank increased the capital surplus account in accordance with North Carolina General Statutes Section 53-88. All references to the number of common shares and per share amounts in the financial statements have been restated as appropriate to reflect the effect of the split, for all periods presented. Additionally, common stock, capital surplus, and retained earnings have been restated for all periods presented as appropriate to reflect the stock split, the increase in par value, and the increase in the capital surplus account.

     On July 22, 1998, the Bank was acquired by ECB Bancorp, Inc. ("Bancorp"), which was newly-formed by the Bank on March 4, 1998, for the purpose of becoming the Bank's parent holding company. Each outstanding share of the Bank's common stock was exchanged for one share of Bancorp's common stock with the Bank becoming a wholly-owned subsidiary of Bancorp. Bancorp's primary purpose is to serve as the parent of the Bank.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCORP SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.




                       --------------------------------
                               TABLE OF CONTENTS

                                                                 PAGE
                                                              ----------
Summary ...................................................         3
Risk Factors ..............................................         6
Use of Proceeds ...........................................        12
Market Price of Common Stock ..............................        12
Dividends .................................................        13
Capitalization ............................................        14
Selected Consolidated Financial Data and Other
   Information ............................................        14
Management's Discussion and Analysis of
   Financial Condition and Results of Operations ..........        16
Business ..................................................        34
Supervision, Regulation and Other Matters .................        41
Management ................................................        46
Beneficial Ownership of Common Stock ......................        47
Management Compensation ...................................        48
Certain Relationships and Related Transactions ............        49
Description of Capital Stock ..............................        49
Underwriting ..............................................        50
Indemnification ...........................................        51
Legal Matters .............................................        52
Experts ...................................................        52
Available Information .....................................        53
Index to Consolidated Financial Statements ................       F-1
ECB Bancorp, Inc. and Subsidiary Supplemental
   Consolidated Financial Statements ......................       F-2
The East Carolina Bank and Subsidiaries
   Consolidated Financial Statements ......................      F-18

                                 300,000 SHARES


                            [ECB LOGO APPEARS HERE]



                               ECB BANCORP, INC.



                                  COMMON STOCK



                    ---------------------------------------
                                   PROSPECTUS
                    ---------------------------------------

             [INTERSTATE/JOHNSON LANE CORPORATION LOGO APPEARS HERE]


                                  CORPORATION

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     PERMISSIBLE INDEMNIFICATION. The North Carolina Business Corporation Act (the "NCBCA") allows a corporation, by charter, bylaw, contract or resolution, to indemnify or agree to indemnify its officers, directors, employees and agents and any person who is or was serving at the corporation's request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities as summarized herein. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

     The corporation may indemnify such person against liability expenses incurred only where such person conducted himself or herself in good faith and reasonably believed (I) in the case of conduct in his or her official corporate capacity, that his or her conduct was in the corporation's best interests, and
(II) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; provided, however, that a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

     MANDATORY INDEMNIFICATION. Unless limited by the corporation's charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

     ADVANCE FOR EXPENSES. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors in the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

     COURT-ORDERED INDEMNIFICATION. Unless otherwise provided in the corporation's charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (I) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (II) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

     PARTIES ENTITLED TO INDEMNIFICATION. The NCBCA defines "director" to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

     INDEMNIFICATION BY REGISTRANT. Registrant's Bylaws provide for indemnification of its directors and officers to the fullest extent permitted by North Carolina law, and require its Board of Directors to take all actions necessary and appropriate to authorize such indemnification.

     Under North Carolina law, a corporation also may purchase insurance on behalf of any person who is or was a director or officer against any liability arising out of his status as such. Registrant currently maintains a directors' and officers' liability insurance policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities covered by this Registration Statement, other than underwriting discounts and commissions, are as follows:


 Printing fees and expenses ...........  $ 25,000
 Legal fees and expenses ..............    75,000
 Accounting fees and expenses .........    90,000
 Blue Sky fees and expenses ...........    15,000
 Other(1) .............................    20,000
                                         --------
   Total ..............................  $225,000
                                         ========

---------
(1) Includes Securities and Exchange Commission registration fee of $1,605 and NASD filing fee of $1,043.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Effective July 22, 1998, and in connection with the reorganization of Registrant's current wholly-owned subsidiary, The East Carolina Bank (the "Bank"), into a bank holding company form of ownership, Registrant (which was newly formed by and at the direction of the Bank's board of directors for purposes of such transaction) issued an aggregate of 1,780,254 shares of its Common Stock, $3.50 par value, in exchange for a like number of outstanding shares of the Bank's common stock, $3.50 par value. As a result of that transaction, the Bank's shareholders became shareholders of Registrant (holding the same proportional share interests in Registrant as they previously held in the Bank) and the Bank became Registrant's wholly-owned subsidiary. In issuing its common stock, Registrant relied upon the exemption from registration provided by Section 3(a)(12) of the Securities Act of 1933, as amended (the "Securities Act").


ITEM 27. EXHIBITS.

     An index of exhibits appears at page II-6 of this Registration Statement and is incorporated herein by reference.


ITEM 28. UNDERTAKINGS.

(A)  The undersigned Registrant hereby undertakes:

 1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

   3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (C) The undersigned Registrant hereby undertakes that:

      (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and,

      (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 3 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Engelhard, State of North Carolina, on November 10, 1998.

                                  ECB BANCORP, INC.


                                  By: /s/  GARY M. ADAMS

                                     -------------------------------


                                     GARY M. ADAMS
                                     VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form SB-2 has been signed by the following persons in the capacity and on the dates indicated.





              NAME                                    TITLE                             DATE
------------------------------------   ---------------------------------------   ------------------
*  ARTHUR H. KEENEY, III               President, Chief Executive Officer         November 10, 1998
--------------------------------         Director (principal executive officer)
 ARTHUR H. KEENEY, III

 /s/  GARY M. ADAMS                    Vice President and Chief                   November 10, 1998
--------------------------------         Financial Officer (principal financial
 GARY M. ADAMS                           and accounting officer)


      *  R.S. SPENCER, JR.             Chairman                                   November 10, 1998
--------------------------------
 R.S. SPENCER, JR.

   *  GEORGE T. DAVIS, JR.             Vice Chairman                              November 10, 1998
--------------------------------
 GEORGE T. DAVIS, JR.

      *  C. GILBERT GIBBS              Director                                   November 10, 1998
--------------------------------
 C. GILBERT GIBBS

      *  GREGORY C. GIBBS              Director                                   November 10, 1998
--------------------------------
 GREGORY C. GIBBS

      *  JOHN F. HUGHES, JR.           Director                                   November 10, 1998
--------------------------------
 JOHN F. HUGHES, JR.

   *  J. BRYANT KITTRELL, III          Director                                   November 10, 1998
--------------------------------
     J. BRYANT KITTRELL, III

      *  JOSEPH T. LAMB, JR.           Director                                   November 10, 1998
--------------------------------
        JOSEPH T. LAMB, JR.

              NAME                                    TITLE                             DATE
------------------------------------   ---------------------------------------    ------------------
*  B. MARTELLE MARSHALL                Director                                   November 10, 1998
--------------------------------
 B. MARTELLE MARSHALL

*  ROBERT L. MITCHELL                  Director                                   November 10, 1998
--------------------------------
 ROBERT L. MITCHELL

*  RAY M. SPENCER                      Director                                   November 10, 1998
--------------------------------
 RAY M. SPENCER


---------

* Gary M. Adams hereby signs this Amendment No. 3 to Registration Statement on Form SB-2 on November 10, 1998, on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to Powers of Attorney contained in such Registration Statement.

By: /s/  GARY M. ADAMS
     -----------------------------
     ATTORNEY-IN-FACT

                                 EXHIBIT INDEX




 EXHIBIT NO.                                DESCRIPTION                           PAGE NO.
-------------       ----------------------------------------------------------   ---------
   1.1          *   Form of Underwriting Agreement
   3.1          *   Registrant's Articles of Incorporation
   3.2          *   Registrant's Bylaws
   5.1          *   Opinion of Ward and Smith, P.A., as to legality
  10.1          *   Employment Agreement between Arthur H. Keeney, III
                    and the Bank
  10.2          *   Omnibus Stock Ownership and Long Term Incentive Plan
  10.3          *   Form of Employee Stock Option Agreement
  21.1          *   List of subsidiaries
  23.1              Consent of KPMG Peat Marwick LLP
  23.2              Consent of KPMG Peat Marwick LLP
  23.3          *   Consent of Ward and Smith, P.A. (included in Exhibit 5.1
                    hereto)
  24.1          *   Powers of Attorney (included on signature page of
                    Registration Statement)
  27.1          *   Financial data schedule -- ECB Bancorp, Inc.
  27.2          *   Financial data schedule -- The East Carolina Bank


---------
* Previously filed.